Exhibit 10.4

Execution Version

LOAN AGREEMENT

Dated as of July 7, 2015

by and among

Seritage SRC Finance LLC and

Seritage KMT Finance LLC,

as Borrower,

Seritage GS Holdings LLC,

Seritage SPS Holdings LLC and

Seritage MS Holdings LLC

as JV Pledgor

and

JPMorgan Chase Bank, National Association and

H/2 SO III Funding I LLC

as Lender

i

(continued)

(continued)

(continued)

Exhibits

A	Organizational Chart
B	Form of Tenant Notice
C	Form of Funding Request
D	Form of Permitted JV Equity Pledge Agreement
E	Form of Borrower Reporting Package
F	Form of MRT Amendment
G	Form of Lender SNDA

Schedules

A-1	Properties as of Loan Closing
A-2	Properties as of Approved Separation Transaction Closing
A-3	Additional Properties
B	Allocated Loan Amounts
C	Exception Report
D-1	Deferred Maintenance Conditions
D-2	Environmental Conditions
E-1	Unfunded Obligations
E-2	Existing Redevelopment Funding Conditions
F	Rent Roll
G	Material Agreements
H	Business Plan Requirements
I	Ground Leases
J-1	Prohibited Transferees
J-2	Proprietary Information Restricted Persons
K	Illustration of SHLD EBITDAR Calculation
L-1	Developer REA Estoppels
L-2	Major Anchor REA Estoppels
M	Designated Property Redevelopment Plans
N	Recapture Plans
O	Approved Property Managers
P	Specified Leases
Q	Confidentiality Legend
R	Title Insurance Pools
S	MRT Jurisdictions

v

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated July 7, 2015 and is by and among JPMorgan Chase Bank, National Association, a national banking association, as holder of the A-1 Note (as defined herein) (together with its successors and assigns, including any lawful holder of any A-1 Note, individually or collectively, as the context may require, the “Initial Advance Lender”), JPMorgan Chase Bank, National Association, a national banking association, as holder of the A-2-1 Note (as defined herein) (the “JPM Future Advance Lender”) and H/2 SO III Funding I LLC, a Delaware limited liability company, as holder of the A-2-2 Note (the “H/2 Future Advance Lender”, and together with the JPM Future Advance Lender and their respective successors and assigns, including any lawful holder of any A-2 Note, individually or collectively, as the context may require, the “Future Advance Lender”; the Future Advance Lender, together with the Initial Advance Lender, together with each of their respective successors and assigns, including any lawful holder of any portion of the Indebtedness (as defined herein), individually or collectively, as the context may require, “Lender”), Seritage SRC Finance LLC, a Delaware limited liability company, and Seritage KMT Finance LLC, a Delaware limited liability company, as borrower (individually or collectively, as the context may require, “Borrower”) and Seritage GS Holdings LLC, a Delaware limited liability company, Seritage SPS Holdings LLC, a Delaware limited liability company, and Seritage MS Holdings LLC, a Delaware limited liability company as pledgor (individually or collectively, as the context may require, “JV Pledgor”).

RECITALS

Borrower desires to obtain from Lender the Loan (as defined herein) in connection with the financing of the acquisition of the Properties (as defined herein).

Lender is willing to make the Loan on the terms and subject to the conditions set forth in this Agreement if Borrower joins in the execution and delivery of this Agreement, the Notes and the other Loan Documents.

In consideration of the agreements, provisions and covenants contained herein and in the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:

DEFINITIONS

(a) When used in this Agreement, the following capitalized terms have the following meanings:

“A-1 Note(s)” means that certain promissory note, dated as of the Closing Date, made by Borrower to the order of Initial Advance Lender, designated the “A-1 Note” evidencing the Initial Advance, which note, together with the A-2 Notes, evidence the Loan, as each such note may be replaced by multiple Notes or divided into multiple Note Components in accordance with Section 1.1(c) and as otherwise assigned (in whole or in part), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“A-2 Note(s)” means (i) that certain promissory note, dated as of the Closing Date, made by Borrower to the order of the JPM Future Advance Lender, designated the “A-2-1 Note” in the maximum principal amount of up to $50,000,000 and (ii) that certain promissory note, dated as of the Closing Date, made by Borrower to the order of H/2 Future Advance Lender, designated the “A-2-2 Note” in the maximum principal amount of up to $50,000,000, which notes, together with the A-1 Note, evidence the Loan, as each such note may be replaced by multiple Notes or divided into multiple Note Components in accordance with the Loan Documents and as otherwise assigned (in whole or in part), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Acceptable Counterparty” means any counterparty to an Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations pursuant to a guaranty acceptable to Lender and the Rating Agencies) that has and maintains (a) either (i) a long-term unsecured debt rating or counterparty rating of A- or higher from S&P, or (ii) a short-term unsecured debt rating of A-2 or higher from S&P, and (b) a long-term unsecured debt rating of A3 or higher from Moody’s.

“Acceptable Mortgage Modification Endorsement” has the meaning set forth in Section 5.22(j).

“Account Collateral” means, collectively, the Collateral Accounts and all sums at any time held, deposited or invested therein, together with any interest and other earnings thereon, and all securities and investment property credited thereto and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

“Additional Nonconsolidation Opinion” shall mean a nonconsolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, if a Securitization has occurred, satisfactory in form and substance to the Rating Agencies, delivered by Mayer Brown LLP or other counsel reasonably satisfactory to Lender and, if a Securitization has occurred, satisfactory to the Rating Agencies.

“Additional Properties” shall mean the Properties purchased by Borrower in connection with the Approved Separation Transaction Closing as set forth on Schedule A-3.

“Affiliate” shall mean, as to any Person, any other Person that is, directly or indirectly, in Control of, is Controlled by or is under common ownership or Control with such Person.

“Affiliate Lease” means any Lease between Borrower and any Broad Affiliate of Borrower (which shall include, for avoidance of doubt, the Lands’ End Master Lease and the Sears Hometown License Agreement).

“Agreement” means this Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Allocated Loan Amount” means, with respect to each Property, the portion of the Loan Amount allocated to such Property as set forth on Schedule B as of the Loan Closing and adjusted as of the Approved Separation Transaction Closing, as such amount may be increased and/or supplemented by the portion of the Future Advance Amount advanced by the Future Advance Lender in respect of such Property in accordance with Section 1.7.

“Alteration” means any demolition, alteration, installation, improvement or expansion of or to any of the Properties or any portion thereof.

“Annual Budget” means a capital and operating expenditure budget for each Property and the Borrower (including allocable general and administrative expenses of Guarantor) for a Fiscal Year, prepared by Borrower that specifies amounts sufficient to operate and maintain the Properties consistent with the standards required by this Agreement. For the avoidance of doubt, the Annual Budget shall not include expenditures in respect of Redevelopment Projects.

“Annual Test Period” means each one-year period commencing on the date that is 90 days following the Closing Date and each one-year anniversary of such date.

“Applicable JV” means, as to any Seritage JV Member, the GGP JV, the Macerich JV, the Permitted JV or the Simon JV, as applicable to such Seritage JV Member.

“Appraisal” means, with respect to each Property, an as-is appraisal of such Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Annual Budget” means, with respect to any Fiscal Year, the most recent Annual Budget prepared by Borrower and delivered to Lender in accordance with Section 5.17, and, to the extent required by Section 5.17, is approved by Lender.

“Approved Designated Property Redevelopment Plans” has the meaning set forth in Section 5.22(h).

“Approved Management Agreement” means that certain Management and Leasing Agreement, dated as of the Closing Date, between Borrower and Seritage Management LLC, a Delaware limited liability company, and any other management agreement or agreements with one or more Approved Property Managers on terms reasonably acceptable to Lender and with respect to which the Rating Condition is satisfied, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Approved Property Manager” means:

(i) (a) SHMC and (b) any Person listed on Schedule O hereto;

(ii) Guarantor or a Subsidiary thereof, provided the designated manager either (a) satisfies the Independent Management Criteria or (b) subcontracts with respect to all or a portion of its duties with an Approved Property Manager (satisfying the criteria in clause (i) or clause (iii) of this definition) under an Approved Management Agreement on terms reasonably acceptable to Lender; or

(iii) any other management company that is not a Broad Affiliate of Borrower, Guarantor or SHLD (other than such Persons permitted under clause (i) or clause (ii) above) and is otherwise reasonably acceptable to Lender and with respect to which the Rating Condition is satisfied, in each case, unless and until Lender requests the termination of that management company pursuant to Section 5.10(d).

“Approved Redevelopment Costs” means the Redevelopment Costs incurred by Borrower in accordance with an Approved Redevelopment Plan and Budget.

“Approved Redevelopment Plan and Budget” means a Redevelopment Plan and Budget prepared by Borrower with respect to all or any portion of a Property that satisfies the applicable requirements set forth Section 5.22 and, to the extent required by Section 5.22, is approved by Lender.

“Approved Redevelopment Pro Rata Share” means, with respect to any Redevelopment Project, the pro rata share of Approved Redevelopment Costs to be funded with the proceeds of draws on the Future Advance Amount as specified in the applicable Approved Redevelopment Plan and Budget. For avoidance of doubt, the Approved Redevelopment Pro Rata Share with respect to a Redevelopment Project may be 100%.

“Approved Separation Transaction” means the acquisition of Mezzanine Borrower, Borrower and the other assets (including the Additional Properties) contemplated thereby by the Guarantor pursuant to the SHLD PSA for a purchase price not less than the Minimum Purchase Price, funded by a combination of proceeds of the Loan, the Mezzanine Loan and the proceeds from a subscription-rights offering to SHLD shareholders that will raise not less than the Minimum Cash Equity (as defined below) on such terms as are approved by Lender and set forth in the Form S-11 filed with the Securities and Exchange Commission.

“Approved Separation Transaction Closing” means the closing of the Approved Separation Transaction in accordance with the SHLD PSA.

“Assignment” has the meaning set forth in Section 9.7(b).

“Assignment of Interest Rate Cap Agreement” means each collateral assignment of an interest rate cap agreement executed by Borrower and an Acceptable Counterparty in accordance herewith, each of which must be in substantially the form executed by Borrower and the initial Acceptable Counterparty on the Closing Date, mutatis mutandis, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (f) such Person shall take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs Escrow Account” has the meaning set forth in Section 3.4(a).

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Borrower Reporting Package” means the reports required to be delivered by Borrower pursuant to this Agreement in the forms attached hereto as Exhibit E.

“Borrower Representative” has the meaning set forth in Section 9.4.

“Borrower Tax” means any U.S. Tax and any present or future tax, assessment or other charge or levy imposed by, or on behalf of, any jurisdiction through which or from which payments due hereunder are made (or any taxing authority thereof).

“Broad Affiliate” means, as to any particular person, any Person either: (i) directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with such person; or (ii) owning (directly or indirectly) 10% or more of the direct or indirect equity interests in such person.

“Budgeted Operating Expenses” means, with respect to any calendar month, (i) an amount equal to the Operating Expenses budgeted for such calendar month as set forth in the then-applicable Approved Annual Budget, or (ii) such greater amount as shall equal Borrower’s actual Operating Expenses for such month to the extent permitted by Section 5.17 or approved by Lender in accordance with Section 5.17 (including, for avoidance of doubt, the amount of any Permitted Variances).

“Business Day” means any day other than (i) a Saturday and a Sunday and (ii) a day on which federally insured depository institutions in the State of New York or the state in which the offices of Lender, its trustee, its Servicer or its Servicer’s collection account are located are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean a day on which banks are open for dealing in foreign currency and exchange in London.

“Business Plans” has the meaning set forth in Section 5.21.

“Capital Expenditure” means hard and soft costs incurred by Borrower with respect to replacements and capital repairs made to the Properties (including repairs to, and replacements of, structural components, roofs, building systems, parking garages and parking lots), in each case to the extent capitalized in accordance with GAAP.

“Capital Expenditure Reserve Account” has the meaning set forth in Section 3.6(a).

“Cash Flow Sweep Cure Collateral” means:

(i) with respect to a Cash Flow Sweep Trigger Event described in clause (i) of the definition thereof, cash collateral in an amount sufficient (if it were applied, pro rata, to the then outstanding principal balance of each of the Loan and the Mezzanine Loan) to cause the Debt Yield to equal or exceed 11%; and

(ii) with respect to a Cash Flow Sweep Trigger Event described in clause (ii) of the definition thereof, cash collateral in an amount equal to the product of (i) two multiplied by (ii) the amount by which the Third Party In-Place NOI Threshold exceeds Third Party In-Place NOI.

“Cash Flow Sweep Cure Reserve Account” has the meaning set forth in Section 3.10(a).

“Cash Flow Sweep Period” means any period from (i) the occurrence of a Cash Flow Sweep Trigger Event until (ii) the earlier to occur of (a) unless another termination or suspension date is expressly provided with respect to a particular Cash Flow Sweep Trigger Event in the definition thereof, the Payment Date following the conclusion of the second of any two Test Periods ending in consecutive Fiscal Quarters thereafter during each of which such Cash Flow Sweep Trigger Event has been cured (without regard to the applicable Cash Flow Sweep Cure Collateral delivered to Lender in accordance with this Agreement) and (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents; provided that a Cash Flow Sweep Period caused by a Cash Flow Sweep Trigger Event under clause (iv)(a) of the definition thereof shall only be terminated with the consent of Lender in its sole and absolute discretion; and provided, further that if Borrower shall fail to deliver the financial reports required under Sections 5.12, 5.13 and 5.14 to Lender as and when required hereunder, then, to the extent such failure is not cured within five (5) Business Days of the date of notice thereof from Lender, at Lender’s election a Cash Flow Sweep Period shall be deemed to have commenced and be ongoing, unless and until all such reports are delivered and they indicate that, in fact, no Cash Flow Sweep Period is ongoing.

“Cash Flow Sweep Reserve Account” has the meaning set forth in Section 3.8(a).

“Cash Flow Sweep Trigger Event” means the occurrence of any of the following:

(i) the Debt Yield with respect to any Test Period is less than 11.0%; provided that (a) no Cash Flow Sweep Trigger Event shall be deemed to have occurred pursuant to this clause (i) if Borrower shall prepay the Loan and Mezzanine Borrower shall prepay the Mezzanine Loan in accordance with Section 2.1(c) of this Agreement and Section 2.1(c) of the Mezzanine Loan Agreement, as applicable, in an amount sufficient to cause the Debt Yield to equal or exceed 11.0% or (b) such Cash Flow Sweep Trigger Event shall be suspended if, at any time, Borrower shall have delivered to Lender the applicable Cash Flow Sweep Cure Collateral;

(ii) at any time after October 7, 2016, the SHLD EBITDAR Rent Ratio with respect to any Test Period is less than 1.50x; provided that (a) no Cash Flow Sweep Trigger Event shall be deemed to have occurred pursuant to this clause (ii) if Third Party In-Place NOI as of the most recently ended Test Period exceeds the Third Party In-Place NOI Threshold or (b) such Cash Flow Sweep Trigger Event shall be suspended if Borrower shall have delivered to Lender the applicable Cash Flow Sweep Cure Collateral within 30 days of the commencement of the applicable Cash Flow Sweep Period;

(iii) with respect to any Annual Test Period, Third Party In-Place NOI shall not have increased by at least $7,500,000 relative to Third Party In-Place NOI as of the start of such Annual Test Period as a result of entry into Third Party Leases during such Annual Test Period (i.e., without giving effect to contractual rent steps of previously executed Third Party Leases) (the “Annual Third Party In-Place NOI Threshold”; and, for purposes of this clause (iii), the amount by which Third Party In-Place NOI from entry into Third Party Leases during an Annual Test Period is less than the Annual Third Party In-Place NOI Threshold is referred to as the “Annual Third Party In-Place NOI Deficiency” and the Annual Test Period with respect to which an Annual Third Party In-Place NOI Deficiency exists is referred to herein as a “Deficiency Period”); provided that the applicable Cash Flow Sweep Period shall terminate on the Payment Date following the first full Fiscal Quarter in a subsequent Annual Test Period in which Borrower has, since the conclusion of the Deficiency Period, both (a) entered into Third Party Leases that generate Third Party In-Place NOI in an amount equal to the applicable Annual Third Party In-Place NOI Deficiency and (b) without duplication of amounts included for purposes of clause (a), entered into Third Party Leases that generate Third Party In-Place NOI in an amount equal to at least the product of (1) $1,875,000 multiplied by (2) the number of Fiscal Quarters that have elapsed since the conclusion of the applicable Deficiency Period;

(iv) (a) a Bankruptcy Action occurs with respect to SHLD or (b) there shall occur and be continuing a payment default (beyond any applicable notice and cure periods) by the SHLD Master Tenant under the SHLD Master Lease; provided that no Cash Flow Sweep Trigger Event shall be deemed to have occurred under this clause (iv) at any time Third Party In-Place NOI as of the most recently ended Test Period exceeds the product of (a) 1.50 multiplied by (b) annual debt service on the aggregate Principal Indebtedness and Mezzanine Loan Principal Indebtedness as of the end of the most recent Test Period assuming an interest rate equal to the sum of (a) the One-Year Forward LIBOR Rate as of the applicable date of determination plus (b) the weighted average of the Mortgage Loan Spread and the Mezzanine Loan Spread;

(v) Borrower shall have failed to deliver to Lender on or prior to January 7, 2016, the Business Plans in accordance with Section 5.21; provided that the applicable Cash Flow Sweep Period shall terminate on the Payment Date following delivery by Borrower to Lender of the Business Plans in accordance with Section 5.21;

(vi) at any time after October 7, 2016, Borrower shall fail to be in substantial compliance with any material milestone in respect of implementation of the Corporate Business Plan or, as the case may be, has not implemented the Corporate Business Plan provided that the applicable Cash Flow Sweep Period shall terminate on the Payment Date following Borrower’s satisfactory compliance with or implementation of the Corporate Business Plan, as the case may be;

(vii) a Bankruptcy Action shall be continuing with respect to Borrower, Mezzanine Borrower or Guarantor until termination of such Bankruptcy Action; or

(viii) a Mezzanine Loan Event of Default shall be continuing until termination of such Mezzanine Loan Event of Default in accordance with the Mezzanine Loan Documents.

“Cash Management Account” has the meaning set forth in Section 3.1(a).

“Cash Management Agreement” means that certain cash management agreement, dated as of the Closing Date, among Borrower, Lender and the Cash Management Bank that maintains the Cash Management Account as of the Closing Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Cash Management Bank” means the Eligible Institution at which the Collateral Accounts (other than the Clearing Account) are maintained.

“Casualty” means a fire, explosion, flood, collapse, earthquake or other casualty affecting all or any portion of any Property.

“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute systematic and persistent or willful disregard of such Independent Manager’s duties, (ii) such Independent Manager has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (iii) such Independent Manager no longer satisfies the requirements set forth in the definition of “Independent Manager”, (iv) the fees charged for the services of such Independent Manager are materially in excess of the fees charged by the other providers of Independent Managers listed in the definition of “Independent Manager” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Certificates” means, collectively, any senior and/or subordinate notes, debentures or pass-through certificates, or other evidence of indebtedness, or debt or equity securities, or any combination of the foregoing, representing a direct or beneficial interest, in whole or in part, in the Loan.

“Clearing Account” has the meaning set forth in Section 3.1(a).

“Clearing Account Agreement” has the meaning set forth in Section 3.1(a).

“Clearing Account Bank” means an Eligible Institution chosen by Borrower and reasonably satisfactory to Lender.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all assets owned from time to time by Borrower including the Properties, the Revenues and all other tangible and intangible property in respect of which Lender is granted a Lien under the Loan Documents, and all proceeds thereof; provided, however, that “Collateral” shall not include the JV Collateral.

“Collateral Account” means each of the accounts and sub-accounts established pursuant to Article III hereof.

“Completion Guaranty” means that certain completion guaranty executed by Guarantor as of the Closing Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Completion Guaranty Payments” means any payments made by Guarantor from time to time pursuant to the Completion Guaranty.

“Component Spread” has the meaning set forth in Section 1.1(c).

“Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Debt of any other Person in any manner and any contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any other Person or otherwise to assure a creditor against loss.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling,” “Controlled” and “under common Control” shall have meanings correlative thereto.

“Cooperation Agreement” means that certain Mortgage Loan Cooperation Agreement, dated as of the Closing Date, among Borrower, Lender and Guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Corporate Business Plan” has the meaning specified in Section 5.21.

“Damages” to a Person means any and all liabilities, obligations, losses, demands, damages, penalties, assessments, actions, causes of action, judgments, proceedings, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and other costs of defense and/or enforcement whether or not suit is brought), fines, charges, fees, settlement costs and disbursements actually imposed on, or actually incurred by, such party, whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise; provided, however, that “Damages” shall not include special, consequential or punitive damages, except to the extent actually imposed upon Lender by one or more third parties.

“DBRS” means DBRS, Inc. or its applicable Affiliate.

“Debt” means, with respect to any Person, without duplication:

(i) all indebtedness of such Person to any other party (regardless of whether such indebtedness is evidenced by a written instrument such as a note, bond or debenture), including indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii) all letters of credit issued for the account of such Person and all unreimbursed amounts drawn thereunder;

(iii) all indebtedness secured by a Lien on any property owned by such Person (whether or not such indebtedness has been assumed) except obligations for impositions that are not yet due and payable;

(iv) all Contingent Obligations of such Person;

(v) all payment obligations of such Person under any interest rate protection agreement (including any interest rate swaps, floors, collars or similar agreements) and similar agreements; and

(vi) any material actual or contingent liability to any Person or Governmental Authority with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

“Debt Yield” means, as of any date of determination, the fraction, expressed as a percentage, where (i) the numerator is equal to In-Place NOI for the most recently ended Test Period and (ii) the denominator is equal to the sum of (a) the Principal Indebtedness plus (b) the Mezzanine Loan Principal Indebtedness as of such date of determination.

“Debt Yield Threshold” means (i) with respect to the first Extension Term, 14.0%, and (ii) with respect to the second Extension Term, 15.0%.

“Default” means the occurrence of any event that, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Defaulting Advance Notice” has the meaning set forth in Section 1.7(g).

“Defaulting Lender” has the meaning set forth in Section 1.7(f).

“Default Rate” means, with respect to any Note or Note Component, the greater of (x) 4.0% per annum in excess of the interest rate otherwise applicable to such Note or Note Component hereunder and (y) 1% per annum in excess of the Prime Rate from time to time; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.

“Deferred Maintenance Amount” means $10,574,622.

“Deferred Maintenance Conditions” means those items described in Schedule D-1.

“Deferred Maintenance and Environmental Escrow Account” has the meaning set forth in Section 3.7(a).

“Designated Net Sales Proceeds” has the meaning set forth in Section 2.2(a)(iv).

“Designated Property” and “Designated Properties” means each of Aventura (Store #1655), Hicksville (Store #1264) and Santa Monica (Store # 1178), individually or collectively as the context may require.

“Designated Redevelopment Project” has the meaning set forth in Section 5.22(h).

“Diversification Date” means the date on which the aggregate value of the Properties and JV Collateral then owned by the Borrower and the JV Pledgor constitute less than 90.0% of the consolidated assets (net of cash and cash equivalents) of Seritage REIT, in each case, determined in accordance with GAAP.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” or S&P rating of at least “BBB-” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P or “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) (i) Bank of America, N.A., (ii) PNC Bank, National Association and (iii) any other depository institution or trust company approved by Lender and with respect to which the Rating Condition is satisfied; provided that, in each case, the rating by S&P and the other Rating Agencies for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings in effect as of the Closing Date.

“Embargoed Person” means any Person subject to trade restrictions under any Federal Trade Embargo.

“Engineering Report” means a structural and seismic engineering report or reports (including a “probable maximum loss” calculation, if applicable) with respect to the Properties prepared by an independent engineer approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Claim” means any written notice, claim, proceeding, notice of proceeding, investigation, demand, abatement order or other order or directive by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or the Properties (provided that any such action solely against any Tenant shall not be considered as an action with respect to any Property) arising out of, based on, in connection with, or resulting from (i) the actual or alleged presence, Use or Release of any Hazardous Substance, (ii) any actual or alleged violation of any Environmental Law, or (iii) any actual or alleged injury or threat of injury to property, health or safety, natural resources or to the environment caused by Hazardous Substances.

“Environmental Reserve Amount” means $12,034,171.

“Environmental Conditions” means those items described in Schedule D-2.

“Environmental Indemnity” means that certain environmental indemnity agreement executed by Borrower and Guarantor as of the Closing Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Environmental Laws” means any and all present and future federal, state and local laws, statutes, ordinances, orders, rules, regulations and the like, as well as common law, any judicial or administrative orders, decrees or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to (i) the pollution, protection or cleanup of the environment, (ii) the impact of Hazardous Substances on property, health or safety, (iii) the Use or Release of Hazardous

Substances, (iv) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare or (v) the liability for or costs of other actual or threatened danger to health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successors thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of a property; or requiring notification or disclosure of Releases of Hazardous Substances or other environmental conditions of a property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property.

“Environmental Reports” means “Phase I Environmental Site Assessments” as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-13 (and, if necessary, “Phase II Environmental Site Assessments”), prepared by an independent environmental auditor approved by Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender, and shall also include any other environmental reports delivered to Lender pursuant to this Agreement and the Environmental Indemnity.

“Equity Interests” shall mean, with respect to any Person, (i) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (ii) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (iii) any security convertible into or exchangeable for any of the foregoing, and (iv) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate,” at any time, means each trade or business (whether or not incorporated) that would, at the time, be treated together with Borrower as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“ESL” means, collectively, Edward S. Lampert, ESL Investments, Inc. and any of their respective affiliates, excluding SHLD and its Subsidiaries.

“Event of Default” has the meaning set forth in Section 7.1.

“Exception Report” means the report prepared by Borrower and attached to this Agreement as Schedule C, setting forth any exceptions to the representations set forth in Article IV.

“Excess Cash Flow” means, with respect to any Payment Date, any amounts released to Borrower in accordance with Section 3.2(a) or any amounts remaining in the Cash Management Account after funding the amounts required under Section 3.2(b)(i) through (vi).

“Excluded Prepayment” means (i) any prepayment of the Loan (i) in connection with the application of Loss Proceeds following a Casualty or Condemnation with respect to any Property in accordance with Section 5.16 or (ii) any prepayment of the Loan in an amount up to $205,000,000 made in connection with a release of one or more Properties in accordance with to Section 2.2 or Section 2.3.

“Exculpated Person” means each Person that is an Affiliate, equityholder, beneficiary, trustee, member, officer, director, agent, manager, independent manager, employee or partner of Borrower or Guarantor.

“Existing Redevelopment Funding Conditions” means the conditions set forth on Schedule E-2 hereto.

“Extension Fee” means an extension fee in an amount equal to 0.25% of the Principal Indebtedness then outstanding.

“Extension Term” has the meaning set forth in Section 1.1(d).

“Extension Rental Revenue Threshold” means (a) with respect to the first Extension Term, 65% of Rental Revenues and (b) with respect to the second Extension Term, 60% of Rental Revenues.

“FATCA” means Sections 1471 through 1474 of the Code, the regulations (whether proposed, temporary or final), including any subsequent amendments, and administrative guidance promulgated thereunder (or which may be promulgated in the future), and any requirements imposed by any applicable jurisdiction pursuant to an intergovernmental agreement relating to such provisions and guidance, which such jurisdiction has entered into with the United States (including any implementing legislation enacted as a result thereof).

“Fairholme” means Fairholme Capital Management L.L.C., any of its advisory clients from time to time, and any of its Affiliates, including Fairholme Funds, Inc.

“Federal Trade Embargo” means any federal law imposing trade restrictions, including (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (ii) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended), (iii) any enabling legislation or executive order relating to the foregoing, (iv) Executive Order 13224, and (v) the PATRIOT Act.

“Fiscal Quarter” means each three-month period ending on March 31, June 30, September 30 and December 31 of each year, or such other fiscal quarter of Borrower as Borrower may select from time to time with the prior consent of Lender, such consent not to be unreasonably withheld, delayed or conditioned.

“Fiscal Year” means the 12-month period ending on December 31 of each year, or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender, not to be unreasonably withheld, delayed or conditioned.

“Fitch” means Fitch, Inc. and its successors.

“Force Majeure” means a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppage, shortages of labor or materials or similar causes beyond the reasonable control of Borrower; provided that (1) any period of Force Majeure shall apply only to performance of the obligations necessarily affected by such circumstance and shall continue only so long as Borrower is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (2) Force Majeure shall not include the unavailability or insufficiency of funds.

“Funding Date” has the meaning set forth in Section 1.7(b).

“Funding Default” has the meaning set forth in Section 1.7(f).

“Funding Request” means a written request for an advance of the Future Advance Amount or release from the Redevelopment Project Reserve Account in the form attached hereto as Exhibit C or otherwise reasonably acceptable to Lender and containing the supporting information contemplated by Section 5.22(c).

“Future Advance” has the meaning set forth in Section 1.7(b).

“Future Advance Amount” means a portion of the Loan in a maximum principal amount of $100,000,000 solely to fund recapture, lease-up and redevelopment of the Properties.

“Future Advance Availability Period” means the period from the Closing Date to and including June 30, 2017.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GGP” means GGP-SRC Member, LLC.

“GGP JV” means GS Portfolio Holdings LLC.

“GGP JV Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of GS Portfolio Holdings LLC, dated as of June 18, 2015, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“GGP JV Collateral” means the “Pledged Collateral” as defined in the GGP JV Pledge and Security Agreement.

“GGP JV Documents” means, collectively, the GGP JV Agreement and the GGP JV Master Lease.

“GGP JV Interests” means the “JV Interest” as defined in the GGP JV Pledge and Security Agreement.

“GGP JV Master Lease” means that certain Master Lease and Sublease by and among GS Portfolio Holdings LLC as Landlord and Sears, Roebuck and Co. as Tenant, dated as March 31, 2015, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“GGP JV Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, by GGP JV Pledgor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“GGP JV Pledgor” means Seritage GS Holdings LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, county, regional, local or municipal government, any bureau, department, agency or political subdivision thereof and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any court).

“Ground Lease” means each ground lease or ground sublease described in a Title Insurance Policy or a Mortgage as set forth on Schedule I hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Ground Leased Parcel” means any portion of a Property that is ground leased to Borrower as the lessee under the Ground Lease.

“Ground Rent” means rent payable by Borrower pursuant to any Ground Lease.

“Guarantor” means, collectively, Seritage REIT and Seritage OP, on a joint and several basis.

“Guarantor Available Funds Amount” has the meaning set forth in Section 3.8(b)(ii).

“Guarantor Retention Amount” means, as of any date of determination, the sum of (i) $10,000,000 plus (ii) the minimum Liquidity required to be maintained by Guarantor pursuant to the Guaranty as of such date.

“Guaranty” means that certain Guaranty, dated as of the Closing Date, executed by Guarantor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants or words of similar meaning or regulatory effect under any present or future Environmental Laws or the presence of which on, in or under any of the Properties is prohibited or requires investigation or remediation under Environmental Law, including petroleum and petroleum by-products, asbestos and asbestos-containing materials, toxic mold, polychlorinated biphenyls, lead and radon, and compounds containing them (including gasoline, diesel fuel, oil and lead-based paint), pesticides and radioactive materials, flammables and explosives and compounds containing them, but excluding those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of any of the Properties that are used at any of the Properties in compliance with all Environmental Laws and in a manner that does not result in contamination of any of the Properties or a material adverse effect on the use, operation or value of any of the Properties.

“Inapplicable Taxes” means any of the following Taxes applied as to a Lender Party or required to be deducted or withheld from a remittance or payment to a Lender Party: Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, applied by reason of such Lender Party being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction which imposes such Tax (or any political subdivision thereof).

“Increased Costs” has the meaning set forth in Section 1.4(d).

“Indebtedness” means the Principal Indebtedness, together with interest and all other obligations and liabilities of Borrower under the Loan Documents, including all transaction costs, Spread Maintenance Premiums and other amounts due or to become due to Lender pursuant to this Agreement, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses reimbursable by Borrower to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

“Indemnified Liabilities” has the meaning set forth in Section 9.19(b).

“Indemnified Parties” has the meaning set forth in Section 9.17.

“Independent Manager” of any corporation or limited liability company means an individual who has prior experience as an independent director or independent manager with at least three (3) years of employment experience and is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or Affiliates (other than as an independent director or manager of an Affiliate of such corporation or limited liability company that does not own a direct or indirect ownership interest in such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business);

(ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or Affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of the entities described in clauses (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Manager of a Single-Purpose Entity Affiliated with the corporation or limited liability company in question that does not own a direct or indirect ownership interest in such corporation or limited liability company shall not be disqualified from serving as an Independent Manager of such corporation or limited liability company; provided that the fees that such natural person earns from serving as Independent Manager of Affiliates of such the corporation or limited liability company in any given year constitute in the aggregate less than 5% of such natural person’s annual income for that year. The same natural persons may not serve as Independent Manager of a corporation or limited liability company and, at the same time, serve as Independent Managers of an equityholder or member of such corporation or limited liability company.

“Independent Management Criteria” means, with respect to any Person proposed to be an Approved Property Manager that is the Guarantor or a Subsidiary thereof, that such Person shall have demonstrated to Lender’s reasonable satisfaction that it has sufficient employees, infrastructure and expertise to manage the Properties proposed to be managed by it.

“Initial Advance” means a portion of the Loan in the principal amount of $925,000,000.

“In-Place NOI” means, with respect to any Test Period, Net Operating Income for such Test Period, subject to the following adjustments:

(i) base rents under Qualified Leases shall be adjusted to reflect annualized rents under Qualified Leases in place as of the end of such Test Period, normalized for any scheduled rent concessions;

(ii) each of Operating Income and Operating Expenses shall be adjusted to give effect to the exercise, or election to exercise, of any recapture by Borrower or termination by the SHLD Master Tenant, in each case by written notice pursuant to the provisions of the SHLD Master Lease and whether or not SHLD Master Tenant remains in occupancy as of the applicable time; provided, however, that (a) if SHLD Master Tenant has exercised its termination option with respect to a Nonprofitable Property (as defined in the SHLD Master Lease) base rent and expense reimbursement actually paid by SHLD Master Tenant on or prior to the applicable termination date shall be included in the determination of In-Place NOI and (b) base rent and expense reimbursement under a Lease entered into in accordance with this Agreement in respect of a Property as to which a recapture or termination has been noticed under the SHLD Master Lease shall be included as if the same were a Qualified Lease, so long as neither the Tenant nor Borrower is in default thereunder or subject to bankruptcy or similar insolvency proceeding (unless Tenant has assumed such Lease in bankruptcy), even if the Tenant thereunder has not yet assumed occupancy so long as the Lease contains no material contingency to commencement outside of buildout of leased premises and related permits and approvals pursuant to the Lease;

(iii) management fees shall be adjusted to reflect a management fee equal to the greater of the actual management fees and the Maximum Management Fee; and

(iv) Taxes shall be adjusted to reflect annualized Taxes based on the most recent assessment as of the end of such Test Period, with a corresponding adjustment to reimbursements of such Taxes under Qualified Leases.

The calculation of In-Place NOI by Lender shall be binding and conclusive absent manifest error.

“Insurance Requirements” means, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting any of the Properties or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any of the Properties, or any other body exercising similar functions.

“Interest Accrual Period” means, with respect to any specified Payment Date, the period from and including the 15th day of the calendar month preceding such Payment Date to but excluding the 15th day of the calendar month containing such specified Payment Date; provided that (i) with respect to the A-1 Note, the first Interest Accrual Period shall commence on the Closing Date and (ii) with respect to the A-2 Notes, the first Interest Accrual Period shall commence on the initial Funding Date.

“Interest Determination Date” means, in connection with the calculation of interest accrued for any Interest Accrual Period, two (2) Business Days preceding the first day of such Interest Accrual Period; provided that with respect to the initial funding of any A-2 Note, the initial Interest Determination Date shall be the second Business Day preceding the initial Funding Date.

“Interest Rate Cap Agreement” means an interest rate cap confirmation between an Acceptable Counterparty and Borrower, relating to the initial term of the Loan or the Extension Term, as applicable, pursuant to Section 1.5, which is in form and substance satisfactory to Lender (together with an interest rate cap agreement and schedules relating thereto, which are consistent in form and substance with the terms set forth in such confirmation).

“Ironshore” has the meaning set forth in Section 5.15(b).

“IRS” means the Internal Revenue Service of the United States.

“JV Collateral” means, individually or collectively, as the context may require, the GGP JV Collateral, the Simon JV Collateral, the Macerich JV Collateral and any Permitted JV Collateral; provided, however, that from and after any JV Pledgor Release Event as to any Seritage JV Member, the following shall be excluded from the JV Collateral: (i) if such Seritage JV Member is GGP JV Pledgor, the GGP JV Collateral, (ii) if such Seritage JV Member is Simon JV Pledgor, the Simon JV Collateral, (ii) if such Seritage JV Member is Macerich JV Pledgor, the Macerich JV Collateral and (iv) if such Seritage JV Member is not covered by clause (i) through clause (iii) above, any Permitted JV Collateral under the Permitted JV Pledge and Security Agreement applicable to such Seritage JV Member.

“JV Capital Event Proceeds” means, with respect to any JV Interests, the net cash proceeds actually received by the applicable JV Pledgor from any refinancing, sale (including in connection with the exercise of any buy-sell or “put” rights under the applicable JV Documents), joint venture, dissolution or application of Loss Proceeds as determined in accordance with the related JV Documents.

“JV Documents” means, individually or collectively, as the context may require, the GGP JV Documents, the Simon JV Documents, the Macerich JV Documents and any Permitted JV Documents.

“JV Interests” means, individually or collectively, as the context may require, the GGP JV Interests, the Simon JV Interests, the Macerich JV Interests and any Permitted JV Interests.

“JV Pledge and Security Agreement” means, individually or collectively, as the context may require, the GGP JV Pledge and Security Agreement, the Simon JV Pledge and Security Agreement, the Macerich JV Pledge and Security Agreement and any Permitted JV Pledge and Security Agreement.

“JV Pledgor” means, individually or collectively, as the context may require, GGP JV Pledgor, Simon JV Pledgor, the Macerich JV Pledgor and any other Seritage JV Member that shall execute and deliver to Lender a Permitted JV Pledge and Security Agreement in accordance with this Agreement; provided, however, that as to any Seritage JV Member, such Seritage JV Member shall be excluded for all purposes from JV Pledgor, and shall cease to constitute a JV Pledgor, from and after a JV Pledgor Release Event as to such Seritage JV Member.

“JV Pledgor Release Event” means, as to any Seritage JV Member provided that no Event of Default is then continuing and any applicable JV Profits are remitted to the TI/LC Reserve Account or, at Borrower’s sole election, the Redevelopment Project Reserve Account, the earlier of (i) the sale, assignment or transfer to any Person, other than an Affiliate of such Seritage JV Member, of all of the JV Interests then held by such Seritage JV Member or (ii) the receipt by such Seritage JV Member of JV Capital Event Proceeds from (a) the sale, assignment or transfer of either (1) the Applicable JV or (2) all of the assets of the Applicable JV or (b) the dissolution of the Applicable JV; provided that in no event shall a JV Pledgor Release Event occur if any in-kind distribution is made to JV Pledgor in connection with the dissolution of the Applicable JV.

“JV Profits” means distributions of JV Capital Event Proceeds on any JV Interests in excess of the sum of (i) if applicable, the Release Price paid by Borrower to obtain release of the related JV Release Property plus (ii) return of additional invested capital and any applicable preferred return on such JV Interests in accordance with the applicable JV Documents.

“JV Release Property” has the meaning set forth in Section 2.3(a).

“JV Release Threshold” means an amount equal to the difference of (i) $147,508,833 minus (ii) any amounts required to be deducted therefrom in accordance with Section 2.1(b)(ii).

“JV Revenues” means any revenues, payments or distributions in respect of the JV Interests, including any distributions of JV Capital Event Proceeds.

“Lands’ End Master Lease” means collectively (i) that certain Master Lease Agreement by and between Sears, Roebuck and Co. as Landlord and Lands’ End, Inc. as Tenant and (ii) that certain Master Sublease Agreement by and between Sears, Roebuck and Co. as Sublandlord and Lands’ End, Inc. as Subtenant, each entered into as of April 4, 2014 and each effective as of February 1, 2014.

“Lease” means any lease, license, letting, concession, occupancy agreement, sublease to which Borrower is a party, or other agreement (whether written or oral and whether now or hereafter in effect) under which Borrower is a lessor, sublessor, licensor or other grantor of direct possessory rights existing as of the Closing Date or thereafter entered into by Borrower, in each case pursuant to which any Person is granted a direct possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification or amendment thereof, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided that for purposes of this Agreement the Lands’ End Master Lease and the Sears Hometown License Agreement shall each be deemed to be a “Lease”.

“Leasing Commissions” means leasing commissions required to be paid by Borrower in connection with the leasing of space to Tenants at any of the Properties pursuant to Leases entered into by Borrower in accordance herewith and payable in accordance with third-party/arm’s-length written brokerage agreements or in accordance with the Approved Management Agreement; provided that the commissions payable pursuant thereto are commercially reasonable based upon the then current brokerage market for property of a similar type and quality to such Property in the geographic market in which such Property is located (or, in the case of leasing commissions payable pursuant to an Approved Management Agreement, not in excess of the leasing commissions set forth in such Approved Management Agreement).

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws and zoning restrictions) affecting Borrower, JV Pledgor, Guarantor, the Properties, the JV Collateral or any other Collateral or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto.

“Lender” has the meaning set forth in the first paragraph of this Agreement and in Section 9.7.

“Lender Party” has the meaning set forth in Section 1.4(b).

“Lender 80% Determination” means a reasonable determination by Lender that, based on a current or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method reasonably satisfactory to Lender, the fair market value of the Properties securing the Loan at the time of such determination (but excluding any value attributable to property that is not an interest in real property within the meaning of section 860G(a)(3)(A) of the Code) is at least 80% of the Loan’s adjusted issue price within the meaning of the Code.

“LIBOR” means the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on “Thomson Reuters ICE LIBOR# Rates – LIBOR01” (or the successor thereto) as of 11:00 a.m., London time, on the related Interest Determination Date. If such rate does not appear on Thomson Reuters ICE LIBOR# Rates - LIBOR01 as of 11:00 a.m., London time, on such Interest Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Thomson Reuters ICE LIBOR# Rates – LIBOR01 as of 11:00 a.m., London time, on such Interest Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Interest Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than zero percent (0.0%) per annum.

“LIBOR Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” means any mortgage, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting any Collateral or JV Collateral or any portion thereof, or any interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease or similar transaction having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances, as well as any option to purchase, right of first refusal, right of first offer or similar right).

“Liquidity” means, with respect to any Person on any date, the aggregate unrestricted cash and cash equivalents and the amounts available for draw under committed credit facilities on such date of such Person, on a consolidated basis with its Subsidiaries (meaning, for such purposes, that such Person would have satisfied all conditions precedent to draw under the applicable credit facility on such date other than notice); provided that (a) Liquidity shall include any cash and cash equivalents on deposit in the Cash Flow Sweep Reserve Account not earmarked for a specific use and (b) undrawn amounts of the Future Advance Amount (to the extent not designated by Borrower to fund a specified Redevelopment Project) shall count as Liquidity at all times prior to January 7, 2017, but not thereafter.

“Loan” means the Initial Advance by the Initial Advance Lender and the aggregate Future Advances by the Future Advance Lender to Borrower, in an aggregate amount up to the Loan Amount.

“Loan Amount” means the sum of (i) the Initial Advance plus (ii) the maximum Future Advance Amount.

“Loan Closing” means the closing of the funding of the Initial Advance by the Lender to the Borrower in accordance with this Agreement.

“Loan Documents” means this Agreement, the Notes, the Mortgages (and related financing statements), the Environmental Indemnity, the Subordination of Property Management Agreement, the Cash Management Agreement, the Clearing Account Agreement, the Cooperation Agreement, the Guaranty, each Assignment of Interest Rate Cap Agreement, the Operating Account Agreement, the Completion Guaranty and all other agreements, instruments, certificates and documents necessary to effectuate the granting to Lender of first-priority Liens on the Collateral or the JV Collateral or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above or hereafter entered into by Lender and Borrower in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement. Notwithstanding the foregoing, from and after the date of a JV Pledgor Release Event as to the applicable Seritage JV Member, the following shall cease to constitute Loan Documents:

(i) the GGP JV Pledge and Security Agreement, if executed by such Seritage JV Member;

(ii) the Simon JV Pledge and Security Agreement, if executed by such Seritage JV Member;

(iii) the Macerich JV Pledge and Security Agreement, if executed by such Seritage JV Member,

(iv) any Permitted JV Pledge and Security Agreement, if executed by such Seritage JV Member; or

(v) any agreement, instrument, certificate or document entered into by such Seritage JV Member in connection with any of the documents described in clause (i) through clause (iv) above , as applicable.

“Lockout Period” means the period from and including the Closing Date to but excluding the first Payment Date following the one-year anniversary of the Closing Date.

“Long-Lived Assets” means all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of the owner thereof at or about the time of acquisition thereof (and, for the avoidance of doubt, with respect to property acquired by Borrower pursuant to the SHLD PSA, the books and records of SHLD at the time of acquisition thereof by SHLD or its applicable Subsidiary).

“Loss Proceeds” means amounts, awards or payments payable to Borrower or Lender in respect of all or any portion of any Property in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to Borrower and Lender, respectively, of any and all reasonable expenses incurred by Borrower and Lender in the recovery thereof, including all attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation).

“Loss Proceeds Account” has the meaning set forth in Section 3.3(a).

“Loan Pro Rata Share” means, as of any date or time of determination, the quotient (expressed as a percentage) of (i) the Principal Indebtedness as of such date or time of determination divided by (ii) the sum of the Principal Indebtedness as of such date or time of determination plus the Mezzanine Loan Principal Indebtedness as of such date or time of determination.

“Macerich” means Macerich SJV LLC.

“Macerich JV” means MS Portfolio LLC.

“Macerich JV Agreement” means that certain Amended and Restated Limited Liability Company Agreement of MS Portfolio LLC dated as of April 30, 2015 as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Macerich JV Collateral” means the “Pledged Collateral” as defined in the Macerich JV Pledge and Security Agreement.

“Macerich JV Documents” means, collectively, the Macerich JV Agreement and the Macerich JV Master Lease.

“Macerich JV Interests” means the “JV Interest” as defined in the Macerich JV Pledge and Security Agreement.

“Macerich JV Master Lease” means that certain Master Lease and Sublease by and among MS Portfolio LLC as Landlord and Sears, Roebuck and Co. as Tenant, dated as April 30, 2015, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Macerich JV Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, by Macerich JV Pledgor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Macerich JV Pledgor” means Seritage MS Holdings LLC, a Delaware limited liability company.

“Major Lease” means (i) the SHLD Master Lease, (ii) the Lands’ End Master Lease, (iii) any Free-Standing SAC Lease (as defined in the SHLD Master Lease), (iv) any Lease that, when aggregated with all other Leases at any Property with the same Tenant (or Affiliated Tenants), and assuming the exercise of all expansion rights contained in such Lease, is expected to cover more than 35,000 rentable square feet, (v) any Lease that contains an option or preferential right to purchase all or any portion of the fee or leasehold interest, as applicable, in a Property, (vi) any Affiliate Lease (including, without limitation, any Lease with SHLD or any Broad Affiliate of SHLD) or (vii) any Lease during the continuance of an Event of Default; provided that with respect to clause (vii), any Lease that is not otherwise a Major Lease pursuant to clauses (i) through (vi) above shall cease to be a Major Lease at any time no Event of Default is continuing.

“Major Redevelopment Land Use Matters” has the meaning set forth in Section 5.22(b)(vii).

“Major Redevelopment Project” has the meaning set forth in Section 5.22(a).

“Material Adverse Effect” means a material adverse effect upon (i) the ability of the Properties, taken as a whole, to generate net cash flow sufficient to service the Loan and the Mezzanine Loan, (ii) the ability of Borrower or Guarantor to perform any material provision of any of the Loan Documents, (iii) the rights and remedies of the Lender under the Mortgages and other Loan Documents, taken as a whole or (iv) the value, use or enjoyment, or the operation or occupancy, of the Properties, taken as a whole.

“Material Agreements” means (i) the SHLD PSA, (ii) the SHLD TSA, (iii) the SHLD Master Lease Guaranty, (iv) the Property Agreements, (v) the other agreements listed on Schedule G hereto and (vi) each contract and agreement (other than Leases) relating to any of the Properties that imposes obligations on Borrower, (a) under which Borrower would have the obligation to pay more than $2,500,000 per annum and that cannot be terminated by Borrower without cause upon 60 days’ notice or less without payment of a termination fee or (b) that is with an Affiliate of Borrower.

“Material Alteration” means any Alteration to be performed by or on behalf of Borrower at any of the Properties that (i) is reasonably expected to result in a Property Material Adverse Effect, (ii) is reasonably expected to cost in excess of the $7,500,000, as determined by a duly licensed architect (except for Alterations in connection with (a) Tenant Improvements under and pursuant to Leases existing as of the Closing Date (pursuant to the terms thereof in existence as of the Closing Date) or Leases thereafter entered into in accordance with this Agreement, (b) the remediation of any Deferred Maintenance Condition or Environmental Condition in accordance with this Agreement and (c) restoration of such Property following a Material Casualty Event or a Material Condemnation Event in accordance with this Agreement), or (iii) is reasonably expected to permit (or is reasonably likely to induce) any Tenant to terminate its Lease or abate rent.

“Material Casualty Event” means, with respect to any Property, the occurrence of a Casualty for which the cost of repairing such Casualty is reasonably expected to be in excess of $500,000.

“Material Condemnation Event” means, with respect to any Property, the occurrence of a Condemnation for which (i) the cost of restoring such Property following such Condemnation is reasonably expected to be in excess of $500,000 or (ii) such Condemnation materially interferes with the current use and operation of such Property.

“Maturity Date” means the Payment Date in July, 2019, as same may be extended in accordance with Section 1.1(d), or such earlier date as may result from acceleration of the Loan in accordance with this Agreement.

“Maximum Leverage Ratio” has the meaning specified in the Guaranty.

“Maximum Management Fee” means 3.0% of the gross Revenues of the Properties.

“Mezzanine Borrower” means, collectively, Seritage KMT Mezzanine Finance LLC and Seritage SRC Mezzanine Finance LLC, together with their permitted successors and assigns.

“Mezzanine Lender” means H/2 Special Opportunities III Corp. and JPMorgan Chase Bank, National Association, and their respective successors and assigns as “Lender” under and as defined in the Mezzanine Loan Agreement identified to Lender in writing.

“Mezzanine Loan” means that certain mezzanine loan made on the date hereof by Mezzanine Lender to Mezzanine Borrower.

“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of the date hereof, by and between Mezzanine Lender and Mezzanine Borrower, pursuant to which the Mezzanine Loan was made, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Allocated Loan Amount” means the “Allocated Loan Amount” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Amount” means $236,195,656.

“Mezzanine Loan Completion Guaranty” means the “Completion Guaranty” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Completion Guaranty Payments” means “Completion Guaranty Payments” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Documents” means the “Loan Documents” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Event of Default” means an “Event of Default” under and as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Primary Servicing Fee” means the “Primary Servicing Fee” under and as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Principal Indebtedness” means the “Principal Indebtedness” as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Release Price” means the “Release Price” as such term is defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Spread” means 7.26%.

“Minimum Cash Equity” means $1,131,195,656, plus the amount necessary to purchase the JV Interests, plus amounts (other than amounts funded by Lender and Mezzanine Lender) required to fund actual, documented, third-party and Lender-related closing costs of the Approved Separation Transaction, the Loan and the Mezzanine Loan.

“Minimum Purchase Price” means the sum of (i) $2,262,391,312 for the Properties plus (ii) $429,012,486 for the GGP JV Interests, the Simon JV Interests and the Macerich JV Interests.

“Monthly Capital Expenditure Amount” means, with respect to each Payment Date in any Fiscal Year, an amount equal to 1/12 of the Capital Expenditures set forth in the Approved Annual Budget for such Fiscal Year.

“Monthly TI/LC Amount” means, with respect to each Payment Date in any Fiscal Year, an amount equal to 1/12 of the costs of Tenant Improvements and Leasing Commissions set forth in the Approved Annual Budget for such Fiscal Year.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means, with respect to each Property, that certain mortgage, deed of trust or deed to secure debt, as the case may be, assignment of rents and leases, security agreement and fixture filing encumbering any such executed by Borrower as of the Closing Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Mortgage Loan Spread” means the weighted average of the applicable Spread on the A-1 Notes and the applicable Spread on the A-2 Notes (assuming for such purposes that the A-2 Notes are fully funded).

“MRT” has the meaning set forth in Section 5.22(j).

“MRT Amendment” has the meaning set forth in Section 5.22(j).

“Multi-Tenant Occupancy Date” means, with respect to any Property at any time during the term of the SHLD Master Lease, the earliest date (including as of the commencement date thereunder) on which any of the following shall occur with respect to such Property: (a) such Property shall be subject to a Third Party Lease as to which the SHLD Master Tenant relinquished occupancy of the space to be occupied by such Tenant or (b) Borrower shall have recaptured all or any portion of the Property in accordance with terms of the SHLD Master Lease (including in connection with the exercise by SHLD Master Tenant of its termination option thereunder).

“Net Operating Income” means, with respect to any Test Period, the difference of (i) Operating Income for such Test Period minus (ii) Operating Expenses for such Test Period.

“Net Sales Proceeds” means the total cash consideration received by or on behalf of Borrower in connection with the sale of the applicable Release Property or JV Release Property, less the sum of, without duplication, (i) third-party, out-of-pocket costs and expenses actually incurred by Borrower in connection with the negotiation and consummation of the applicable sale of the related Release Property or JV Release Property (including without limitation, transfer taxes, attorneys’ fees, brokerage fees, survey costs, title insurance premiums, related search and recording charges) and (ii) any distributions required to be made by Seritage REIT (and ratable distributions by Seritage OP) in order to avoid taxation on the profits or gains earned in connection with such sale, all of which costs and expenses and distributions described in clause (i) and clause (ii), in the aggregate, shall not exceed 10.0% of the gross sale proceeds and shall be substantiated to Lender’s reasonable satisfaction.

“New Borrower” means a newly-formed Special Purpose Entity that is wholly-owned and Controlled, directly or indirectly, by Seritage OP and is formed for the purposes described in, and in accordance with, the provisions of Section 9.30.

“Nonconsolidation Opinion” means the opinion letter, dated the Closing Date, delivered by Borrower’s counsel to Lender and addressing issues relating to substantive consolidation in bankruptcy.

“Non-Defaulting Lender” has the meaning set forth in Section 1.7(g).

“Non-Defaulting Lender Cure Period” has the meaning set forth in Section 1.7(g).

“Note(s)” means, individually or collectively, as the context may require, the A-1 Notes and/or the A-2 Notes.

“Note Component” has the meaning set forth in Section 1.1(c).

“Obligor” has the meaning set forth in Section 9.30(a).

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any applicable governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible at http://www.treasury.gov/ofac/downloads/t11sdn.pdf.

“Officer’s Certificate” means a certificate delivered to Lender that is signed by an authorized officer of Borrower and certifies the information therein.

“One-Year Forward LIBOR” means, as of any date of determination, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) that appears on Bloomberg MCFR Screen as 1 Month LIBOR on a one (1) year forward basis, as determined by Lender as of 11:00 am New York City time on such date, which determination by Lender shall be binding absent manifest error.

“Operating Account” means one or more Eligible Accounts maintained by the Approved Property Manager or Borrower at an Eligible Institution, which account (i) shall only contain amounts in respect of operating and capital expenses for one or more of the Properties (and no amounts unrelated to the Properties shall be deposited therein or otherwise commingled with the amounts on deposit in such account) and (ii) is subject to an Operating Account Agreement.

“Operating Account Agreement” means an agreement relating to the Operating Account, dated as of the date hereof, among Lender, Borrower and the Eligible Institution at which such account is maintained, pursuant to which such account is pledged to the Lender and the Approved Property Manager or Borrower is given full access to the funds on deposit therein but provides for the discontinuance of such access upon receipt by such Eligible Institution of written notice from Lender of the occurrence of an Event of Default, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Operating Expenses” means, for any period, all operating, renting, administrative, management (including compensation of property- and regional-level employees of Guarantor for activities related to the properties), legal and other ordinary expenses of Borrower and the Properties during such period, determined in accordance with GAAP; provided, however, that such expenses shall not include (i) depreciation, amortization or other non-cash items, (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) income taxes or other taxes in the nature of income taxes, (iv) Capital Expenditures, (v) costs of Tenant Improvements or Leasing Commissions, (vi) equity distributions, (vii) solely for purposes of calculating Net Operating Income, fees and expenses incurred, including fees payable to SHLD Master Tenant, to recapture and reconfigure space at the Properties in accordance with the SHLD Master Lease, whether or not constituting Capital Expenditures and (viii) solely for purposes of calculating Net Operating Income, overhead expenses (e.g., general and administrative expenses) of Guarantor not allocable to operation of the Properties (based on customary practice for public REITs).

“Operating Income” means, for any period, all operating income from the Properties for such period, including actual in-place base rents under bona fide Qualified Leases and actual percentage rent and expense reimbursements under Qualified Leases, in each case, determined in accordance with GAAP (but without straight-lining of rents), other than (i) Loss Proceeds (but Operating Income will include rental loss insurance proceeds to the extent allocable to such period), (ii) any revenue attributable to a Lease that is not a Qualified Lease, (iii) any revenue attributable to a Lease to the extent it is paid more than 30 days prior to the due date, (iv) any interest income from any source, (v) any repayments received from any third party of principal loaned or advanced to such third party by Borrower, (vi) any proceeds resulting from the Transfer of all or any portion of the Collateral, (vii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any government or governmental agency, (viii) Termination Fees, and (ix) any other extraordinary or non-recurring items.

“Overpaying Obligor” has the meaning set forth in Section 9.30.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended from time to time.

“Participant Register” has the meaning set forth in Section 9.7(b)

“Participation” has the meaning set forth in Section 9.7(b).

“Payment Date” means, with respect to each Interest Accrual Period, the ninth (9th) day of the calendar month in which such Interest Accrual Period ends; provided, that prior to a Securitization, Lender shall have the right to change the Payment Date so long as a corresponding change to the Interest Accrual Period is also made. Whenever a Payment Date is not a Business Day, the entire amount that would have been due and payable on such Payment Date shall instead be due and payable on the immediately preceding Business Day.

“Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy of any of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses, consents, approvals and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of any of the Properties).

“Permitted Debt” means:

(i) the Indebtedness;

(ii) Taxes not yet delinquent or that are being contested by Borrower in good faith in accordance with the terms of this Agreement;

(iii) Tenant Improvement and Capital Expenditure costs and Approved Redevelopment Costs, in each case, required under Leases or otherwise permitted to be incurred under the Loan Documents that are paid on or prior to the date when due or are being contested by Borrower in good faith in accordance with the terms of this Agreement; and

(iv) Trade Payables not more than 90 days outstanding (unless Borrower or JV Pledgor, as applicable, is contesting such Trade Payables in good faith in accordance with the terms of this Agreement) which are incurred in the ordinary course of Borrower’s ownership and operation of the Properties, or JV Pledgor’s ownership of the JV Interests, as the case may be, in amounts not exceeding, when aggregated with all amounts then outstanding under clauses (v) through (vii) below, $30,000,000 in the aggregate at any time outstanding;

(v) Debt incurred by Borrower in the financing of equipment and other personal property used on any of the Properties, so long as such Debt is not secured by any Lien on any Collateral or JV Collateral and does not exceed, when aggregated with all amounts then outstanding under clause (iv) above and clauses (vi) and (vii) below, $30,000,000 in the aggregate at any time outstanding;

(vi) any retainage paid by Borrower in the ordinary course of business, but subject to the terms of the applicable contract under which such retainage is held in amounts not exceeding, when aggregated with all amounts then outstanding under clauses (iv) and (v) above and (vii) below, $30,000,000 in the aggregate at any time outstanding;

(vii) obligations of Borrower under unsecured bonds and letters of credit in amounts required in connection with the bonding of Liens that may encumber any

Property from time to time in amounts not exceeding, when aggregated with all amounts then outstanding under clauses (iv) through (vi) above, $30,000,000 in the aggregate at any time outstanding; and

(viii) obligations of Borrower to reimburse Guarantor for Completion Guaranty Payments solely to the extent paid pursuant to Section 3.2(b)(x).

“Permitted Encumbrances” means:

(i) the Liens created by the Loan Documents;

(ii) all Liens and other matters specifically disclosed on Schedule B of the Title Insurance Policies;

(iii) Liens, if any, for Taxes not yet delinquent;

(iv) mechanics’, materialmen’s or similar Liens, if any, and Liens for delinquent taxes or impositions, in each case only if being diligently contested in good faith and by appropriate proceedings; provided that no such Lien is in imminent danger of foreclosure; and provided further that either (a) each such Lien is released or discharged of record or fully insured over by the title insurance company issuing the Title Insurance Policies within 30 days of its creation, (b) Borrower deposits with Lender, by the expiration of such 30-day period, an amount equal to 120% of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien;

(v) rights of existing and future Tenants as tenants only pursuant to written Leases that are either (A) in existence prior to the Closing Date, as disclosed to Lender or (B) entered into in conformity with the provisions of this Agreement;

(vi) customary easements, reciprocal easement and operating agreements, rights of way, declarations, dedications, development agreements, reservations, covenants, conditions and restrictions and other similar non-monetary encumbrances against any of the Properties entered into by Borrower in connection with the development and operation of such Property in accordance with this Agreement (including any documents required to be recorded in accordance with applicable law) which do not result in a Property Material Adverse Effect;

(viii) with respect to Leases approved pursuant to this Agreement, memoranda of such Leases;

(ix) mechanic’s and materialmens’ liens, including those being contested by Borrower in good faith, which (A) no longer constitute Liens against any of the Properties by virtue of their having been bonded in accordance with applicable Legal Requirements or (B) for which no exception is taken in the Title Insurance Policies;

(x) equipment leases, pledges or similar instruments that are the subject of Permitted Debt incurred in the financing of equipment and other personal property used on any of the Properties; and

(xi) all now or hereafter existing Subleases (as defined in the SHLD Lease);

(xii) all zoning, planning, land use, and other similar Legal Requirements with respect to any Property; and

(xiii) such other title and survey exceptions as Lender may approve, such approval not to be unreasonably withheld.

“Permitted Equity Distribution Amount” means, with respect to any date of determination, the difference of (i) the REIT Cash Distribution Amount as of such date minus (ii) Guarantor Available Funds Amount as of such date.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(ii) Federal Housing Administration debentures having maturities of not more than 365 days;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Certificates); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Certificates); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Certificates) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Certificates) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Certificates) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment by Lender and with respect to which the Rating Condition is satisfied;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted JV” has the meaning set forth in Section 2.3(a)(ii).

“Permitted JV Agreement” means, with respect to any Permitted JV, the joint venture (or similar) agreement entered into between the applicable Seritage JV Member and the applicable Permitted JV Member with respect to such Permitted JV, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Permitted JV Collateral” means, with respect to any Permitted JV, the “Collateral” as defined in the applicable Permitted JV Pledge and Security Agreement.

“Permitted JV Documents” means, with respect to any Permitted JV, the Permitted JV Agreement and any other material documents entered into by the applicable Seritage JV Member and/or its affiliates and the Permitted JV Member and/or its affiliates in connection with the Permitted JV, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Permitted JV Interests” means, with respect to any Permitted JV, has the meaning set forth in the applicable Permitted JV Pledge and Security Agreement.

“Permitted JV Member” has the meaning set forth in Section 2.3(a)(ii).

“Permitted JV Pledge and Security Agreement” means an agreement substantially in the form of Exhibit D, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Permitted Preferred Equity” means (i) exchange-listed, perpetual non-voting preferred equity issued by Seritage REIT or Seritage OP or (ii) subject to compliance with the Maximum Leverage Ratio, preferred equity issued by Seritage REIT or Seritage OP that does not comply with clause (i).

“Permitted Transfer” means each of the following:

(i) Transfers of direct and indirect equity interests in Borrower or JV Pledgor that do not result in a Prohibited Change of Control;

(ii) Transfers of Equity Interests that are traded on a nationally-recognized public stock exchange in Seritage REIT that do not result in a Prohibited Change of Control;

(iii) Transfers of any Property to (a) a Release Entity in connection with the substantially simultaneous release of a Property in accordance with Section 2.2 and Section 2.3 and (b) a New Borrower in accordance with Section 9.30;

(iv) Transfers that have been approved by Lender in accordance with the Loan Documents;

(v) Permitted Encumbrances;

(vi) Transfers of worn-out, defective or obsolete furnishings, fixtures or equipment that are promptly replaced with property of equivalent value and functionality if reasonably necessary;

(vii) Leases that either have been approved by Lender in accordance with this Agreement or do not require the approval of Lender in accordance with this Agreement;

(viii) Transfers by a natural person of equity interests owned by such transferor to such transferor’s immediate family members or trusts established for the benefit of such family members for estate planning purposes;

(ix) subject to compliance with Section 5.24(a) hereof, and so long as no Event of Default exists, the Transfer, but not pledge, of any JV Interests (or any direct or indirect Equity Interests in JV Pledgor) to any Person (other than an Affiliate or an Embargoed Person) solely for cash consideration; or

(x) Transfers in accordance with Section 2.4(e) hereof.

“Permitted Variance” means expenditures by Borrower that result in a variance from an Approved Annual Budget or an Approved Redevelopment Plan and Budget, as the case may be, for (i) non-discretionary items, (ii) expenditures required to be made by reason of the occurrence of any emergency (i.e., an unexpected event that threatens harm to persons or property at any of the Properties) and with respect to which it would be impracticable, under the circumstances, to obtain Lender’s prior consent thereto, (iii) with respect to the Approved Annual Budget, an increase of up to 5.0% of the total budget for any Property, and increase of up to 2.5% of the total Approved Annual Budget for all Properties and (iv) with respect to any Approved Redevelopment Plan and Budget, an increase of up to 5.0% with respect to any line-item in such budget, and an increase of up to 2.5% of such total budget.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Part 4, Subtitle B, Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Part 4, Subtitle B, Title I of ERISA or Section 4975 of the Code.

“Policies” has the meaning set forth in Section 5.15(b).

“Primary Servicing Fee” has the meaning set forth in Section 9.22.

“Prime Rate” means the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such

“Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” means the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” means, in connection with any conversion of the Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) of (a) the sum of LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus the Mortgage Loan Spread (disregarding the assumption set forth in the definition of “Mortgage Loan Spread” and instead making such calculation based on the actual outstanding principal balance of the A-2 Notes), minus (b) the Prime Rate on such Interest Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.

“Principal Indebtedness” means the principal balance of the Loan outstanding from time to time.

“Prohibited Change of Control” means the occurrence of any of the following:

(i) the failure of Borrower or Mezzanine Borrower to be directly or indirectly 100% owned and Controlled by Seritage OP;

(ii) the failure of Seritage REIT to be the general partner of and to Control Seritage OP;

(iii) any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, as amended, but excluding any employee benefit plan of Seller and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than ESL or Fairholme (a) shall have acquired beneficial ownership of Equity Interests of Seritage REIT accounting for 35% or more of the aggregate voting power of all outstanding Equity Interests of Seritage REIT with respect to the election of members of the Board of Trustees of Seritage REIT, (b) shall have obtained the power (whether or not exercised) to elect a majority of the Board of Trustees of Seritage REIT, (c) shall have acquired beneficial ownership of Equity Interests of Seritage REIT and/or Seritage OP constituting, directly or indirectly, 35% or more of the aggregate economic interest in Seritage OP (calculated in light of the economic ownership of Seritage REIT in Seritage OP as it may appear from time to time) or (d) shall have acquired beneficial ownership of a majority of the Equity Interests of Seritage OP (excluding any such Equity Interests held by Seritage REIT);

(iv) the majority of the seats (other than vacant seats) on the board of trustees of Seritage REIT shall cease to be occupied by Persons who either (a) were members of the board of trustees of Seritage REIT as of the Closing Date or (b) were nominated for election by (or whose appointment to the board of trustees was otherwise approved by) the board of trustees of Seritage REIT, a majority of whom were directors as of the Closing Date or whose election or nomination for election was previously approved by a majority of such trustees;

(v) any Transfer, whether directly or indirectly through its direct or indirect subsidiaries, of all or substantially all of the assets of Seritage REIT or Seritage OP to a Person that is not 100% owned and Controlled by Seritage OP; or

(vi) the common Equity Interests of Seritage REIT shall, for a period of two (2) consecutive trading days, cease to be traded on a nationally-recognized public stock exchange; or

(vii) Seritage REIT or Seritage OP consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Seritage REIT, in any such event pursuant to a transaction where the holders of voting Equity Interests in Seritage REIT or Seritage OP, as the case may be, immediately prior to the consolidation or merger, would not, immediately after such consolidation or merger, beneficially own, directly or indirectly, Equity Interests in Seritage REIT or Seritage OP, as the case may be, representing in the aggregate more than 50% of the combined voting Equity Interests of Seritage REIT or Seritage OP, as the case may be, or the applicable surviving company.

provided that “Prohibited Change of Control” shall exclude any such event resulting from the exercise by Mezzanine Lender of its rights and/or remedies under the Mezzanine Loan Documents to the extent permitted under any intercreditor agreement between Lender and Mezzanine Lender.

“Prohibited Pledge” has the meaning set forth in Section 7.1(f).

“Prohibited Transferee” means any Person that has, or has an Affiliate that Controls or is Controlled by such Person that, (i) has, within the past seven years, defaulted or is now in default (beyond any applicable cure periods) with respect to its material obligations under any written commercial loan agreement with Lender or Mezzanine Lender, (ii) has been convicted in a criminal proceeding for a felony, (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law as a borrower or obligor in a commercial lending transaction, (iv) has at any time been subject to the filing of an involuntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, which petition was not dismissed within 90 days of filing, (v) has within the past seven years filed or been an adverse party to a claim, petition or cause of action in any municipal, state or federal court or other administrative or regulatory agency in a commercial loan transaction with Lender or Mezzanine Lender, or (vi) is an Embargoed Person or is listed on the OFAC List.

“Properties” means, as of the Loan Closing, the real properties described on Schedule A-1, and as of the Approved Separation Closing, the real properties described on Schedule A-2, in each case, together with all buildings and other improvements thereon and all personal property appurtenant thereto; and “Property” means an individual property included in the Properties or all Properties collectively, as the context may require.

“Property Agreements” means those certain reciprocal easement agreements and other property agreements set forth on Schedule G, and similar agreements entered into after the Closing Date in accordance with this Agreement.

“Property Business Plans” has the meaning set forth in Section 5.21.

“Property Material Adverse Effect” means, as to any Property, a material adverse effect upon (i) Borrower’s title to such Property, (ii) enforcement or validity of the Mortgage with respect to such Property, or (iii) the value, use or enjoyment of such Property or the operation or occupancy thereof.

“Property Release Threshold” means an amount equal to the difference of (i) $307,500,000 minus (ii) any amounts required to be deducted therefrom in accordance with Section 2.1(b)(ii) minus (ii) any Designated Net Sales Proceeds deposited in the TI/LC Reserve Account and/or the Redevelopment Project Reserve Account in accordance with Section 2.2(a)(iv).

“Proportional Amount” has the meaning set forth in Section 9.30(a).

“Proprietary Information” means occupancy and leasing pipeline reports, tenant-by-tenant rental revenue by Property, individual property-level SHLD EBITDAR information and individual property-level store sales information for individual tenants.

“Qualified Institutional Lender” shall mean any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, sovereign wealth fund, state or other governmental pension fund or plan, real estate company, real estate investment trust, investment fund or institution substantially similar to any of the foregoing; provided in each case that such institution has (i) total assets (in name or under management) in excess of, or is managed by a fund manager that manages in excess of, the greater of (a) 2.5x the capital/statutory surplus or shareholder’s equity required under clause (ii) and (b) $650,000,000 and (ii) (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity equal to or greater than 5x the unfunded commitment assumed by the applicable assignee or participant, in each case excluding the Loan, and is regularly engaged in the business of making or owning commercial real estate loans.

“Qualified Lease” means (i) the SHLD Master Lease, (ii) the Lands’ End Master Lease, (iii) the Sears Hometown License Agreement and (iv) any other Lease (other than an Affiliate Lease with Guarantor or a Subsidiary thereof), in each case, to a Tenant that is in occupancy and open for business at the applicable Property, is not in default in the payment of rent under its Lease and is not the subject of a bankruptcy or similar insolvency proceeding (unless such Tenant has assumed such Lease in bankruptcy).

“Qualified Replacement Lease” means a Lease that (i) is with a nationally recognized retail tenant with more than 50 locations in the United States, (ii) has a minimum initial term of 10 years, (iii) provides for Borrower to incur the costs of Tenant Improvements, Capital Expenditures, Leasing Commissions and/or free rent on arm’s-length, market terms but in no event shall such amounts exceed $50 per square foot with respect to such Lease and (iv)

provides for aggregate annual base rent at least equal to the applicable allocated annual base rent under the SHLD Master Lease immediately prior to the applicable recapture/termination and (v) as to which Tenant is not in default in the payment of basic rent under such Lease and is not the subject of a bankruptcy or similar insolvency proceeding (unless Tenant has assumed such Lease in bankruptcy).

“Rating Agency” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s, DBRS and Fitch, or any other nationally-recognized statistical rating agency that has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated and continue to rate any of the Certificates (excluding unsolicited ratings).

“Rating Condition” means, with respect to any proposed action, the receipt by Lender of confirmation in writing from each of the Rating Agencies that such action shall not result, in and of itself, in a downgrade, withdrawal, or qualification of any rating then assigned to any outstanding Certificates. No Rating Condition shall be regarded as having been satisfied unless and until any conditions imposed on the effectiveness of any confirmation from any Rating Agency shall have been satisfied. Lender shall waive a Rating Condition requirement with respect to any Rating Agency that has declined to review the applicable proposal.

“Recapture Plans” means the preliminary plans of Borrower and SHLD Master Tenant with respect to physical separation of any space at a Property recaptured by Borrower which have been approved by Lender as of the Closing Date and copies of which are appended to the SHLD Master Lease and are attached hereto as Schedule N, as the same may be amended, updated, replaced or supplemented in accordance with the terms of the SHLD Master Lease and/or this Agreement, including Section 5.23.

“Recapture Threshold” has the meaning set forth in Section 5.7(g).

“Redevelopment Bring-Down Package” has the meaning set forth in Section 5.22(g).

“Redevelopment Costs” means hard and soft costs set forth in a Redevelopment Plan and Budget, including Capital Expenditures and costs of Tenant Improvements and Leasing Commissions.

“Redevelopment Date of Coverage” has the meaning set forth in Section 5.22(g).

“Redevelopment Plan and Budget” has the meaning set forth in Section 5.22(a).

“Redevelopment Project” has the meaning set forth in Section 5.22(a).

“Redevelopment Project Reserve Account” has the meaning set forth in Section 3.11(a).

“Redevelopment Reconciliation Report” has the meaning set forth in Section 5.22(d).

“Reference Banks” means four major banks in the London interbank market selected by Lender.

“Regulatory Change” means any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to a class of banks or companies controlling banks, including Lender, of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT Cash Distribution Amount” has the meaning set forth in Section 3.8(b)(i).

“Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances into the indoor or outdoor environment (including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), and “Released” has the meaning correlative thereto.

“Release Date” has the meaning set forth in Section 2.2.

“Release Entity” means a newly-formed Special Purpose Entity that is wholly-owned and Controlled, directly or indirectly, by Seritage OP and is formed for the purpose of facilitating the substantially simultaneous release of Property in accordance with Section 2.2 or Section 2.3, subject to satisfaction of the respective requirements therein.

“Release Price” means:

(i) with respect to the release of a Property in accordance with Section 2.2, the greater of (a) 120% of the applicable Allocated Loan Amount and (b) the Loan Pro Rata Share of the applicable Net Sales Proceeds received by Borrower; and

(ii) with respect to the release of a Property in accordance with Section 2.3, the greater of (a) 130% of the applicable Allocated Loan Amount and (b) the Loan Pro Rata Share of the applicable Net Sales Proceeds (excluding the Permitted JV Interest established in connection with such release, and the proceeds thereof) received by Borrower in connection with formation of the applicable Permitted JV.

“Release Property” has the meaning set forth in Section 2.2.

“REMIC” means a “real estate mortgage investment conduit” as defined in Section 860D of the Code.

“Rent Roll” has the meaning set forth in Section 4.14(a).

“Rental Revenues” means, with respect to the Properties, all actual in-place base rents and expense reimbursements under bona fide Qualified Leases.

“Replacement Lender” has the meaning set forth in Section 1.7(g).

“Replacement Lender Notice” has the meaning set forth in Section 1.7(g).

“Required SPE” means Borrower, JV Pledgor and any Single-Purpose Equityholder.

“Required Title Update” has the meaning set forth in Section 5.22(g).

“Restricted Party” means, collectively (a) Borrower, JV Pledgor, Mezzanine Borrower or any respective Subsidiary thereof and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of Borrower or Mezzanine Borrower, but excluding any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of Seritage OP or Seritage REIT.

“Revenues” means all rents (including percentage rent), rent equivalents, moneys payable as damages pursuant to a Lease or in lieu of rent or rent equivalents (including all Termination Fees), royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources including any obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or the grant or withholding of any consent, waiver or other concession relating to any Property Agreement or other matter relating to one or more Properties and proceeds, if any, from business interruption or other loss of income insurance. Revenues shall not include any JV Revenues.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sears Hometown License Agreement” means, solely to the extent related to a Property, that certain License Agreement dated as of November 20, 2008 by and between Sears Holdings Management Corporation, as agent for Sears, Roebuck and Co. and Kmart Corporation, as licensor, and Sears Authorized Hometown Stores, LLC, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Securitization” means a transaction in which all or any portion of the Loan is deposited into one or more trusts or entities that issue Certificates to investors, or a similar transaction; and the term “Securitize” and “Securitized” have meanings correlative to the foregoing.

“Securitization Vehicle” means the issuer of Certificates in a Securitization of the Loan.

“Seller Estoppel” means an estoppel delivered by SHLD to the Lender on the Closing Date in order for Borrower to satisfy one or more of the conditions precedent set forth in Section 8.1(k)(i) and/or Section 8.1(k)(ii), in each case, in form and substance reasonably satisfactory to Lender.

“Seritage JV Member” has the meaning set forth in Section 2.3(a)(ii).

“Seritage OP” means Seritage Growth Properties, L.P., a Delaware limited partnership.

“Seritage REIT” means Seritage Growth Properties, a Maryland real estate investment trust.

“Servicer” means Strategic Asset Services LLC or such other entity or entities appointed by Lender from time to time to serve as servicer and/or special servicer of the Loan. If at any time no entity is so appointed, the term “Servicer” shall be deemed to refer to Lender.

“Severed Loan Documents” has the meaning set forth in Section 7.2(e).

“SHLD” means Sears Holdings Corporation, a Delaware corporation.

“SHLD EBITDAR” means, with respect to any Test Period and the Properties, the aggregate net income (which for the purposes of this calculation shall exclude all rents collected by the SHLD Master Tenant from any Affiliate of SHLD Master Tenant unless such Affiliate is a Tenant at the applicable Properties and also a tenant at similar properties owned or leased by SHLD and/or its subsidiaries under a master agreement in connection with a national or regional roll-out by such Tenant at Sears stores and/or Kmart stores) or loss for such Test Period calculated with respect to the operations of the Properties on a Property-by-Property or “four wall” basis, determined in accordance with GAAP and adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, Long-Lived Assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any noncash items of expense (other than to the extent such noncash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses, (9) unusual or nonrecurring gains or items of income or loss and (10) SHLD Master Lease Rent for such Test Period; provided that each of net income and the foregoing adjustments shall be determined using the methodologies and practices of SHLD in effect as of the Closing Date as shown on Schedule K hereto.

“SHLD EBITDAR Rent Ratio” means, with respect to any Test Period, the quotient of (i) SHLD EBITDAR for such Test Period divided by (ii) the SHLD Master Lease Rent for such Test Period.

“SHLD Master Guaranty” means the Lease Guaranty, as defined in the SHLD Master Lease, in form and substance satisfactory to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“SHLD Master Lease” means that certain Master Lease and side letter entered into in connection therewith, each dated as of the Closing Date, by and among Borrower, as Landlord, and SHLD Master Tenant, as Tenant, in form and substance satisfactory to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“SHLD Master Lease Rent” means, with respect to any Test Period, the aggregate annualized base rent obligations under the SHLD Master Lease as of the end of such Test Period.

“SHLD Master Tenant” means, collectively, Kmart Operations, LLC and Sears Operations, LLC.

“SHLD PSA” means that certain Subscription, Distribution and Purchase and Sale Agreement dated as of June 8, 2015 by and between SHLD and Seritage REIT, in form and substance satisfactory to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“SHLD TSA” means that certain Transition Services Agreement by and between SHMC and Seritage OP, dated as of the Closing Date and in form and substance satisfactory to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“SHMC” means Sears Holdings Management Corporation, a Delaware corporation.

“Simon” means SPG Portfolio Member, LLC.

“Simon JV” means SPS Portfolio Holdings LLC.

“Simon JV Agreement” means the Amended and Restated Limited Liability Company Agreement of SPS Portfolio Holdings LLC, dated as of April 13, 2015, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Simon JV Collateral” means the “Pledged Collateral” as defined in the Simon JV Pledge and Security Agreement.

“Simon JV Documents” means, collectively, the Simon JV Agreement and the Simon JV Master Lease.

“Simon JV Interests” means the “JV Interest” as defined in the Simon JV Pledge and Security Agreement.

“Simon JV Master Lease” means that certain Master Lease by and among SPS Portfolio Holdings LLC as Landlord and Sears, Roebuck and Co. as Tenant, dated as April 13, 2015, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Simon JV Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, by Simon JV Pledgor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Simon JV Pledgor” means Seritage SPS Holdings LLC, a Delaware limited liability company.

“Single Member LLC” means a limited liability company that either (x) has only one member, or (y) has multiple members, none of which is a Single-Purpose Equityholder.

“Single-Purpose Entity” means a Person that:

(a) was formed under the laws of the State of Delaware solely for the purpose of (i) in the case of Borrower, owning, holding, developing, selling, transferring, leasing, managing, operating or otherwise dealing with or disposing of an ownership interest in one or more of the Properties, entering into this Agreement with Lender and performing Borrower’s obligations under the Loan Documents, refinancing of any of the Properties in connection with a repayment of all or any portion of the Loan, and any and all activities that are necessary, convenient or incidental to the foregoing, (ii) in the case of a Single-Purpose Equityholder, acquiring and holding an ownership interest in Borrower or JV Pledgor or (iii) in the case of a JV Pledgor, owning, holding, selling, transferring and managing of the applicable JV Interests entering into a joinder to this Agreement with Lender and performing JV Pledgor’s obligations under the Loan Documents, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b) does not engage in any business unrelated to (i) in the case of the Borrower, owning, holding, selling, transferring, leasing, managing, operating or otherwise dealing with or disposing of the Properties, (ii) in the case of a Single-Purpose Equityholder, its ownership interest in Borrower or JV Pledgor or (iii) in the case of a JV Pledgor, owning, holding, selling, transferring and managing the applicable JV Interests;

(c) does not own any assets other than (i) in the case of the Borrower, its interest in the Properties and incidental personal property necessary for the ownership and operation of the Properties (and in the case of Borrower, does not and will not own any assets on which Lender does not have a Lien, other than excess cash that has been released to Borrower pursuant hereto), (ii) in the case of a Single-Purpose Equityholder, its ownership interest in Borrower or JV Pledgor) or (iii) in the case a JV Pledgor, the applicable JV Interests (and in the case of JV Pledgor, does not and will not own any assets on which Lender does not have a Lien, other than cash distributions that have been released to or are permitted to be retained by JV Pledgor pursuant hereto or pursuant to the JV Pledge and Security Agreement);

(d) does not have any Debt other than (i) in the case of Borrower or JV Pledgor, Permitted Debt, or (ii) in the case of a Single-Purpose Equityholder, reasonable and customary administrative expenses and state franchise taxes;

(e) maintains (or will cause its Approved Property Manager to maintain) books, accounts, records, financial statements, stationery, invoices and checks that are separate and apart from those of any other Person (except that such Person’s financial position, assets, results of operations and cash flows may be included in the consolidated financial statements of an Affiliate of such Person in accordance with GAAP; provided that (i) appropriate notations should be made on any such consolidated financial statements to indicate that such Person’s assets and credit are not available to satisfy the claims of its Affiliate’s creditors and (ii) such assets shall also be listed on such Person’s own separate balance sheet);

(f) is subject to and complies with all of the limitations on powers and separateness requirements set forth in the organizational documentation of such Person as of the Closing Date;

(g) holds itself out as being a Person separate and apart from each other Person and not as a division or part of another Person;

(h) conducts its business in its own name;

(i) exercises reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and maintains an arm’s-length relationship with its Affiliates (other than capital contributions and distributions permitted under the terms of such Person’s organizational documents), and only enters into a contract or agreement with an Affiliate upon terms and conditions that are commercially reasonable and comparable to those that would be available on an arm’s length basis with unaffiliated third parties;

(j) except as contemplated by the Loan Documents with respect to any co-borrower hereunder, pays its own liabilities out of its own funds (provided that the foregoing shall not require any holder of any Equity Interests to make any additional capital contributions to such Person) and reasonably allocates any overhead that is shared with an Affiliate, including paying for shared office space and services performed by any officer or employee of an Affiliate;

(k) does not have any employees;

(l) conducts its business so that the assumptions made with respect to it that are contained in the Nonconsolidation Opinion shall at all times be true and correct in all material respects;

(m) maintains its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(n) observes all applicable entity-level formalities necessary to maintain its separate existence;

(o) except as contemplated by the Loan Documents with respect to any co-borrower hereunder (including, without limitation, in a Collateral Account or an Operating Account), does not commingle its assets with those of any other Person, and holds its assets in its own name;

(p) does not assume, guarantee or become obligated for the debts of any other Person, and does not hold out its credit as being available to satisfy the obligations or securities of others, except as contemplated by the Loan Documents with respect to any co-borrower hereunder;

(q) does not acquire obligations or securities of its direct or indirect equityholders;

(r) does not pledge its assets to secure the obligations of any other Person and does not make any loans or advances to any other Person, except as contemplated by the Loan Documents with respect to any co-borrower hereunder;

(s) maintains adequate capital in light of its contemplated business operations (provided that the foregoing shall not require such Person’s partners, members or shareholders to make any additional capital contributions to such Person);

(t) has two Independent Managers on its board of directors or board of managers, or has a Single-Purpose Equityholder with two Independent Managers on such Single-Purpose Equityholder’s board of directors or board of managers, and has organizational documents that (i) provide that the Independent Managers consider only the interests of the Required SPE, including its creditors, and shall have no fiduciary duties to the Required SPE’s equityholders (except to the extent of their respective interests in the Required SPE), and (ii) prohibit the replacement of any Independent Manager without Cause and without giving at least five Business Days’ prior written notice to Lender and the Rating Agencies (except in the case of the death, legal incapacity, or voluntary non-collusive resignation of an Independent Manager, in which case no prior notice to Lender or the Rating Agencies shall be required in connection with the replacement of such Independent Manager with a new Independent Manager that is provided by any of the companies listed in the definition of “Independent Manager”);

(u) if such entity is a Single Member LLC, has organizational documents that provide that upon the occurrence of any event that causes its sole member to cease to be a member while the Loan is outstanding, at least one of its Independent Managers shall automatically be admitted as the sole member of the Single Member LLC and shall preserve and continue the existence of the Single Member LLC without dissolution; and

(v) files its own tax returns separate from those of any other Person, except to the extent it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and pays any taxes required to be paid under applicable law only from its own funds (provided that the foregoing shall not require such Person’s partners, members or shareholders to make any additional capital contributions to such Person);

(w) except to the extent expressly permitted by the Loan Documents, shall not dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets;

(x) has by-laws or an operating agreement, or has a Single-Purpose Equityholder with by-laws or an operating agreement, which provides that, for so long as the

Loan is outstanding, such Person shall not take or consent to any of the following actions except to the extent expressly permitted in this Agreement and the other Loan Documents:

(i) the dissolution, liquidation, consolidation, merger or sale of all or substantially all of its assets (and, in the case of a Single-Purpose Equityholder, the assets of the Required SPE);

(ii) the engagement by such Person (and, in the case of a Single-Purpose Equityholder, the engagement by the Required SPE) in any business other than the acquisition, development, management, leasing, ownership, transfer, leasing, managing, maintenance and operation of the Properties and activities incidental thereto (and, in the case of a Single-Purpose Equityholder, activities incidental to the acquisition and ownership of its interest in the Required SPE);

(iii) the filing, or consent to the filing, of a bankruptcy or insolvency petition, any general assignment for the benefit of creditors or the institution of any other insolvency proceeding, the seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official in respect of such Person, admitting in writing such Person’s inability to pay its debts generally as they become due, or the taking of any action in furtherance of any of the foregoing, in each case, in respect of itself or, in the case of a Single-Purpose Equityholder, in respect of Borrower, without the affirmative vote of both of its Independent Managers; and

(iv) any amendment or modification of any provision of its (and, in the case of a Single-Purpose Equityholder, Borrower’s) organizational documents relating to qualification as a “Single-Purpose Entity” without the prior written consent of the Lender.

“Single-Purpose Equityholder” means, with respect to any the Required SPE that is a limited partnership, a Single-Purpose Entity that (x) is a limited liability company or corporation formed under the laws of the State of Delaware, (y) owns at least a 1% direct equity interest in the Required SPE, and (z) serves as the general partner or managing member of the Required SPE.

“Spread” means:

(i) with respect to the A-1 Notes, initially, 3.9861%, and with respect to the A-2 Notes, initially 4.6500%; and

(ii) following the bifurcation of any Note into multiple Note Components pursuant to Section 1.1(c), the weighted average of the Component Spreads of such Note Components at the time of determination, weighted on the basis of the corresponding outstanding principal balances of such Note Components at the time of determination.

“Spread Maintenance Expiration Date” shall mean with respect to any prepayment of the Loan:

(i) with respect to a payment in full of the Loan after the end of the Lockout Period, January 9, 2018;

(ii) with respect to any permitted partial prepayment of the Loan in accordance with the terms of this Agreement, up to an aggregate principal amount equal to 35.0% of the Loan Amount, January 9, 2018;

(iii) with respect to any permitted partial prepayment of the Loan in accordance with the terms of this Agreement in excess of the threshold provided in clause (ii) above, up to an aggregate principal amount equal to 15.0% of the Loan Amount, July 9, 2019;

(iv) with respect to any principal payment on the Loan during the continuance of an Event of Default, January 9, 2018; or

(v) if a prepayment permitted pursuant to Section 2.1(c) would cause the aggregate principal prepayments of the Loan to exceed 50% of the Loan Amount, July 9, 2019.

“Spread Maintenance Premium” means the sum of (i) with respect to any prepayment of the Loan evidenced by the A-1 Notes (a) permitted in accordance with the terms of this Agreement or (b) during the continuance of an Event of Default, an amount equal to the product of (A) the principal amount so prepaid, times (B) the applicable Spread, times (C) 1/360, times (D) the number of days from (but excluding) the conclusion of the Interest Accrual Period in which such prepayment is made through and including the applicable Spread Maintenance Expiration Date plus (ii) with respect to any prepayment of the Loan evidenced by the A-2 Notes (a) permitted in accordance with the terms of this Agreement or (b) during the continuance of an Event of Default, an amount equal to the product of (A) the principal amount so prepaid, times (B) the applicable Spread, times (C) 1/360, times (D) the number of days from (but excluding) the conclusion of the Interest Accrual Period in which such prepayment is made through and including the applicable Spread Maintenance Expiration Date; provided that, in each case, no Spread Maintenance Premium shall be payable with respect to Excluded Prepayments.

“Strike Rate” means (i) with respect to the initial term of the Loan, 3.5% and (ii) with respect to any Extension Term, the greater of (a) 3.5% and (b) the strike rate necessary to produce a debt service coverage ratio equal to 1.20x (determined based on, as of any date of determination, (1) the weighted average of the Mortgage Loan Spread and the Mezzanine Loan Spread as of such date, (2) the sum of (A) the Principal Indebtedness plus (B) the Mezzanine Loan Principal Indebtedness as of such date and (3) In-Place NOI for the most recently ended Test Period).

“Subordination of Property Management Agreement” means (i) that certain consent and agreement of manager and subordination of management agreement executed by Borrower and Seritage Management LLC as of the Closing Date and (ii) that certain consent and agreement of manager and subordination of transition services agreement executed by Borrower and SHMC as of the Closing Date and (iii) any other agreement executed by Borrower and any Approved Property Manager from time to time pursuant to which the applicable Approved Management Agreement and all fees thereunder (including any incentive fees) are subject and subordinate to the Indebtedness, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose capital stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time capital stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.

“Survey” means, with respect to each Property, a current land title survey of such Property, certified to Borrower, the title company issuing the Title Insurance Policies and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, facilities and other governmental, municipal and utility district charges or other similar taxes or assessments now or hereafter levied or assessed or imposed against any Property or Borrower with respect to the Property or rents therefrom or that may become Liens upon any Property, without deduction for any amounts reimbursable to Borrower by third parties.

“Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

“Tenant Improvements” means, collectively, (i) tenant improvements to be undertaken for any Tenant that are required to be completed by or on behalf of Borrower pursuant to the terms of such Tenant’s Lease, and (ii) tenant improvements paid or reimbursed through allowances to a Tenant pursuant to such Tenant’s Lease.

“Tenant Notice” has the meaning set forth in Section 3.1(a).

“Terminated Lender” has the meaning set forth in Section 1.7(g).

“Termination Fee” has the meaning set forth in Section 3.5(d).

“Test Period” means each 12-month period ending on the last day of any Fiscal Quarter.

“Third Party In-Place NOI” means, with respect to any Test Period, In-Place NOI, as adjusted to reflect solely Operating Income generated by Third Party Leases.

“Third Party In-Place NOI Threshold” means, with respect to any Test Period, an amount equal to the product of (i) 1.10 multiplied by (ii) annual debt service on the aggregate Principal Indebtedness and Mezzanine Loan Principal Indebtedness as of the end of such Test Period assuming an interest rate equal to the sum of (a) the One-Year Forward LIBOR Rate as of the applicable date of determination plus (b) the weighted average of the Mortgage Loan Spread and the Mezzanine Loan Spread.

“Third Party Lease” means each Lease entered into in accordance with the terms of this Agreement other than the SHLD Master Lease and any Affiliate Lease.

“Title Insurance Policy” means, with respect to each Property, an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy approved for use in the applicable jurisdiction, in form and substance reasonably satisfactory to Lender.

“Title Insurance Pool” means each group of Properties whose Title Insurance Policies are subject to a “tie-in” or similar endorsement (ALTA 12 or its equivalent) aggregating title insurance coverage with respect to such Properties as designated on Schedule R hereto

“Title Insurance Pool Amount” means the aggregate amount of title insurance coverage under the Title Insurance Policies relating to a Title Insurance Pool.

“Threshold Amount” means, with respect to any Property, an amount equal to the lesser of (i) $10,000,000 and (ii) 30% of the sum of (a) the Allocated Loan Amount plus (b) the Mezzanine Loan Allocated Loan Amount with respect to such Property.

“TI/LC Reserve Account” has the meaning set forth in Section 3.5(a).

“Trade Payables” means unsecured amounts (other than pursuant to statutory or other involuntary liens that are Permitted Liens) payable by or on behalf of Borrower for or in respect of the operation of the Properties in the ordinary course or JV Pledgor for or in respect of the management of the JV Interests in the ordinary course and that would under GAAP be regarded as ordinary expenses, including amounts payable to managers under an Approved Management Agreement, Guarantor or other parent entities for services rendered or obtained (including indirectly, through the SHLD TSA) and suppliers, vendors, contractors, mechanics, materialmen or other Persons providing property or services to the Properties, Borrower or JV Pledgor and the capitalized amount of any ordinary-course financing leases.

“Transaction” means, collectively, the transactions contemplated and/or financed by the Loan Documents.

“Transfer” means the sale or other whole or partial conveyance of all or any portion of any of the Collateral or the JV Collateral or any direct or indirect interest therein to a third party, including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of the Collateral or the JV Collateral or the subjecting of any portion of the Collateral or the JV Collateral to restrictions on transfer; except that the conveyance of a space lease at any Property in accordance herewith shall not constitute a Transfer.

“Unfunded Obligations” means the items described in Schedule E-1.

“Unfunded Obligations Account” has the meaning set forth in Section 3.9(a).

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, possession, use, discharge, placement, treatment, disposal, disposition, removal, abatement, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance.

“U.S. Tax” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof.

“Waste” means any material physical abuse or destructive physical use (whether by action or inaction) of any Property.

(b) Rules of Construction. Unless otherwise specified, (i) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement, (ii) all meanings attributed to defined terms in this Agreement shall be equally applicable to both the singular and plural forms of the terms so defined, (iii) “including” means “including, but not limited to”, (iv) “mortgage” means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and “mortgagee” means the secured party under a mortgage, deed of trust, deed to secure debt or similar instrument, (v) the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision, article, section or other subdivision of this Agreement, (vi) unless otherwise indicated, all references to “this Section” shall refer to the Section of this Agreement in which such reference appears in its entirety and not to any particular clause or subsection or such Section, (vii) the use of the phrases “an Event of Default exists”, “during the continuance of an Event of Default” or similar phrases in the Loan Documents shall not be deemed to grant Borrower any right to cure an Event of Default except as expressly provided herein, and (viii) terms used herein and defined by cross-reference to another agreement or document shall have the meaning set forth in such other agreement or document as of the Closing Date, notwithstanding any subsequent amendment or restatement of or modification to such other agreement or document. Except as otherwise indicated, all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, as the same may be modified in this Agreement.

ARTICLE 1

GENERAL TERMS

Section 1.1 The Loan; Term.

(a) The Loan shall be advanced in accordance with the provisions of Section 1.7 hereof and shall initially be represented by the A-1 Note, the A-2-1 Note and the A-2-2 Note that shall bear interest as described in this Agreement at the applicable per annum rate as provided in Section 1.2(a). Each of the Notes and the interests of each Lender in the Loan (including without limitation the Initial Advance and any Future Advances) and the Loan Documents shall be pari passu, of equal rank and dignity without priority or preference of one over the other. Borrower hereby acknowledges and agrees that the obligations of each Lender hereunder are several and not joint. Interest payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the related Interest Accrual Period.

(b) The Loan shall be secured by the Collateral and the JV Collateral pursuant to the Mortgages and the other Loan Documents.

(c) Upon written notice from Lender to Borrower, any Note will be deemed to have been subdivided into multiple components (“Note Components”). Each Note Component shall have such notional balance as Lender shall specify in such notice and an interest rate equal to the sum of LIBOR plus such amount as Lender shall specify in such notice (“Component Spread”); provided that the sum of the notional balances of all Note Components shall equal the then-current Principal Indebtedness evidenced by the applicable Note, and the weighted average of the Component Spreads, weighted on the basis of their respective principal balances, shall initially equal the percentage set forth in clause (i) of the definition of “Spread” applicable to such Note. Borrower shall be treated as the obligor with respect to each of the Note Components, and Borrower acknowledges that each Note Component may be individually beneficially owned by a separate Person. The Note Components need not be represented by separate physical Notes, but if requested by Lender and subject in each case to the return to Borrower of the Note that is being replaced by the Note Components, each Note Component shall be represented by a separate physical Note, in which case Borrower shall execute and deliver to Lender each such Note promptly following Borrower’s receipt of an execution copy thereof.

(d) Borrower shall have two successive options to extend the scheduled Maturity Date of the Loan to the Payment Date in the month containing the one-year anniversary of the Maturity Date as theretofore in effect (the period of each such extension, an “Extension Term”); provided that, as a condition to each Extension Term (i) Borrower shall deliver to Lender written notice of such extension at least 30 days and not more than 90 days prior to the Maturity Date as theretofore in effect; (ii) no Event of Default shall be continuing on either the date of such notice or the Maturity Date as theretofore in effect; (iii) the Debt Yield for the Properties for the Test Period ending immediately prior to the Maturity Date as theretofore in effect shall be no less than the applicable Debt Yield Threshold; provided that if the Debt Yield is less than the applicable Debt Yield Threshold, Borrower shall be permitted to prepay the Loan (together with a simultaneous pro rata prepayment by Mezzanine Borrower of the Mezzanine Loan) in the amount required to cause the Debt Yield to equal the applicable Debt Yield Threshold, which prepayment shall be made pursuant to, and in accordance with, Section 2.1(e) but without the notice required thereunder; (iv) on the Maturity Date theretofore in effect, the percentage of Rental Revenues generated by the SHLD Master Lease shall be less than the applicable Extension Rental Revenue Threshold; (v) on or before the Maturity Date theretofore in effect, Borrower shall have obtained an Interest Rate Cap Agreement for the applicable Extension Term and collaterally assigned such Interest Rate Cap Agreement to Lender pursuant to an Assignment of Interest Rate Cap Agreement; (vi) on or before the Maturity Date theretofore in effect, Borrower shall have paid the Extension Fee; (vii) provided that Lender shall have delivered to Borrower reasonably detailed invoices therefor not less than three (3) Business Days prior to the Maturity Date as theretofore in effect, Borrower shall have reimbursed Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with such extension; and (viii) the Mezzanine Loan maturity date shall have been simultaneously extended to the same date as the new Maturity Date of the Loan. If Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate.

Section 1.2 Interest and Principal.

(a) On each Payment Date Borrower shall pay to Lender (to be applied to each Note on a pro rata, pari passu basis) (i) at any time the Loan is a LIBOR Loan (A) interest on the Principal Indebtedness evidenced by the A-1 Notes for the applicable Interest Accrual Period at a rate per annum equal to (i) the sum of LIBOR, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period, plus the applicable Spread and (B) interest on the Principal Indebtedness evidenced by the A-2 Notes for the applicable Interest Accrual Period at a rate per annum equal to (i) the sum of LIBOR, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period, plus the applicable Spread, and (ii) at any time the Loan is a Prime Rate Loan, the sum of the Prime Rate, determined as of the Interest Determination Date immediately preceding such Interest Accrual Period, plus the Prime Rate Spread (except that in each case, interest shall be payable on the Indebtedness, including due but unpaid interest, at the Default Rate with respect to any portion of such Interest Accrual Period falling during the continuance of an Event of Default). As of the Closing Date, the Loan is a LIBOR Loan, and except as provided in Section 1.2(e), the Loan shall at all times be a LIBOR Loan. Notwithstanding the foregoing, on the Closing Date, Borrower shall pay interest on A-1 Notes from and including the Closing Date through the end of the first Interest Accrual Period, in lieu of making such payment on the first Payment Date following the Closing Date.

(b) The entire outstanding Principal Indebtedness, together with all interest thereon through the end of the Interest Accrual Period in which the Maturity Date falls (calculated as if such Principal Indebtedness were outstanding for the entire Interest Accrual Period) and all other amounts then due under the Loan Documents shall be due and payable by Borrower to Lender on the Maturity Date. The payment by Borrower of the Principal Indebtedness on the Maturity Date and any other prepayments of the Loan permitted under this Agreement shall be applied to the Notes on a pro rata, pari passu basis.

(c) If all or any portion of the Principal Indebtedness is paid to Lender prior to the initial Maturity Date during the continuance of an Event of Default, Borrower shall pay to Lender an amount equal to the applicable Spread Maintenance Premium. Amounts received in respect of the Indebtedness during the continuance of an Event of Default shall be applied toward interest, principal and other components of the Indebtedness (in such order as Lender shall determine) before any such amounts are applied toward payment of Spread Maintenance Premium, with the result that Spread Maintenance Premium shall accrue as the Principal Indebtedness is repaid but no amount received from Borrower shall constitute payment of a Spread Maintenance Premium until the remainder of the Indebtedness shall have been paid in full. Borrower acknowledges that (i) a prepayment prior to the initial Maturity Date will cause damage to Lender; (ii) the Spread Maintenance Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is prepaid; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an acceleration or any other prepayment prior to the initial Maturity Date; and (iv) the Spread Maintenance Premium represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the prepayment and is not a penalty.

(d) Any payments of interest and/or principal not paid when due hereunder shall bear interest at the applicable Default Rate and, in the case of all payments due hereunder other than the repayment of the Principal Indebtedness on the Maturity Date, when paid shall be accompanied by a late fee in an amount equal to the lesser of 3.0% of such unpaid sum and the maximum amount permitted by applicable law, in order to defray a portion of the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.

(e) In the event that Lender shall reasonably determine that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR in accordance with the definition thereof, then the Loan shall be converted to a Prime Rate Loan effective as of the commencement of the Interest Accrual Period following the date of such determination, and Lender shall give notice thereof to Borrower by telephone at least one day prior to the applicable Interest Determination Date (which notice shall thereafter be promptly confirmed by Lender in writing). If, pursuant to this Section, any portion of the Loan has been converted to a Prime Rate Loan and Lender thereafter reasonably determines that the events or circumstances that resulted in such conversion are no longer applicable, the Loan shall be converted to a LIBOR Loan effective as of the commencement of the Interest Accrual Period following the date of such determination, and Lender shall give notice thereof to Borrower by telephone at least one day prior to the applicable Interest Determination Date (which notice shall thereafter be promptly confirmed by Lender in writing). Borrower shall pay to Lender, within five (5) Business Days following written demand, any additional amounts necessary to compensate Lender for any reasonable out-of-pocket costs incurred by Lender in making any conversion in accordance with this Section, including interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder. In the event the Note has been divided into multiple Notes or Note Components pursuant to Section 1.1(c), upon any conversion of the Loan pursuant to this Section the interest rate applicable to such Notes or Note Components shall be proportionately adjusted to reflect such conversion. Except as provided in this Section, the Loan shall at all times be a LIBOR Loan. In no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

Section 1.3 Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments and prepayments under this Agreement and the Notes (including any deposit into the Cash Management Account pursuant to Section 3.2(c)) shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to the account specified from time to time by Lender. Any funds received by Lender after such time shall be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. If the amount received from Borrower (or from the Cash Management Account pursuant to Section 3.2(b)) is less than the sum of all amounts then due and payable hereunder, such amount shall be applied, at Lender’s sole discretion, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder) and the Notes and Note Components, in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses. Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

Section 1.4 Taxes; Regulatory Change.

(a) Borrower shall indemnify Lender and hold Lender harmless from and against any present or future stamp, documentary, transfer, excise, property or other similar taxes or other similar charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority by reason of the execution and delivery of the Loan Documents or any Notes issued thereunder and any consents, waivers, amendments and enforcement of rights under the Loan Documents.

(b) Reasonably promptly following Borrower’s request, any Lender at the time the initial advance is made shall complete and deliver to Borrower a duly executed Form W-9 certifying that is not subject to backup withholding or an appropriate IRS Form W-8, as applicable. If Borrower is required by law to withhold or deduct any amount from any payment hereunder in respect of any Borrower Tax, Borrower shall withhold or deduct the appropriate amount, remit such amount to the appropriate Governmental Authority and pay to the Lender and each Person to whom there has been an Assignment or Participation of a Loan (Lender and all such Persons, collectively, “Lender Parties” and each individually, a “Lender Party”) such additional amounts as are necessary in order that the net payment of any amount due hereunder, after deduction for or withholding in respect of any Borrower Tax imposed with respect to such payment, will not be less than the amount stated in this Agreement to be then due and payable; except that the foregoing obligation to pay such additional amounts shall not apply to (i) Inapplicable Taxes; (ii) any amount of U.S. Tax in effect and applicable to payments to Lender on the date of this Agreement, provided that Borrower requests from Lender, if necessary to prevent the imposition of such U.S. Tax, a Form W-9 or W-8, as applicable, reasonably in advance of when withholding in respect of such U.S. Tax would be required absent the receipt of such form; (iii) with respect to payments made under this Agreement to any Lender Party to whom there has been an Assignment or Participation, any amount of U.S. Tax imposed, to the extent that the receipt of additional amounts in respect of such U.S. Tax would entitle the Lender Party to receive greater payment than the assignor would have been entitled to receive with respect to the rights assigned, unless such assignment shall have been made at a time when the circumstances giving rise to such greater payment did not exist; (iv) any U.S. federal withholding taxes imposed under FATCA; or (v) any amount of Borrower Taxes imposed solely by reason of the failure by an assignee to comply with Section 9.7(c). If Borrower shall fail to pay any Borrower Taxes or other amounts that Borrower is required to pay pursuant to this Section, and Lender or any Person to whom there has been an Assignment or Participation of a Loan pays the same, Borrower shall reimburse Lender or such Person promptly following demand therefore in the currency in which such taxes or other amounts are paid, whether or not such taxes were correctly or legally asserted, together with interest thereon from and including the date of payment to but excluding the date of reimbursement at a rate per annum equal to the Default Rate.

(c) Within 30 days after paying any amount from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant Governmental Authority, Borrower shall deliver to Lender satisfactory evidence of such deduction, withholding or payment (as the case may be).

(d) If, as a result of any Regulatory Change, any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, Lender or any holder of all or a portion of the Loan is imposed, modified or deemed applicable and the result is to increase the cost to such Lender or such holder of making or holding the Loan, or to reduce the amount receivable by Lender or such holder hereunder in respect of any portion of the Loan by an amount deemed by Lender or such holder to be material (such increases in cost and reductions in amounts receivable, but excluding any reserve requirement that is reflected in LIBOR, “Increased Costs”), then Borrower agrees that it will pay to Lender or such holder upon Lender’s or such holder’s request such additional amount or amounts as will compensate Lender and/or such holder for such Increased Costs to the extent that such Increased Costs are reasonably allocable to the Loan. Lender will notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. If such Lender shall fail to notify Borrower of any such event within nine months following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the date that is nine months prior to the date upon which such Lender actually notified Borrower of the occurrence of such event. Notwithstanding anything in this Section 1.4 to the contrary, in no event shall Borrower be required to compensate Lender or any holder of the Loan for any Inapplicable Taxes or for any portion of the income or franchise taxes of Lender or such holder, whether or not attributable to payments made by Borrower. If a Lender requests compensation under this Section, Borrower may, by notice to Lender, require that such Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.

Section 1.5 Interest Rate Cap Agreements.

(a) On or prior to the Closing Date, Borrower shall obtain, and thereafter maintain in effect, an Interest Rate Cap Agreement, which shall be coterminous with the initial term of the Loan and have a notional amount equal to the Loan Amount. Any initial Interest Rate Cap Agreement shall have a strike rate equal to or less than the Strike Rate.

(b) If Borrower exercises any of its options to extend the term of the Loan pursuant to Section 1.1(d), on or prior to the commencement of the applicable Extension Term, Borrower shall obtain, and thereafter maintain in effect, an Interest Rate Cap Agreement having (x) a term coterminous with such Extension Term, (y) a notional amount at least equal to the Principal Indebtedness as of the first day of such Extension Term, and (z) a strike rate equal to or less than the Strike Rate.

(c) Borrower shall collaterally assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement all of its right, title and interest in any and all payments under each Interest Rate Cap Agreement and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and obtain the consent of the Acceptable Counterparty to such collateral assignment (as evidenced by the Acceptable Counterparty’s execution of such Collateral Assignment of Interest Rate Cap Agreement).

(d) Borrower shall comply, in all material respects, with all of Borrower’s obligations under the terms and provisions of each Interest Rate Cap Agreement. All amounts paid under an Interest Rate Cap Agreement shall be deposited directly into the Cash

Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder without Lender’s consent (which shall not be unreasonably withheld).

(e) If, at any time during the term of the Loan, the counterparty to the Interest Rate Cap Agreement then in effect ceases to be an Acceptable Counterparty and thereafter fails to abide by the requirements set forth in such Interest Rate Cap Agreement with respect to ratings downgrades, then Borrower shall promptly after notice from Lender demanding such replacement, obtain a replacement Interest Rate Cap Agreement satisfying the requirements set forth in paragraph (a) or (b) above, as applicable, with a counterparty that is an Acceptable Counterparty.

(f) At Closing and at any time that Borrower obtains a replacement Interest Rate Cap Agreement pursuant to this Section, Borrower shall deliver to Lender a customary legal opinion or opinions from counsel to the applicable Acceptable Counterparty (which counsel may be internal counsel) in form and substance reasonably satisfactory to Lender.

Section 1.6 Release. Upon payment of the Indebtedness in full when permitted or required hereunder, Lender shall execute instruments prepared by Borrower and reasonably satisfactory to Lender, which, at Borrower’s election and at Borrower’s sole cost and expense either (a) release and discharge all Liens on all Collateral or the JV Collateral securing payment of the Indebtedness (subject to Borrower’s obligation to pay any associated fees and expenses), including all balances in the Collateral Accounts; or (b) assign such Liens (and the Loan Documents) to a new lender designated by Borrower. Any release or assignment provided by Lender pursuant to this Section shall be without recourse, representation or warranty of any kind, except for, solely to the extent required by the applicable assignee, customary representations and warranties by Lender as to Lender’s due authorization, execution and delivery of the assignment and Lender’s ownership of the Lien and any assigned Loan Documents free and clear of any Liens or prior assignments, in each case, granted by Lender. In addition, upon payment of the Indebtedness in full when permitted or required hereunder, at Borrower’s sole cost and expense, Lender shall execute and deliver Lender’s written consent to the rescission of the Tenant Notices required pursuant to Section 3.1(a).

Section 1.7 Advances.

(a) On the Closing Date, subject to the terms and conditions of this Agreement, Lender shall advance the Initial Advance to Borrower.

(b) During the Future Advance Availability Period, subject to the terms and conditions contained herein and except as provided in Section 1.7(c), the Future Advance Amount will be available to Borrower solely to fund Approved Redevelopment Costs, and shall be funded to Borrower on the Funding Date specified in the Funding Request. From time to time, Borrower may submit a Funding Request to Lender specifying the amount to be advanced (each, a “Future Advance”) and a date (each, a “Funding Date”) not less than 15 days nor more than 30 days after Lender’s receipt of such Funding Request on which Borrower would like such advance to be made, which Funding Request shall be subject to Lender’s review and approval

(such approval not to be unreasonably withheld, conditioned or delayed); provided that Borrower shall not be entitled to more than one advance of the Future Advance Amount during any calendar month (it being understood that any individual Future Advance may, if the applicable conditions are satisfied, include funds for multiple Redevelopment Projects). The Future Advance Lenders shall advance from the Future Advance Amount on each applicable Funding Date to the Operating Account, the applicable Approved Redevelopment Pro Rata Share of the Approved Redevelopment Costs set forth in such Funding Request, subject to the satisfaction of the following conditions precedent on or prior to the applicable Funding Date:

(i) no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing;

(ii) prior to the initial Funding Request with respect to a Redevelopment Project, Borrower shall have satisfied the conditions set forth in Section 5.22(b);

(iii) prior to each Funding Request with respect to a Redevelopment Project, Borrower shall have satisfied the conditions set forth in Section 5.22(c); and

(iv) prior to the final Funding Request with respect to a Redevelopment Project, Borrower shall have satisfied the condition set forth in the first sentence of Section 5.22(f).

(c) Regardless of whether or not the Borrower shall have given Lender any direction as to the party to whom any advance shall be disbursed, during the continuance of an Event of Default, Lender may make any advance or portion thereof (up to the amount provided to be paid to the applicable Person in the Funding Request) directly to any Person due payment in connection with a Funding Request, and the execution of this Agreement by Borrower constitutes an irrevocable direction and authorization to so advance during the continuance of an Event of Default, at the election of Lender. No further direction or authorization from Borrower shall be necessary to make such direct advances to each such other Person, and all such direct advances shall satisfy the obligations of Lender under this Agreement and shall be and become a part of the Principal Indebtedness as fully as if made directly to Borrower, regardless of the disposition thereof by such Person.

(d) No advance shall constitute an approval or acceptance by Lender of any construction work, a waiver of any condition precedent to any further advance, or preclude Lender from thereafter requiring the Borrower to satisfy such condition precedent which was not waived in accordance with the terms hereof. No waiver by Lender of any condition precedent or obligation shall preclude Lender from requiring such condition or obligation to be met prior to making any other advance or from thereafter declaring the failure to satisfy such condition or obligation to be a Default.

(e) So long as no Event of Default shall have occurred and be continuing, upon Borrower’s written request at any time during the last 120 days of the Future Advance Availability Period, Future Advance Lender shall, on the last Business Day in the Future Advance Availability Period, advance from the Future Advance Amount into the Redevelopment Project Reserve Account the entire then undrawn portion of the Future Advance Amount or such lesser amount as Borrower shall specify in such written request.

(f) Notwithstanding anything to the contrary contained herein, the Initial Advance Lender shall have no obligation hereunder to make any Future Advances, it being acknowledged by Borrower that the obligation to make any Future Advance shall solely be the obligation of each Future Advance Lender (on a several basis). In the event that any Future Advance Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Future Advance following satisfaction by the Borrower of the conditions precedent described in this Section 1.7, no rights or obligations of the Initial Advance Lender or any other Lender shall be increased or otherwise affected, and performance by the Borrower and the JV Pledgors of their respective obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default (Borrower hereby expressly agreeing that it waives any right of set-off or similar rights with respect to any Funding Default). In furtherance of the foregoing, Borrower agrees that no claim may be made by Borrower or any other Person claiming by or through Borrower against Initial Advance Lender, any non-defaulting Future Advance Lender or the directors, officers, employees, attorneys or agents (including Servicer and any other servicer or trustee in connection with a Securitization) of the Initial Advance Lender or any non-defaulting Future Advance Lender for any damages of any nature whatsoever in respect of any claim whatsoever for a Funding Default by a Defaulting Lender, and Borrower hereby waives, releases and agrees to hold harmless the Initial Advance Lender and any non-defaulting Future Advance Lender or the directors, officers, employees, attorneys or agents (including Servicer or any other servicer or trustee in connection with a Securitization of Note A-1) with respect to any claim for any such damages. Except as otherwise provided in this Section 1.7(f), each of Borrower and the other Lenders shall have such rights and remedies against a Defaulting Lender as may be available under applicable law.

(g) In the event that any Future Advance Lender shall be a Defaulting Lender with respect to any Future Advance, Borrower may deliver a written notice to such Defaulting Lender requesting that such Defaulting Lender fund such Future Advance in accordance with the terms hereunder (“Defaulting Advance Notice”). If such Defaulting Lender shall fail to fund such Future Advance within five (5) Business Days after receipt of such Defaulting Advance Notice, Borrower shall have the right to replace such Defaulting Lender (the “Terminated Lender”); provided, that (i) Borrower shall have delivered a copy of the applicable Defaulting Advance Notice to each Future Advance Lender that is not a Defaulting Lender (each a “Non-Defaulting Lender”) and no Non-Defaulting Lender (or a Qualified Institutional Lender designated by a Non-Defaulting Lender) shall within ten (10) Business Days of receipt of such Defaulting Advance Notice (the “Non-Defaulting Lender Cure Period”) elect to fund such Future Advance; (ii) Borrower shall, following the expiration of the Non-Defaulting Lender Cure Period, deliver written notice to such Terminated Lender and each other Future Advance Lender of the termination of the Terminated Lender and the appointment of a Replacement Lender (as defined below) (“Replacement Lender Notice”); (iii) no Event of Default shall have occurred and be continuing at the time of such replacement; (iv) the entity(ies) appointed to replace the Terminated Lender shall be one or more Qualified Institutional Lenders (or another institution acceptable to Lenders) designated by the Borrower that is not an Affiliate of Borrower (each a “Replacement Lender”); (v) such replacement shall not conflict with any Legal Requirements; (vi) within ten (10) Business Days of delivery of such Replacement Lender Notice, such Replacement Lender shall purchase, at par, the outstanding principal balance of, and all accrued and unpaid interest through the assignment date on, all outstanding A-2 Notes of the Terminated Lender, and shall assume such Defaulting Lender’s ratable share of the unfunded Future Advance Amount and such Defaulting Lender’s other rights and obligations under the Loan Documents and any co-lender agreements among the Future Advance Lenders (from and after the date of such assignment); and (vii) on the date of such assignment, the Borrower shall pay all amounts, if any, payable to such Terminated Lender pursuant to Section 1.4. Upon the payment to Terminated Lender of the amounts described in clauses (vi) and (vii) above, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to any provisions stated to survive repayment of the Loan, including any indemnifications under the Loan Documents, shall survive as to such Terminated Lender. For the avoidance of doubt, neither the replacement of a Defaulting Lender pursuant to this paragraph, nor anything else contained in this Section 1.7(g) shall waive any rights and remedies that Borrower may have at law or in equity against any Defaulting Lender. Notwithstanding anything to the contrary herein, any Future Advance Lender that does not fund a Future Advance because it has determined in good faith that the conditions precedents set forth in Section 1.7(b) have not been satisfied in accordance with the terms hereunder shall not be deemed to be a Defaulting Lender. Notwithstanding anything to the contrary contained herein, Initial Advance Lender and any directors, officers, employees, attorneys or agents (including Servicer and any other servicer or trustee in connection with a Securitization) of the Initial Advance Lender shall not have any liabilities or obligations arising pursuant to this Section 1.7(g).

ARTICLE 2

VOLUNTARY PREPAYMENT; RELEASE; TRANSFERS

Section 2.1 Voluntary Prepayment.

(a) Borrower shall be prohibited from prepaying the Loan, in whole or in part, during the Lockout Period except in connection with (i) the application of Loss Proceeds following a Casualty or Condemnation with respect to a Property in accordance with Section 5.16 or (ii) in connection with the release of one or more Properties in accordance with Section 2.2 or Section 2.3. After the expiration of the Lockout Period, Borrower shall have the right, at its option, upon not less than 5 Business Days’ prior written notice to Lender (or such other notice period as specified), to prepay the Loan in whole or, to the extent provided in Section 1.1(d)(iii), Section 2.1(b), Section 2.1(c), Section 2.2 and Section 2.3 in part; provided that (x) Borrower shall pay to Lender simultaneously with such prepayment the applicable Spread Maintenance Premium, if any, (y) there is a simultaneous and pro rata prepayment of the Mezzanine Loan with the result that, after giving effect to such prepayments, the Loan Pro Rata Share remains unchanged and (z) each prepayment of the Loan shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made. Borrower’s notice of prepayment may be rescinded with one (1) Business Days’ written notice by Borrower to Lender (subject to payment of any reasonable out-of-pocket costs and expenses actually incurred by Lender, including breakage costs actually incurred by Lender, resulting from such rescission).

(b) After the expiration of the Lockout Period, on not less than 15 Business Days’ prior written notice to Lender, and without limitation of Borrower’s right pursuant to Section 2.1(e) to prepay, in whole or in part, on or after the initial Maturity Date, Borrower may prepay up to 50% of the Loan Amount in part (not in connection with the release of a Property in accordance with Section 2.2 or Section 2.3), subject to payment of Spread Maintenance Premium through and including the applicable Spread Maintenance Expiration Date; provided that (i) any prepayments of the Loan made pursuant to Section 2.1(c), Section 2.2, Section 2.3 shall reduce on a dollar-for-dollar basis the foregoing 50% threshold and (ii) any prepayments of the Loan made in accordance with this Agreement (not in connection with the release of a Property in accordance with Section 2.2 or Section 2.3 and other than Excluded Prepayments) in excess of 5% of the Loan Amount shall reduce on a dollar-for-dollar basis (but without duplication of such reduction) the Property Release Threshold and/or the JV Release Threshold, as may be elected by Borrower in its sole discretion in the applicable prepayment notice delivered in accordance with Section 2.1(a) or Section 2.1(b), as applicable.

(c) If the Debt Yield is less than the applicable 11.0% as of the end of any Test Period at any time, Borrower shall be permitted to (but not obligated to) prepay a portion of the Loan (together with a simultaneous pro rata prepayment by Mezzanine Borrower of the Mezzanine Loan) in the amount required to cause the Debt Yield to equal 11.0%, which prepayment shall be accompanied by interest on the principal amount so prepaid through the end of the Interest Accrual Period in which such prepayment is made plus Spread Maintenance Premium through and including the applicable Spread Maintenance Expiration Date.

(d) [Intentionally Omitted]

(e) Other than as permitted by Section 1.1(d)(iii), Section 2.1(b), Section 2.1(c), Section 2.2 and Section 2.3 and in connection with the application of Loss Proceeds following a Casualty or Condemnation with respect to a Property in accordance with Section 5.16, no partial prepayments of the Loan shall be permitted prior to the initial Maturity Date. On or after the initial Maturity Date, the Loan may be prepaid in whole or in party at any time without penalty or premium, but otherwise subject to the provisions of Section 2.1(a).

Section 2.2 Property Releases.

(a) Provided no Default or Event of Default shall have occurred and be continuing, Borrower shall have the right to obtain one or more times during the term of the Loan a release or assignment of the lien of the applicable Mortgage (and related Loan Documents)

as to any of the Properties (the “Release Property”) upon satisfaction of the following conditions precedent:

(i) not less than 10 Business Days, nor more than 90 days, prior to the date on which the Borrower proposes a release or assignment (including under this Section 2.2 or under Section 2.3) to occur (each, a “Release Date”), Borrower shall provide to Lender a notice specifying the proposed Release Date, which notice shall be revocable without penalty by Borrower at any time on or prior to the Release Date (subject to payment by Borrower of any reasonable out-of-pocket costs and expenses, including breakage costs, actually incurred by Lender in connection with such revocation); provided that Borrower shall have the right to adjourn the Release Date for a period of up to 60 days by delivering notice of such adjournment to Lender on or prior to the then-scheduled Release Date;

(ii) such release or assignment shall be in connection with a bona fide sale of the Release Property to a third party that is not a Broad Affiliate of Borrower, Guarantor or SHLD for cash consideration (i.e., no seller financing) and on arm’s-length terms;

(iii) after giving effect to such release, the aggregate principal amount of the Loan prepaid in connection with release of Properties pursuant to this Section 2.2 will not exceed the Property Release Threshold;

(iv) (A) Borrower shall make a principal payment to be applied against the principal balance of the Loan in accordance with Section 2.1 in an aggregate amount equal to the applicable Release Price, together with the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made and, if applicable, the Spread Maintenance Premium and (B) Mezzanine Borrower shall make a principal payment to be applied against the principal balance of the Mezzanine Loan in an aggregate amount equal to the Mezzanine Loan Release Price, together with any other amounts then due and payable under the Mezzanine Loan. Notwithstanding the foregoing, Borrower may, with respect to any Release Property, deposit a portion of the Net Sales Proceeds thereof in excess of 150% of the Allocated Loan Amount of such Release Property into the Redevelopment Project Reserve Account or the TI/LC Reserve Account (any such Net Sales Proceeds so deposited, “Designated Net Sales Proceeds”); provided that (1) the aggregate amount of the Designated Net Sales Proceeds deposited pursuant to this sentence shall not exceed $75,000,000 during the life of the Loan and (ii) not more than $50,000,000 in the aggregate of such Net Sales Proceeds shall remain in the Redevelopment Project Reserve Account and/or the TI/LC Reserve Account at any one time.

(v) Borrower shall have complied in all material respects with all requirements of and obtained all approvals, if any, required under any Ground Leases, Leases (including the SHLD Master Lease) and/or Material Agreements applicable to the release or assignment of the Release Property, and the release shall not violate any of the provisions of any of the foregoing (except to the extent such provisions have been waived or otherwise amended in such a manner that Borrower is no longer in violation thereof), and except as to all of the foregoing, if any non-compliance or violation would not reasonably be expected to have a Property Material Adverse Effect;

(vi) Lender shall have received reasonably satisfactory evidence that the Mezzanine Borrower shall have satisfied all of the conditions to the proposed release set forth in the Mezzanine Loan Agreement (including written confirmation from the Mezzanine Lender that satisfactory escrow arrangements in connection with the release of such Property have been established) and Mezzanine Lender shall have simultaneously effected a release under the Mezzanine Loan Documents of the Release Property; and

(vii) if the Loan has been Securitized and the Securitization Vehicle is a REMIC, after giving effect to the release of the Release Property, the Lender 80% Determination shall have been satisfied or, if the same is not so satisfied, then Borrower shall have prepaid the Loan in an amount equal to the lesser of (x) the fair market value of the Release Property so released (as determined by Lender in its reasonable discretion using any commercially reasonable method permitted to a REMIC and excluding the value attributable to any property that is not an interest in real property within the meaning of Section 860(G)(a)(3)(A) of the Code) and (y) the amount necessary to obtain a Lender 80% Determination, it being agreed that Lender shall use commercially reasonable efforts to complete the Lender 80% Determination not less than three (3) Business Days prior to the Release Date;

(viii) if the Loan has been Securitized and the Securitization Vehicle is a REMIC, Borrower shall deliver to Lender an opinion of counsel in form and substance which would be acceptable to a prudent lender of securitized commercial mortgage loans acting reasonably, stating, among other things, (subject to customary assumptions of fact) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a REMIC as a result of such release and will not be subject to tax on any “prohibited transactions” or “prohibited contributions” as a result of such release;

(ix) Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.2 (except as to clause (viii) above) have been satisfied; and

(x) provided that Lender shall have delivered to Borrower reasonably detailed invoices therefor not less than three (3) Business Days prior to the Release Date (but without limiting Borrower’s obligations to pay such costs and expenses), Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender actually incurred in connection with the release of the Release Property, including without limitation Lender’s reasonable attorneys’ fees and expenses.

(b) In connection with a release or assignment of the Release Property in accordance with the provisions of Section 2.2(a), Borrower shall submit to Lender, not less than three Business Days prior to the Release Date, a release or assignment of Lien (and related Loan Documents) for execution by the Lender with respect to the Release Property. Such release or assignment shall be in a form appropriate in the jurisdiction in which the Release Property is located and shall comply with the provisions of Section 1.6. In addition, Borrower shall promptly deliver to Lender such other documentation as Lender may reasonably request in connection with such release or assignment. In connection with such property release, at Borrower’s sole cost and expense, Lender shall execute and deliver Lender’s written consent to the rescission of the Tenant Notices required pursuant to Section 3.1(a).

(c) In connection with a release or assignment of the Release Property in accordance with the provisions of Section 2.2(a), at Borrower’s sole cost and expense, Lender shall reasonably cooperate with Borrower to structure such release or assignment in a manner requested by Borrower (including interim transfers to a Release Entity) provided the same does not impair Lender’s remaining Collateral, the continued validity of any of the Loan Documents or result in a waiver of any of the requirements of Section 2.2(a) or any of Borrower’s obligations under the Loan Documents.

Section 2.3 JV Releases.

(a) Provided no monetary Default, material non-monetary Default or Event of Default shall have occurred and be continuing, Borrower shall have the right to obtain one or more times during the term of the Loan a release or assignment of the lien of the applicable Mortgage (and related Loan Documents) as to any of the Properties (the “JV Release Property”) upon satisfaction of the following conditions precedent:

(i) not less than 15 Business Days, nor more than 90 days, prior to the Release Date, Borrower shall provide to Lender a notice specifying the proposed Release Date, which notice shall be revocable without penalty by Borrower at any time on or prior to the Release Date (subject to payment by Borrower of any reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with the release); provided that Borrower shall have the right to adjourn the Release Date for a period of up to 60 days by delivering notice of such adjournment to Lender on or prior to the then-scheduled Release Date;

(ii) such release or assignment shall be in connection with a bona fide transfer of the JV Release Property to a joint venture (a “Permitted JV”) between a Single-Purpose Entity wholly-owned, directly or indirectly, by Seritage OP (the “Seritage JV Member”) and a third party that is not a Broad Affiliate of Borrower, Guarantor or SHLD (a “Permitted JV Member”);

(iii) after giving effect to such release, the aggregate principal amount of the Loan prepaid in connection with release of Properties pursuant to this Section 2.3 will not exceed the JV Release Threshold;

(iv) (A) Borrower shall make a principal payment to be applied against the principal balance of the Loan in accordance with Section 2.1 in an aggregate amount equal to the applicable Release Price, together with the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, plus the amount of interest that would have accrued on the principal amount so prepaid had it remained outstanding through the end of the Interest Accrual Period in which such prepayment is made and, if applicable, the Spread Maintenance Premium and (B) Mezzanine Borrower shall make a principal payment to be applied against the principal balance of the Mezzanine Loan in an aggregate amount equal to the Mezzanine Loan Release Price, together with any other amounts then due and payable under the Mezzanine Loan;

(v) Borrower shall have complied in all material respects with all requirements of and obtained all approvals, if any, required under any Ground Leases, Leases, the SHLD Master Lease and/or Material Agreements applicable to the release or assignment of the JV Release Property, and the release shall not violate any of the provisions of any of the foregoing (except to the extent such provisions have been waived or otherwise amended in such a manner that Borrower is no longer in violation thereof), and except as to all of the foregoing, if any non-compliance or violation would not reasonably be expected to have a Property Material Adverse Effect;

(vi) not less than ten (10) Business Days’ prior to the expected Release Date, Borrower shall have delivered to Lender true and correct copies of all related Permitted JV Documents, which Permitted JV Documents shall expressly permit the direct or indirect pledge to Lender of, and during the continuance of an Event of Default the foreclosure on or assignment-in-lieu of foreclosure of, the related Permitted JV Collateral;

(vii) (A) 100% of the equity interests held by the Seritage JV Member shall be pledged to Lender as additional collateral for the Loan pursuant to a Permitted JV Pledge and Security Agreement; provided, that if, notwithstanding Borrower’s good faith, commercially reasonable efforts to obtain consent to such direct pledge from the applicable Permitted JV Member, such direct pledge is not permitted under the Permitted JV Documents, then 100% of the equity interests in the Seritage JV Member shall be pledged to Lender as additional collateral for the Loan and the Permitted JV Pledge and Security Agreement shall be modified to reflect the indirect (rather than direct) pledge to Lender and (B) Seritage JV Member shall have delivered to Lender such organizational documents and opinions (including with respect to authority, enforceability and, if required by the Rating Agencies, non-consolidation) in substantially the same forms as delivered by the JV Pledgors on the Closing Date;

(viii) the Permitted JV Member shall have sufficient expertise and experience in the development, ownership and operation of similar properties, as reasonably determined by Lender;

(ix) Lender shall have received reasonably satisfactory evidence that the Mezzanine Borrower shall have satisfied all of the conditions to the proposed release set forth in the Mezzanine Loan Agreement (including written confirmation from the Mezzanine Lender that satisfactory escrow arrangements in connection with the release of such Property have been established) and Mezzanine Lender shall have simultaneously effected a release under the Mezzanine Loan Documents of the JV Release Property;

(x) if the Loan has been Securitized and the Securitization Vehicle is a REMIC, after giving effect to the release of the Release Property, the Lender 80% Determination shall have been satisfied or, if the same is not so satisfied, then Borrower shall have prepaid the Loan in an amount equal to the lesser of (x) the fair market value of the Release Property so released (as determined by Lender in its reasonable discretion using any commercially reasonable method permitted to a REMIC and excluding the value attributable to any property that is not an interest in real property within the meaning of Section 860(G)(a)(3)(A) of the Code) and (y) the amount necessary to obtain a Lender 80% Determination, it being agreed that Lender shall use commercially reasonable efforts to complete the Lender 80% Determination not less than three (3) Business Days prior to the Release Date;

(xi) if the Loan has been Securitized and the Securitization Vehicle is a REMIC, Borrower shall deliver to Lender an opinion of counsel in form and substance which would be acceptable to a prudent lender of securitized commercial mortgage loans acting reasonably, stating, among other things, (subject to customary assumptions of fact) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a REMIC as a result of such release and will not be subject to tax on any “prohibited transactions” or “prohibited contributions” as a result of such release;

(xii) Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.3 (except as to clause (xi) above) have been satisfied; and

(xiii) provided that Lender shall have delivered to Borrower reasonably detailed invoices therefor not less than three (3) Business Days prior to the Release Date (but without limiting Borrower’s obligations to pay such costs and expenses), Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender actually incurred in connection with the release of the JV Release Property, including without limitation Lender’s reasonable attorneys’ fees and expenses.

(b) In connection with a release or assignment of the JV Release Property in accordance with the provisions of Section 2.3(a), Borrower shall submit to Lender, not less than five Business Days prior to the Release Date, a release or assignment of Lien (and related Loan Documents) for execution by the Lender with respect to the JV Release Property. Such release or assignment shall be in a form appropriate in the jurisdiction in which the JV Release Property is located and shall comply with the provisions of Section 1.6. Borrower shall promptly deliver to Lender such other documentation as Lender may reasonably request in connection with such release or assignment. In connection with such property release, at Borrower’s sole cost and expense, Lender shall execute and deliver Lender’s written consent to the rescission of the Tenant Notices required pursuant to Section 3.1(a).

(c) In connection with a release or assignment of the JV Release Property in accordance with the provisions of Section 2.3(a), at Borrower’s sole cost and expense, Lender shall reasonably cooperate with Borrower to structure such release or assignment in a manner requested by Borrower (including interim transfers to a Release Entity) provided the same does not impair Lender’s remaining Collateral, the continued validity of any of the Loan Documents or result in a waiver of any of the requirements of Section 2.3(a) or any of Borrower’s obligations under the Loan Documents.

Section 2.4 Transfers of Equity Interests in Borrower.

(a) No direct or indirect Equity Interests in a Restricted Party shall be Transferred to any Person, unless the following conditions are satisfied:

(i) no Event of Default shall be continuing at the time of such conveyance or transfer;

(ii) no Prohibited Change of Control or Prohibited Pledge shall occur as a result thereof, and such Person shall not be a Prohibited Transferee;

(iii) if such conveyance or transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in any Required SPE (even if not constituting a Prohibited Change of Control), Borrower shall have delivered to Lender with respect to such Person an Additional Non-Consolidation Opinion;

(iv) provided that Lender shall have delivered to Borrower reasonably detailed invoices therefor not less than three (3) Business Days prior to the date of the applicable Transfer (but without limiting Borrower’s obligations to pay such costs and expenses), Borrower shall have paid the costs and expenses (if any) of the Rating Agencies and Servicer and reimbursed Lender for its reasonable out-of-pocket costs and expenses actually incurred in connection with any such conveyance or transfer;

(v) Lender shall have received 10 days advance written notice of such Transfer;

(vi) Lender shall have received copies of all instruments effecting such proposed Transfer (which instruments are subject to Lender’s reasonable approval) and any other information that Lender may reasonably request in connection with the proposed Transfer;

(vii) to the extent any transferee shall own twenty percent (20%) or more of the direct or indirect ownership interests in Borrower or JV Pledgor immediately following such Transfer (provided such transferee owned less than twenty percent (20%) of the direct or indirect ownership interests in Borrower or JV Pledgor as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out-of-pocket costs and expenses in connection therewith) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act which shall include customary searches reasonably requested by Lender in writing (which may include, without limitation, credit, judgment, lien, litigation, bankruptcy, criminal and watch list searches) reasonably acceptable to Lender with respect to such transferee; and

(viii) Lender shall have received reasonably satisfactory evidence that the Mezzanine Borrower shall have satisfied all of the conditions to the proposed Transfer set forth in the Mezzanine Loan Agreement.

(b) A Transfer shall include, but not be limited to, (i) if a Restricted Party is a corporation, any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (ii) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (iii) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (iv) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.

(c) Notwithstanding anything herein to the contrary, (i) Section 2.4(a) shall not apply to Transfers of Equity Interests in Seritage OP unless the Transfer constitutes (A) a Prohibited Change of Control, (B) a Prohibited Pledge or (C) a Transfer to which Section 2.4(a)(iii) or (vii) applies and (ii) Transfers of Equity Interests in Seritage REIT that are traded on a nationally-recognized public stock exchange shall not constitute a Transfer for any purposes of this Section 2.4 so long as such Transfer does not result in a Prohibited Change of Control.

(d) Notwithstanding anything herein to the contrary, so long as no Event of Default exists, the Transfer, but not pledge, of any JV Interests (or any direct or indirect Equity Interests in JV Pledgor) to any Person (other than an Affiliate or a Embargoed Person) solely for cash consideration shall be permitted at any time upon not less than 10 Business Days’ prior notice to Lender, and, subject to compliance by JV Pledgor with the provisions of Section 5.24(a), Lender shall release its Lien on the JV Interests being Transferred, on the date of such Transfer, subject to the terms of the applicable JV Pledge and Security Agreement.

(e) Notwithstanding anything herein to the contrary, following the Loan Closing, Lender agrees that all of the indirect Equity Interests in each of Borrower and JV Pledgor may be Transferred to Seritage OP in accordance with the SHLD PSA (the “Separation Transfer”) in connection with consummation of the Approved Separation Transaction Closing; provided that the following conditions (to the extent not already satisfied in connection with the Loan Closing) shall have been satisfied simultaneously or immediately thereafter, as the case may be (or waived in accordance with Section 9.3):

(i) Transfer of Additional Properties and Simon JV Interests. Immediately following the Approved Separation Transaction Closing (A) the Borrower shall have purchased the Additional Properties and (B) the Simon JV Pledgor shall have purchased the Simon JV Interests, in each case, in accordance with the SHLD PSA.

(ii) Loan Documents. (A) Borrower shall have duly executed and delivered to Lender a Mortgage with respect to each Additional Property, (B) Simon JV Pledgor shall have duly executed and delivered the Simon JV Pledge and Security Agreement and (C) each of Seritage REIT and Seritage OP shall have duly executed and delivered to Lender, the Guaranty.

(iii) Approved Management Agreements. Lender shall have received duly executed copies of each Approved Management Agreement, the SHLD TSA and the Subordination of Property Management Agreement, and each of Seritage Management LLC and SHMC shall have duly executed and delivered the related Subordination of Management Agreement.

(iv) Opinions. Lender shall have received, in each case in form and substance satisfactory to Lender, (i) a New York legal opinion with respect to the Guaranty and the Simon JV Pledge and Security Agreement, (ii) a Maryland law opinion with respect to the Seritage REIT, (iii) a Delaware law opinion with respect to the Borrower, JV Pledgor and Seritage OP, (iv) a legal opinion with respect to the laws of each state in which the Additional Properties are located and (v) a bankruptcy nonconsolidation opinion with respect to each Person owning at least a 49% direct or indirect equity interest in any Required SPE, and any Affiliated property manager.

(v) Mezzanine Loan. The conditions precedent to Separation Transfer in the Mezzanine Loan Agreement shall be satisfied.

(vi) Title. Lender shall have received a marked, signed commitment to issue, or a signed pro-forma version of, a Title Insurance Policy in respect of each Additional Property, listing only such exceptions as are reasonably satisfactory to Lender. If the Title Policy is to be issued by, or if disbursement of the proceeds of the Loan are to be made through, an agent of the actual insurer under the Title Policy (as opposed to the insurer itself), the actual insurer shall have issued to Lender for Lender’s benefit a so-called “Insured Closing Letter.”

ARTICLE 3

ACCOUNTS

Section 3.1 Cash Management Account.

(a) On or prior to the Closing Date, Borrower shall establish and thereafter maintain with the Clearing Account Bank one or more accounts (including, as to payments by check, a lockbox account) into which all Revenues from the Properties will be deposited (collectively, the “Clearing Account”). As a condition precedent to the closing of the Loan, Borrower shall cause the Clearing Account Bank to execute and deliver an agreement (as modified or replaced in accordance herewith, a “Clearing Account Agreement”) which provides, inter alia, that neither Borrower nor any Approved Property Manager shall have access to funds in the Clearing Account and that at the end of each Business Day the Clearing Account Bank will remit all amounts contained therein directly into an Eligible Account of the Borrower specified from time to time by Lender (the “Cash Management Account”). Within ten Business Days following the Closing Date, Borrower shall deliver to each Tenant in the Properties a written notice (a “Tenant Notice”) in the form of Exhibit B instructing that (i) all payments under the Leases shall thereafter be remitted by them directly to, and deposited directly into, the Clearing Account, and (ii) such instruction may not be rescinded unless and until such Tenant receives from Borrower or Lender a copy of Lender’s written consent to such rescission; provided that the Tenant Notice with respect to the SHLD Master Tenant, the Tenant under the Lands’ End Lease and each Tenant under an Affiliate Lease shall be delivered on the Closing Date. Borrower shall send a copy of each such written notice to Lender and shall redeliver such notices to each Tenant until such time as such Tenant complies therewith. Borrower shall cause all cash Revenues relating to the Properties and all other money received by Borrower or the Approved Property Manager with respect to the Properties (other than tenant security deposits required to be held in escrow accounts) to be deposited in the Clearing Account or the Cash Management Account by the end of the second Business Day following Borrower having actual knowledge of Borrower’s or the Approved Property Manager’s receipt thereof.

(b) Lender shall have the right at any time and from time to time in its sole discretion to change the Eligible Institution at which any one or more of the Collateral Accounts (other than the Clearing Account) is maintained (and in the case of any such change in respect of the Cash Management Account, Lender shall deliver not less than five Business Days’ prior written notice to Borrower and the Clearing Account Bank). In addition, during the continuance of an Event of Default, or if the Clearing Account Bank fails to comply with the Clearing Account Agreement or ceases to be an Eligible Institution, Lender shall have the right at any time, upon not less than 30 days’ prior written notice to Borrower, to replace the Clearing Account Bank with any Eligible Institution at which Eligible Accounts may be maintained that will promptly execute and deliver to Lender a Clearing Account Agreement satisfactory to Lender.

(c) Borrower shall maintain at all times an Operating Account into which amounts may be deposited from time to time pursuant to Section 3.2(a) and Section 3.2(b). Borrower shall not permit any amounts unrelated to the Properties to be commingled with amounts on deposit in the Operating Account and shall cause all amounts payable with respect to Operating Expenses for the Properties to be paid from the Operating Account or the Cash Management Account (to the extent required or permitted hereunder) and no other account. Borrower shall deliver to Lender each month the monthly bank statement related to such Operating Account. So long as no Event of Default is continuing, Borrower and any Approved Property Manager shall be permitted to withdraw amounts from the Operating Account for the purpose of paying bona fide Property expenses incurred in accordance with this Agreement. So long as no Event of Default or Cash Flow Sweep Period is continuing, Borrower shall be permitted to make equity distributions from amounts remaining therein after Operating Expenses that are then due and payable have been paid. During the continuance of an Event of Default, all amounts contained in the Operating Account shall be remitted to the Cash Management Account.

Section 3.2 Distributions from Cash Management Account.

(a) Lender shall transfer from the Cash Management Account to the Operating Account, at the end of each Business Day (or, at Borrower’s election, on a less frequent basis), the amount, if any, by which amounts then contained in the Cash Management Account exceed the aggregate amount required to be paid to or reserved with Lender or Mezzanine Lender on the next Payment Date pursuant hereto; provided, however, that, subject to Section 3.2(b), Lender shall terminate such remittances during the continuance of an Event of Default or Cash Flow Sweep Period.

(b) On each Payment Date, provided no Event of Default is continuing (and, if and to the extent Lender so elects in its sole discretion, during the continuance of an Event of Default until the Loan has been accelerated), Lender shall transfer amounts from the Cash Management Account, to the extent available therein, to make the following payments in the following order of priority:

(i) to the Basic Carrying Costs Escrow Account, the amounts then required to be deposited therein pursuant to Section 3.4;

(ii) to Lender (i) for payment to Servicer, the Primary Servicing Fee and (ii) the amount of all scheduled or delinquent interest and principal on the Loan and all other amounts, in each case, then due and payable under the Loan Documents (with any amounts in respect of principal paid last);

(iii) during the continuance of a Cash Flow Sweep Period, to the Operating Account, an amount equal to the Budgeted Operating Expenses for the month in which such Payment Date occurs; provided that the amounts disbursed to such account pursuant to this clause (iii) shall be used by Borrower solely to pay Budgeted Operating Expenses for such month (Borrower agreeing that, in the event that such Budgeted Operating Expenses exceed the actual operating expenses for such month, such excess amounts shall be remitted by Borrower to the Cash Management Account prior to the next succeeding Payment Date); and provided further that no amounts in excess of the Maximum Management Fees will be disbursed to Borrower in respect of the base property management fees of any Approved Property Manager that is an Affiliate of Borrower during the continuance of a Cash Flow Sweep Period or an Event of Default;

(iv) to the TI/LC Reserve Account, the amount required to be deposited therein pursuant to Section 3.5;

(v) to the Capital Expenditure Reserve Account, the amount required to be deposited therein pursuant to Section 3.6;

(vi) until Lender shall have received notice from Mezzanine Lender that the Mezzanine Loan has been repaid in full and provided that no Event of Default is then continuing, to Mezzanine Lender, the Mezzanine Loan Primary Servicing Fee and all scheduled interest then due and payable or past due and payable to Mezzanine Lender under the Mezzanine Loan Agreement, as specified by Mezzanine Lender pursuant to Mezzanine Lender’s written instructions to Lender;

(vii) during the continuance of a Cash Flow Sweep Period, with respect to ongoing Redevelopment Projects as of such date, to the Redevelopment Project Reserve Account, the aggregate amount of Approved Redevelopment Costs set forth in the applicable Approved Redevelopment Plan and Budgets that are budgeted to be funded from Excess Cash Flow;

(viii) if Lender has received written notice from the Mezzanine Lender that a Mezzanine Loan Event of Default is continuing, so long as no Cash Flow Sweep Period or Event of Default is continuing, all remaining amounts to Mezzanine Lender;

(ix) during the continuance of a Cash Flow Sweep Period or, if Lender makes the election described in Section 3.2(b) above, during the continuance of an Event of Default, all remaining amounts to the Cash Flow Sweep Reserve Account;

(x) if no Cash Flow Sweep Period, Event of Default or Mezzanine Loan Event of Default is continuing, to Guarantor in reimbursement of any Completion Guaranty Payments or Mezzanine Loan Completion Guaranty Payments, in each case, made by Guarantor; and

(xi) if no Cash Flow Sweep Period, Event of Default or Mezzanine Loan Event of Default is continuing, all remaining amounts to the Operating Account.

(c) If on any Payment Date the amount in the Cash Management Account is insufficient to make all of the transfers described above (other than remittance of excess cash to the Cash Flow Sweep Reserve Account or the Operating Account or any required remittance to Mezzanine Lender), then Borrower shall remit to the Cash Management Account on such Payment Date the amount of such deficiency. If Borrower fails to remit such amount to the Cash Management Account on such Payment Date, the same shall constitute an Event of Default and, in addition to all other rights and remedies provided for under the Loan Documents, Lender may disburse and apply the amounts in the Collateral Accounts in accordance with Section 3.12(c).

(d) All transfers of Borrower’s funds from the Cash Management Account or other sources to or for the benefit of Mezzanine Lender or Mezzanine Borrower pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents, are intended by Borrower and Mezzanine Borrower to constitute, and shall constitute, distributions from Borrower to Mezzanine Borrower in accordance with the Delaware Limited Liability Company Act.

(e) Lender may, absent manifest error, conclusively rely upon any notice received from Mezzanine Lender with respect to the amount then payable under the applicable Mezzanine Loan Agreement and with respect to the occurrence, continuance or termination of any Mezzanine Loan Event of Default. Lender shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice.

Section 3.3 Loss Proceeds Account.

(a) Upon the occurrence of a Material Casualty Event or a Material Condemnation Event, Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of depositing any Loss Proceeds (the “Loss Proceeds Account”).

(b) Provided no Event of Default is continuing, funds in the Loss Proceeds account shall be applied in accordance with Section 5.16.

Section 3.4 Basic Carrying Costs Escrow Account.

(a) Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts payable by Borrower in respect of Taxes, Ground Rents and insurance premiums (the “Basic Carrying Costs Escrow Account”).

(b) On the Closing Date, the Basic Carrying Costs Escrow Account shall be funded in an amount equal to the sum of (i) an amount sufficient to pay all Taxes by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Taxes, plus (ii) an amount sufficient to pay all Ground Rents by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual Ground Rents, plus (iii) an amount sufficient to pay all insurance premiums by the 30th day prior to the date they come due, assuming subsequent monthly fundings on Payment Dates of 1/12 of projected annual insurance premiums.

(c) On each subsequent Payment Date, an additional deposit shall be made therein in an amount equal to the sum of:

(i) 1/12 of the Taxes that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

(ii) 1/12 of the Ground Rents that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months, plus

(iii) 1/12 of the insurance premiums that Lender reasonably estimates, based on information provided by Borrower, will be payable during the next ensuing 12 months;

provided, however, that if at any time Lender reasonably determines that the amount in the Basic Carrying Costs Escrow Account will not be sufficient to accumulate (upon payment of subsequent monthly amounts in accordance with the provisions of this Agreement) the full amount of all installments of Taxes, Ground Rents and insurance premiums by the date on which such amounts come due, then Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to the Basic Carrying Costs Escrow Account by the amount that Lender reasonably estimates is sufficient to achieve such accumulation.

(d) Borrower shall provide Lender with copies of all tax, Ground Rents and insurance bills relating to the Properties promptly after Borrower’s receipt thereof. Lender will apply amounts in the Basic Carrying Costs Escrow Account toward the purposes for which such amounts are deposited therein. In connection with the making of any payment from the Basic Carrying Costs Escrow Account, Lender may cause such payment to be made according to any bill, statement or estimate provided by Borrower or procured from the appropriate public office, ground lessor or insurance carrier, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof unless given written advance notice by Borrower of such inaccuracy, invalidity or other contest.

(e) If Lender so elects at any time, Borrower shall provide, at Borrower’s expense, a tax service contract for the term of the Loan issued by a tax reporting agency reasonably acceptable to Lender. If Lender does not so elect, Borrower shall reimburse Lender for the actual, out-of-pocket cost of making annual tax searches throughout the term of the Loan.

Section 3.5 TI/LC Reserve Account.

(a) Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Tenant Improvements and Leasing Commissions (the “TI/LC Reserve Account”).

(b) On each Payment Date, there shall be deposited into the TI/LC Reserve Account an amount equal to the Monthly TI/LC Amount (as reduced by the amount of any JV Profits deposited in the TI/LC Reserve Account in accordance with Section 5.24(a) in the prior calendar month).

(c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the TI/LC Reserve Account to pay, or to reimburse Borrower for, Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with a new Lease (or Lease extension) entered into in accordance herewith; provided that:

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied prior disbursements from the TI/LC Reserve Account for the related Property as provided in the related disbursement requests and (2) with respect to disbursements for Tenant Improvements relating to any single Tenant or any single Lease in excess of $2,000,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, and (y) receipt of partial or complete lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d) Whenever a Lease is terminated in whole or in part (including without limitation the SHLD Master Lease), whether by buy-out, cancellation, default or otherwise, and Borrower receives any payment, fee or penalty in respect of such termination (a “Termination Fee”), Borrower shall promptly cause such Termination Fee to be deposited into the TI/LC Reserve Account. Provided no Event of Default is continuing, Lender shall disburse such Termination Fee or portion thereof to Borrower at the written request of Borrower in respect of Leasing Commissions and Tenant Improvement costs incurred by Borrower in connection with one or more replacement or other Leases entered into in accordance with the terms of this Agreement.

(e) Notwithstanding the foregoing, in no event shall Designated Net Sales Proceeds be released from the TI/LC Reserve Account until such time as the entirety of the Future Advance Amount shall have been drawn by Borrower.

Section 3.6 Capital Expenditure Reserve Account.

(a) Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Capital Expenditures (the “Capital Expenditure Reserve Account”).

(b) On each Payment Date, there shall be deposited into the Capital Expenditure Reserve Account an amount equal to the Monthly Capital Expenditure Amount.

(c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Capital Expenditure Reserve Account to pay, or to reimburse Borrower for, Capital Expenditures that are consistent with the Approved Annual Budget; provided that:

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied prior disbursements from the Capital Expenditure Reserve Account for the related Property as provided in the related disbursement requests and (2) with respect to disbursements for Capital Expenditures relating to any single capital improvement costing in excess of $2,000,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, and (y) receipt of partial or complete lien releases and waivers from any contractors, subcontractors and others with respect to such amounts .

Section 3.7 Deferred Maintenance and Environmental Escrow Account.

(a) Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts anticipated to be required to correct Deferred Maintenance Conditions and Environmental Conditions (the “Deferred Maintenance and Environmental Escrow Account”).

(b) On the Closing Date, Borrower shall deposit into the Deferred Maintenance and Environmental Escrow Account an amount equal to the sum of the Deferred Maintenance Amount and the Environmental Reserve Amount.

(c) Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Deferred Maintenance and Environmental Escrow Account to pay, or to reimburse Borrower for, reasonable costs and expenses incurred in order to correct Deferred Maintenance Conditions and Environmental Conditions; provided that:

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(ii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and

(iii) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied prior disbursements from the Deferred Maintenance and Environmental Escrow Account for the related Property as provided in the related disbursement requests and (2) with respect to disbursements for any single Deferred Maintenance Condition or Environmental Condition costing in excess of $2,000,000 in the aggregate to remediate (whether disbursed in a lump sum or multiple installments), (x) reasonably satisfactory site inspections, and (y) receipt of partial or complete lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d) Upon the correcting of all Deferred Maintenance Conditions and Environmental Conditions and payment of all costs and expenses in respect thereof, provided no Event of Default or Cash Flow Sweep Period is then continuing, any amounts then remaining in the Deferred Maintenance and Environmental Escrow Account shall promptly be remitted to Borrower and the Deferred Maintenance and Environmental Escrow Account will no longer be maintained.

Section 3.8 Cash Flow Sweep Reserve Account.

(a) Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the deposit of amounts required to be deposited therein in accordance with Section 3.2(b) (the “Cash Flow Sweep Reserve Account”).

(b) Provided that no Event of Default is then continuing, upon not less than five (5) Business Days’ prior written notice from Borrower (but no more often than quarterly), Lender shall release to Borrower funds from the Cash Flow Sweep Reserve Account in the Permitted Equity Distribution Amount with respect to such period; provided that Borrower shall include with such notice, an Officer’s Certificate that includes the following:

(i) a reasonably detailed calculation of (1) REIT taxable income for the applicable period and (2) the resulting amount required to be distributed by Seritage REIT to its shareholders with respect to such period under U.S. federal income tax laws for it to maintain its REIT status and the proportionate amount of such distribution to be distributed by Seritage OP with respect to its partnership units (the “OP Units”) (such amount required to be paid, in the aggregate, by Seritage REIT and Seritage OP, the “REIT Cash Distribution Amount”), assuming that, for purposes of calculating the REIT Cash Distribution Amount, (other than with respect to a Cash Flow Sweep Period initiated by a Cash Flow Sweep Trigger Event set forth in clause (iii) or clause (vi) of the definition thereof, as to which an assumption shall apply that such distributions by each of Seritage REIT and Seritage OP will be made entirely in cash), (A) Seritage REIT will pay such distributions partly in cash and partly in shares of Seritage REIT stock at the election of each Seritage REIT shareholder, where the aggregate amount of cash to be distributed is capped at 50% of the total amount distributed by Seritage REIT pursuant to such distribution, and (B) Seritage OP will pay such distributions partly in cash and partly in OP Units at the election of each holder of OP Units, where the aggregate amount of cash to be distributed is capped at 50% of the total amount distributed by Seritage OP pursuant to such distribution; and

(ii) a reasonably detailed calculation of Guarantor’s consolidated Liquidity (calculated on a consolidated basis) in excess of the Guarantor Retention Amount (“Guarantor Available Funds Amount”).

(c) Provided no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Cash Flow Sweep Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Cash Flow Sweep Period is then continuing. Such a release shall not preclude the subsequent commencement of a Cash Flow Sweep Period and the deposit of amounts into the Cash Flow Sweep Reserve Account as set forth in Section 3.2(b).

Section 3.9 Unfunded Obligations Account.

(a) Lender shall establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving for Unfunded Obligations required to be funded by Borrower (the “Unfunded Obligations Account”).

(b) On the Closing Date, Borrower shall deposit into the Unfunded Obligations Account an amount equal to the $42,469,698.

(c) Borrower shall perform its obligations in respect of the Unfunded Obligations when and as due under the respective Leases or other applicable agreements. Upon the request of Borrower at any time that no Event of Default is continuing (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Unfunded Obligations Account to pay, or to reimburse Borrower for, reasonable costs and expenses incurred in the performance of Unfunded Obligations; provided that

(i) Borrower shall have satisfied the applicable Existing Redevelopment Funding Conditions (which are hereby incorporated by reference as if set forth herein in full);

(ii) Borrower shall deliver to Lender invoices evidencing that the costs for which such disbursements are requested are due and payable;

(iii) Borrower shall deliver to Lender an Officer’s Certificate confirming that all such costs have been previously paid by Borrower or will be paid from the proceeds of the requested disbursement and that all conditions precedent to such disbursement required by the Loan Documents have been satisfied; and

(iv) Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied prior disbursements from the Unfunded Obligations Account for the related Property as provided in the related disbursement requests and (2) with respect to disbursements for any single Unfunded Obligation costing in excess of $2,000,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) reasonably satisfactory site inspections and (y) receipt of partial or complete lien releases and waivers from any contractors, subcontractors and others with respect to such amounts.

(d) Upon payment or performance, as applicable, of all Unfunded Obligations identified for any Property on Schedule E-1, and provided no Event of Default is then continuing, the remainder of the portion of the Unfunded Obligations Account held for such Property (as shown adjacent to such line item on Schedule E-1) shall promptly be remitted to Borrower. Upon the payment or performance in full of all Unfunded Obligations, provided no Event of Default or Cash Flow Sweep Period is then continuing, any amounts then remaining in the Unfunded Obligations Account shall promptly be remitted to Borrower and the Unfunded Obligations Account will no longer be maintained.

Section 3.10 Cash Flow Sweep Cure Reserve Account.

(a) Upon request of Borrower in connection with the occurrence of an event that would otherwise be a Cash Flow Sweep Trigger Event, Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the deposit of the applicable Cash Flow Sweep Cure Collateral (the “Cash Flow Sweep Cure Reserve Account”).

(b) Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all amounts then contained in the Cash Flow Sweep Cure Reserve Account on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that the applicable Cash Flow Sweep Trigger Event is no longer continuing (without regard to the applicable Cash Flow Sweep Cure Collateral delivered to Lender in accordance with this Agreement).

Section 3.11 Redevelopment Project Reserve Account.

(a) Lender will establish and maintain an Eligible Account (which may be a subaccount of the Cash Management Account) for the purpose of reserving amounts in respect of Approved Redevelopment Costs of Redevelopment Projects (the “Redevelopment Project Reserve Account”). Notwithstanding anything herein to the contrary, in lieu of making any required deposit into the Redevelopment Project Reserve Account, Borrower may elect in writing by notice to Lender, in Borrower’s sole discretion, to designate all or any portion of undrawn balance of the Future Advance Amount (to the extent not previously designated for use on any other Redevelopment Project) for application to one or more Redevelopment Projects, and such election, unless revoked by written notice from Borrower to Lender (which notice Borrower may elect to give in Borrower’s sole discretion) be deemed to constitute available funds in the Redevelopment Project Reserve Account; provided that such revocation by Borrower shall only be permitted so long as Borrower has not incurred any costs in respect of such Redevelopment Project that have been or are expected to be funded by advances by Future Advance Lender of the Future Advance Amount or has otherwise demonstrated to Lender’s reasonable satisfaction that the conditions set forth in Section 5.22(b)(ii) are satisfied as of the date of such revocation.

(b) Subject to the terms and conditions contained herein, funds on deposit in the Redevelopment Project Reserve Account will be available to Borrower solely to fund Approved Redevelopment Costs, and shall be funded to Borrower on the Funding Date specified in the Funding Request. From time to time, Borrower may submit a Funding Request to Lender specifying the amount to be released and a Funding Date not less than 5 days nor more than 30 days after Lender’s receipt of such Funding Request on which Borrower desires such release to be made, provided that Borrower shall only be entitled to release of funds from the Redevelopment Project Reserve Account up to four times during any calendar month (but only once during any calendar month with respect to any single Redevelopment Project). Lender shall release from the Redevelopment Project Reserve Account on each applicable Funding Date to the Operating Account, the Approved Redevelopment Costs set forth in such Funding Request, subject to the satisfaction of the following conditions precedent on or prior to the applicable Funding Date:

(i) no Event of Default shall have occurred and be continuing;

(ii) prior to the initial Funding Request with respect to a Redevelopment Project, Borrower shall have satisfied the conditions set forth in Section 5.22(b);

(iii) prior to each Funding Request with respect to a Redevelopment Project, Borrower shall have satisfied the conditions set forth in Section 5.22(c); and

(iv) prior to the final Funding Request with respect to a Redevelopment Project, Borrower shall have satisfied the condition set forth in the first sentence of Section 5.22(f).

(c) Notwithstanding the foregoing, in no event shall Designated Net Sales Proceeds be released from the Redevelopment Project Reserve Account until such time as the entirety of the Future Advance Amount shall have been drawn by Borrower.

Section 3.12 Account Collateral.

(a) Borrower hereby pledges the Account Collateral to Lender as security for the Indebtedness, together with all rights of a secured party with respect thereto, it being the intention of the parties that such pledge shall be a perfected first-priority security interest. Each Collateral Account shall be an Eligible Account under the sole dominion and control of Lender. Borrower shall have no right to make withdrawals from any of the Collateral Accounts other than the Operating Account. Funds in the Collateral Accounts shall not be commingled with any other monies at any time. Borrower shall execute any additional documents that Lender in its reasonable discretion may require and shall provide all other evidence reasonably requested by Lender to evidence or perfect its first-priority security interest in the Account Collateral. Funds in the Collateral Accounts shall be invested only in Permitted Investments, which Permitted Investments shall be credited to the related Collateral Account. All income and gains from the investment of funds in the Collateral Accounts other than the Basic Carrying Costs Escrow Account shall be retained in the Collateral Accounts from which they were derived. Unless otherwise required by applicable law, all income and gains from the investment of funds in the Basic Carrying Costs Escrow Account shall be for the account of Lender in consideration of its administration of such Collateral Account, and Lender shall have the right at any time to withdraw such amounts from the Basic Carrying Costs Escrow Account. All fees of the Cash Management Bank and the Clearing Account Bank shall be paid by Borrower. After the Loan and all other Indebtedness have been paid in full, the Collateral Accounts shall be closed and the balances therein, if any, shall be paid to Mezzanine Lender unless Lender shall have received written notice from Mezzanine Lender that the Mezzanine Loan has been paid in full, and if such notice has been delivered by Mezzanine Lender, to Borrower.

(b) The insufficiency of amounts contained in the Collateral Accounts shall not relieve Borrower from its obligation to fulfill all covenants contained in the Loan Documents.

(c) During the continuance of an Event of Default, Lender may, in its sole discretion, apply funds in the Collateral Accounts, and funds resulting from the liquidation of Permitted Investments contained in the Collateral Accounts, either toward the components of the Indebtedness (e.g., interest, principal and other amounts payable hereunder), the Loan, the Note Components and the Notes in such sequence as Lender shall elect in its sole discretion, and/or toward the payment of Property expenses.

Section 3.13 Bankruptcy. Borrower and Lender acknowledge and agree that upon the filing of a bankruptcy petition by or against Borrower under the Bankruptcy Code, the Account Collateral and the Revenues (whether then already in the Collateral Accounts, or then due or becoming due thereafter) shall be deemed not to be property of Borrower’s bankruptcy estate within the meaning of Section 541 of the Bankruptcy Code. If, however, a court of competent jurisdiction determines that, notwithstanding the foregoing characterization of the Account Collateral and the Revenues by Borrower and Lender, the Account Collateral and/or the Revenues do constitute property of Borrower’s bankruptcy estate, then Borrower and Lender further acknowledge and agree that all such Revenues, whether due and payable before or after the filing of the petition, are and shall be cash collateral of Lender. Borrower acknowledges that Lender does not consent to Borrower’s use of such cash collateral and that, in the event Lender elects (in its sole discretion) to give such consent, such consent shall only be effective if given in writing signed by Lender. Except as provided in the immediately preceding sentence, Borrower shall not have the right to use or apply or require the use or application of such cash collateral (i) unless Borrower shall have received a court order authorizing the use of the same, and (ii) Borrower shall have provided such adequate protection to Lender as shall be required by the bankruptcy court in accordance with the Bankruptcy Code.

ARTICLE 4

REPRESENTATIONS

Borrower and, to the extent provided in this Article IV, JV Pledgor, represents to Lender that, as of the Closing Date, except as set forth in the Exception Report:

Section 4.1 Organization.

(a) Each Required SPE is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so, and each Required SPE has all power and authority under such laws and its organizational documents and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) The organizational chart contained in Exhibit A is true and correct as of the date hereof.

Section 4.2 Authorization. Each of Borrower and JV Pledgor, as applicable, has the power and authority to enter into this Agreement and the other Loan Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by the Loan Documents and has by proper action duly authorized the execution and delivery of the Loan Documents.

Section 4.3 No Conflicts. Neither the execution and delivery of the Loan Documents by Borrower and JV Pledgor, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its formation and governance documents, (ii) violate any material Legal Requirement, regulation (including Regulation U, Regulation X or Regulation T), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract (including Ground Leases, Leases (including the SHLD Master Lease), the JV Documents and/or Material Agreements), to which Borrower, JV Pledgor or Guarantor, as applicable, is a party or may be bound, or (iv) result in or require the creation of any Lien or other charge or encumbrance upon or with respect to the Collateral or the JV Collateral in favor of any Person other than Lender.

Section 4.4 Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower and JV Pledgor, as applicable, of this Agreement or the other Loan Documents, except for any of the foregoing that have already been obtained.

Section 4.5 Enforceable Obligations. This Agreement and the other Loan Documents have been duly executed and delivered by Borrower and JV Pledgor and constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Loan Documents are not subject to any right of rescission, offset, abatement, counterclaim or defense by Borrower, JV Pledgor or Guarantor, including the defense of usury or fraud.

Section 4.6 No Default. No Default or Event of Default will exist immediately following the making of the Loan.

Section 4.7 Payment of Taxes. Borrower and JV Pledgor, as applicable, has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes due (including interest and penalties) except for taxes that are not yet delinquent and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it necessary to preserve the Liens in favor of Lender.

Section 4.8 Compliance with Law. Borrower, each Property and the use thereof comply in all material respects with all applicable Insurance Requirements. Borrower, each Property and the use thereof comply with all Legal Requirements, including building and zoning ordinances and codes, except in each case where the failure to comply would not reasonably be expected to have a Property Material Adverse Effect. Each Property conforms to current zoning requirements (including requirements relating to parking) and is neither an illegal nor a legal nonconforming use except as specified in the zoning report delivered to Lender in connection with the Closing, except in each case where the failure to comply would not reasonably be expected to have a Property Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority the violation of which could adversely affect any Property or the condition (financial or otherwise) or business of Borrower or JV Pledgor. There has not been committed by or on behalf of Borrower any act or omission affording any federal Governmental Authority or any state or local Governmental Authority the right of forfeiture as against any Property or any portion thereof or any monies paid in performance of its obligations under any of the Loan Documents. Neither Borrower nor JV Pledgor has purchased any portion of any of the Collateral or JV Collateral with proceeds of any illegal activity.

Section 4.9 ERISA.

(a) Neither Borrower, JV Pledgor nor any ERISA Affiliate of Borrower nor JV Pledgor has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.

(b) Neither Borrower nor JV Pledgor is or is acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

Section 4.10 Investment Company Act. Neither Borrower nor JV Pledgor is an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered under the Investment Company Act of 1940, as amended.

Section 4.11 No Bankruptcy Filing. Neither Borrower nor JV Pledgor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. Neither Borrower nor JV Pledgor has any knowledge of any Person contemplating the filing of any such petition against it. During the ten year period preceding the Closing Date, no petition in bankruptcy has been filed by or against any Required SPE, Guarantor, any of their respective Subsidiaries and no such Persons have been convicted of a felony. As of the Closing Date, Borrower has not received notice of and is not otherwise aware of any Tenant under a Major Lease contemplating or having filed any of the foregoing actions.

Section 4.12 Other Debt. Neither Borrower nor JV Pledgor has outstanding any Debt other than Permitted Debt.

Section 4.13 Litigation. There are no actions, suits, proceedings, arbitrations or governmental investigations by or before any Governmental Authority or other court or agency now filed or otherwise pending, and to the knowledge Borrower and JV Pledgor there are no such actions, suits, proceedings, arbitrations or governmental investigations threatened in writing, against or affecting Borrower, JV Pledgor, Guarantor or any of the Collateral or the JV Collateral, in each case, except for (i) matters covered by insurance and (ii) matters that would not reasonably be expected to either have a Material Adverse Effect, a Property Material Adverse Effect or materially adversely affect the condition (financial or otherwise) or business of Borrower or JV Pledgor.

Section 4.14 Leases; Material Agreements.

(a) Borrower has delivered to Lender true and complete copies of all Leases in effect on or prior to the Closing Date, including all modifications and amendments thereto. No person has any possessory interest in any of the Properties or right to occupy the same except under and pursuant to the provisions of the Leases. The rent roll attached to this Agreement as Schedule F (the “Rent Roll”) is accurate and complete in all material respects as of the Closing Date. Except as indicated on the Rent Roll or Exception Report, no security deposits are being held by Borrower (including bonds or letters of credit being held in lieu of cash security deposits), no Tenant listed on Schedule P hereto has any termination options (except in connection with a Casualty or Condemnation), no Tenant has any extension or renewal rights (except as set forth in its Lease), no Tenant or other party has any option, right of first refusal or similar preferential right to purchase all or any portion of the fee or Ground Lease interest in the Property, and no fixed rent has been paid more than 30 days in advance of its due date and, as of the Closing Date, no payments of rent are more than 30 days delinquent. Each of the following is true and correct with respect to each Lease:

(i) such Lease is valid and enforceable and is in full force and effect (A) on the Closing Date or (B) as to any subsequent date as of which this representation is being made, as expressly provided in this Agreement, except where the same would not reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect;

(ii) Borrower is the sole owner of the entire lessor’s interest in such Lease;

(iii) other than the SHLD Master Lease, the Lands’ End Master Lease and the Sears Hometown License Agreement, such Lease is an arm’s-length agreement with a bona fide, independent third party;

(iv) none of the Revenues reserved in such Lease have been assigned or otherwise pledged or hypothecated (except such pledge or hypothecation that will be fully terminated and released in connection with the filing and recordation of the Mortgage and except for the Liens contemplated pursuant to the Loan Documents);

(v) neither Borrower nor, to Borrower’s knowledge, any other party under such Lease is in default thereunder either (A) on the Closing Date, in any material respect, or (B) as to any subsequent date as of which this representation is being made, as expressly provided in this Agreement, where the same would reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect;

(vi) there exist no offsets or defenses to the payment of any portion of the rents thereunder (A) on the Closing Date, or (B) as to any subsequent date as of which this representation is being made, as expressly provided in this Agreement, except where the same would not reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect;

(vii) as of the Closing Date, no brokerage commissions or finders fees are due and payable regarding any Lease; and

(viii) except for the Unfunded Obligations, all work to be performed by the landlord under such Lease has been substantially performed, all Tenants have accepted possession of their respective premises under such Lease, all contributions to be made by the landlord to the Tenants thereunder have been made, all other conditions to each Tenant’s obligations thereunder have been satisfied, no Tenant has the right to require Borrower to perform or finance Tenant Improvements or Material Alterations and no Leasing Commissions are owed or would be owed upon the exercise of any Tenant’s existing renewal or expansion options, and Borrower has no other monetary obligation to any Tenant under such Lease, in each case as of the Closing Date.

(b) As of the Closing Date, there are no Material Agreements except as described in Schedule G. Borrower has made available to Lender true and complete copies of all Material Agreements and the JV Documents (including all exhibits and schedules thereto) as of the Closing Date. The Material Agreements and the JV Documents are in full force and effect and there are no defaults thereunder by Borrower or, to Borrower’s knowledge, any other party thereto (A) on the Closing Date, or (B) as to any subsequent date as of which this representation is being made, as expressly provided in this Agreement, except where the same would not reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect. Borrower has delivered or made available to Lender all material written correspondence with respect to any material pending or threatened disputes under any Property Agreement.

(c) The SHLD Master Lease is a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof).

Section 4.15 Full and Accurate Disclosure. All written information, other than projections, other forward looking information and information of a general economic or industry nature, that has been made available to Lender by or on behalf of Borrower or JV Pledgor prior to the date of this Agreement in connection with the Loan and the other transactions contemplated hereby, when taken as a whole, was, when furnished, true and correct in all material respects and did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto). There is no fact, event or circumstance presently known to Borrower or JV Pledgor that has not been disclosed to Lender that has had or would reasonably be expected to result in a Material Adverse Effect or a Property Material Adverse Effect.

Section 4.16 Financial Condition and Projections. Borrower has heretofore delivered to Lender (i) cash basis property-by-property 12-month pro forma operating statements with respect to the Properties and (ii) the list of Unfunded Obligations attached hereto as Schedule E-1, and all such materials have been prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such materials were prepared (it being understood that the materials described in clause (i) and clause (ii) hereof are not to be viewed as facts and are subject to significant uncertainties and contingencies and actual results may vary materially from the information contained in such materials).

Section 4.17 Single-Purpose Requirements.

(a) Each Required SPE is now, and has always been since its formation, a Single-Purpose Entity and has conducted its business in substantial compliance with the provisions of its organizational documents. Borrower has never (i) owned any property other than the Properties and incidental personal property necessary for the ownership and operation of the Properties, (ii) engaged in any business, except the owning, holding, developing, selling, transferring, leasing, managing and operating of the Properties and other lawful business that is incident, necessary and appropriate to accomplish the foregoing or (iii) had any material contingent or actual obligations or liabilities unrelated to the Properties. JV Pledgor has never (i) owned any property other than the applicable JV Interests, (ii) engaged in any business, except owning, holding, selling, transferring and managing the JV Interests or (iii) had any material contingent or actual obligations or liabilities unrelated to the JV Interests.

(b) (i) Borrower has provided Lender with true, correct and complete copies of Borrower’s current operating agreement or partnership agreement, as applicable, together with all amendments and modifications thereto and (ii) JV Pledgor has provided Lender with true, correct and complete copies of JV Pledgor’s current operating or partnership agreement, as applicable, together with all amendments and modifications thereto.

(c) Any and all of the stated facts and assumptions made in any Nonconsolidation Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and JV Pledgor, as applicable, will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Nonconsolidation Opinion. Each entity other than Borrower and JV Pledgor, as applicable, with respect to which an assumption is made or a fact stated in any Nonconsolidation Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Nonconsolidation Opinion. Each of Borrower and JV Pledgor covenants that in connection with any Additional Nonconsolidation Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

Section 4.18 Use of Loan Proceeds. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purpose prohibited by Legal Requirements or by the terms and conditions of the Loan Documents.

Section 4.19 Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.20 Labor Matters. Neither the Borrower nor the JV Pledgor has any employees and neither is a party to any collective bargaining agreements.

Section 4.21 Title. Borrower owns insurable fee or leasehold title to the Properties (other than any personal property) and good and marketable title to the related personal property, to the Collateral Accounts, and to any other Collateral, and JV Pledgor owns good title to the JV Collateral, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first priority Lien on the real property portion of the Properties and the rents therefrom, enforceable as such against creditors of and purchasers from Borrower and subject only to Permitted Encumbrances, and (ii) perfected Liens (pursuant to the Uniform Commercial Code of the State of New York) in and to all personalty (excluding any portion thereof constituting personalty in which a Lien may not be perfected under applicable law by the filing of a financing statement), subject only to any applicable Permitted Encumbrances. The Permitted Encumbrances do not and will not, individually or in the aggregate, materially and adversely affect or interfere with the value, or current or contemplated use or operation, of the Properties, or the security intended to be provided by the Mortgage, the ability of the Properties to generate net cash flow sufficient to service the Loan or Borrower’s ability to pay its obligations as and when they come due, including its ability to repay the Indebtedness in accordance with the terms of the Loan Documents. Except as insured over by a Title Insurance Policy, there are, as of the Closing Date, no claims for payment for work, labor or materials affecting the Properties that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. No creditor of Borrower other than Lender has in its possession any goods that constitute or evidence the Collateral.

Section 4.22 No Encroachments. Except as shown on the applicable Survey, all of the improvements on each Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining property encroach upon any Property, and no easements or other encumbrances upon any Property encroach upon any of the improvements, so as, in any case, to result in a Property Material Adverse Effect, except those that are insured against by a Title Insurance Policy.

Section 4.23 Physical Condition.

(a) Except for matters set forth in the Engineering Reports, each Property and all building systems (including sidewalks, parking lots, storm drainage system, roof, plumbing system, HVAC system, fire protection system, electrical system equipment, elevators, exterior sidings and doors, irrigation system and all structural components) are free of all material damage and are in good condition, order and repair in all respects, except, in each case, as would not reasonably be expected to result in a Property Material Adverse Effect.

(b) As of the Closing Date, Borrower is not aware of any material structural or other material defect or damages in any of the Properties, whether latent or otherwise.

(c) As of the Closing Date, Borrower has not received and is not aware of any other Person’s receipt of notice from any insurance company or bonding company of any defects or inadequacies in any of the Properties that would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24 Fraudulent Conveyance. Neither Borrower nor JV Pledgor has entered into the Transaction or any of the Loan Documents with the actual intent to hinder, delay or defraud any creditor. Each of Borrower and JV Pledgor has received reasonably equivalent value in exchange for its obligations under the Loan Documents. On the Closing Date, the fair salable value of Borrower’s and JV Pledgor’s aggregate assets (as applicable) is and will, immediately following the making of the Loan and the use and disbursement of the proceeds thereof, be greater than its probable aggregate liabilities (including subordinated, unliquidated, disputed and Contingent Obligations). The aggregate assets of Borrower and JV Pledgor (as applicable) do not and, immediately following the making of the Loan and the use and disbursement of the proceeds thereof will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Neither Borrower nor JV Pledgor intends to, and does not believe that it will, incur debts and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 4.25 Management. Except for any Approved Management Agreement, no property management agreements are in effect with respect to the Properties to which Borrower or SHLD Master Tenant is a party. As of the Closing Date, the Approved Management Agreement is in full force and effect and there is no event of default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

Section 4.26 Condemnation. On the Closing Date, no Condemnation has been commenced or, to Borrower’s knowledge, is contemplated in writing or threatened in writing with respect to all or any portion of any of the Properties or for the relocation of roadways providing access to any of the Properties, and, as of any subsequent date as of which this representation is being made, as expressly provided in this Agreement, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 4.27 Utilities and Public Access. Each of the Properties has adequate rights of access to dedicated public ways (and makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is adequately served by all public utilities, including water and sewer (or well and septic), necessary to the continued use and enjoyment of such Property as presently used and enjoyed.

Section 4.28 Environmental Matters. Except as disclosed in the Environmental Reports:

(i) To Borrower’s knowledge, no Hazardous Substances are located at, on, in or under any of the Properties or have been handled, manufactured, generated, stored, processed, or disposed of at, on, in or under, or have been Released from, any Property. Without limiting the foregoing, to Borrower’s knowledge, there is not present at, on, in or under any of the Properties, any PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for any Hazardous Substance, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint. To Borrower’s knowledge, there is no threat of any Release of any Hazardous Substance migrating to any of the Properties.

(ii) Each Property is in compliance in all material respects with all Environmental Laws applicable to such Property (which compliance includes, but is not limited to, the possession of, and compliance with, all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of such Property under all Environmental Laws). No Environmental Claim is pending with respect to any of the Properties, nor, to Borrower’s knowledge, is any threatened, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower or any of the Properties (A) on the Closing Date, or (B) as to any subsequent date as of which this representation is being made, as expressly provided in this Agreement, except where the same would not reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.

(iii) As of the Closing Date, no Liens are recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any of the Properties and, to Borrower’s knowledge, no Governmental Authority has been taking any action to subject any of the Properties to Liens under any Environmental Law.

(iv) There have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to any of the Properties that have not been made available to Lender.

Section 4.29 Assessments. There are no pending or proposed (in writing) special or other assessments for public improvements or otherwise affecting any of the Properties, nor are there any contemplated improvements to any of the Properties that may result in such special or other assessments, in any such case that would reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.

Section 4.30 No Joint Assessment. Borrower has not initiated the joint assessment of any of the Properties (i) with any other real property constituting a separate tax lot, or (ii) with any personal property, or any other procedure whereby the Lien of any Taxes that may be levied against such other real property or personal property shall be assessed or levied or charged to any of the Properties as a single Lien.

Section 4.31 Separate Lots. No portion of any Property is part of a tax lot that also includes any real property that is not Collateral.

Section 4.32 Permits; Certificate of Occupancy. Subject to administrative or ministerial filings and/or notices as may be required as a result of, or in connection with, the transactions occurring on the Closing Date, Borrower has obtained all Permits necessary for the present and contemplated use and operation of each Property. The uses being made of each Property are in conformity in all material respects with the certificate of occupancy and/or Permits for such Property and any other restrictions, covenants or conditions affecting such Property.

Section 4.33 Flood Zone. None of the improvements on any of the Properties is located in an area identified by the Federal Emergency Management Agency or the Federal Insurance Administration as a “100 year flood plain” or as having special flood hazards (including Zones A and V), or, to the extent that any portion of any Property is located in such an area, any Property is covered by flood insurance meeting the requirements set forth in Section 5.15(a)(ii).

Section 4.34 Security Deposits. Borrower is in compliance in all material respects with all Legal Requirements relating to security deposits.

Section 4.35 Acquisition Documents. Borrower has delivered to Lender true and complete copies of all material agreements and instruments related to the Approved Separation Transaction under which Borrower, JV Pledgor or any of its Affiliates or the seller of the Collateral or the JV Collateral have remaining rights or obligations in respect of the acquisition of the Collateral or the JV Collateral.

Section 4.36 Insurance. Borrower has obtained insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. All premiums on such insurance policies required to be paid as of the Closing Date have been paid for the current policy period. Borrower has not done, by act or omission, anything that would impair the coverage of any such policy.

Section 4.37 No Dealings. Borrower is not aware of any unlawful influence on the assessed value of any Property.

Section 4.38 Estoppel Certificates; JV Side Letters.

(i) Borrower has requested estoppel certificates from each Tenant, each ground lessor under each Ground Lease and each counterparty to a Property Agreement on the form heretofore agreed by Lender and has used commercially reasonable efforts to obtain executed estoppels from such parties. Borrower has delivered to Lender true and complete copies of each estoppel certificate received back from any Tenant, any such ground lessor, and any such Property Agreement counterparty prior to the Closing Date.

(ii) Borrower has used commercially reasonable efforts to obtain executed letter agreements in the form proposed by Lender from each of GGP, Simon and Macerich with respect to the Applicable JV.

Section 4.39 Federal Trade Embargos. Guarantor and each Required SPE is in compliance with all Federal Trade Embargos in all material respects. No Embargoed Person owns any direct or indirect equity interest in any Required SPE. To Borrower’s knowledge, no Tenant at any of the Properties is identified on the OFAC List. Borrower has implemented procedures, and will consistently apply those procedures throughout the term of the Loan, to ensure that the foregoing representations and warranties remain true and correct during the term of the Loan.

Section 4.40 Ground Leased Parcel. Taking into account the estoppel letter delivered to Lender by the related ground lessor, each of the following is true with respect to each Ground Lease:

(i) Borrower has made available to Lender true and complete copies of all Ground Leases, including all modifications and amendments thereto;

(ii) The Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or ground lease estoppel letter permits the interest of the lessee to be encumbered by the Mortgage and does not restrict the use of any Property by Borrower, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage;

(iii) The lessor has agreed in writing in the Ground Lease or such estoppel letter that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(iv) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by Borrower or Lender) that extends not less than 20 years beyond the scheduled Maturity Date;

(v) The Ground Lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(vi) The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to Lender and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Loan and its successors and assigns without the consent of the lessor;

(vii) There is no default under the Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of the Ground Lease, and the Ground Lease is in full force and effect as of the Closing Date;

(viii) The Ground Lease or such estoppel letter requires the lessor to give to Lender written notice of any default, and provides that no notice of default or termination is effective unless such notice is given to Lender;

(ix) Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after Lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(x) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(xi) The Ground Lease or such estoppel letter does not prohibit or otherwise prevent Loss Proceeds from being held by Lender in the Loss Proceeds Account and applied either to the repair or restoration the applicable Property or to the payment of the Indebtedness in accordance herewith; and without limiting the foregoing, in the case of a total or substantially total loss or taking, the Ground Lease does not prohibit or prevent the application of the Loss Proceeds to the payment of the Indebtedness; and

(xii) Provided that the lender cures any defaults which are susceptible to being cured, the lessor has agreed to enter into a new lease with Lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

Section 4.41 Survival. All of the representations of Borrower set forth in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Indebtedness is outstanding. As to each JV Pledgor, all of the representations of such JV Pledgor set forth in this Agreement and in the other Loan Documents shall survive until the earlier of (i) the JV Pledgor Release Event as to such Pledgor (upon which occurrence such representatives shall have no further force or effect) or (ii) the repayment in full of the Indebtedness. All representations, covenants and agreements made by Borrower and JV Pledgor in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. On the date of any Securitization, on not less than three Business Days’ prior written notice, Borrower and JV Pledgor shall deliver to Lender a certification (x) confirming that all of the representations contained in this Agreement are true and correct as of the date of such Securitization, or (y) otherwise specifying any changes in or qualifications to such representations as of such date as may be necessary to make such representations consistent with the facts as they exist on such date.

ARTICLE 5

AFFIRMATIVE COVENANTS

Borrower and, to the extent provided in this Article V, JV Pledgor, covenants and agrees as follows:

Section 5.1 Existence; Licenses. Each Required SPE shall do or cause to be done all things necessary to remain in existence. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect all rights, licenses, Permits, franchises, certificates of occupancy, consents, approvals and other agreements necessary for the continued use and operation of the Properties. Each Required SPE shall deliver to Lender a copy of each amendment or other modification to any of its organizational documents promptly after the execution thereof. No party hereto shall take any action inconsistent with the classification of each Required SPE as a “disregarded entity” for U.S. federal income tax purposes, and Seritage OP, or any other person qualified to make a check-the-box election for such Required SPE, shall make any election necessary to effect such classification.

Section 5.2 Maintenance of Property.

(a) Borrower shall cause each Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Borrower shall not use, maintain or operate any Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. Subject to Section 6.13, no improvements or equipment located at or on any Property shall be removed, demolished or materially altered without the prior written consent of Lender (except for any Permitted Transfers and except for replacement of equipment in the ordinary course of business with items of the same utility and of equal or greater value and sales of obsolete equipment no longer needed for the operation of the applicable Property), and Borrower shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Properties in each such case where the failure to do so would reasonably be expected to have a Property Material Adverse Effect. Borrower shall not make any change in the use of any Property that would materially increase the risk of fire or other hazard arising out of the operation of any Property, or do or permit to be done thereon anything that may in any way impair the value of any Property in any material respect or the Liens of the Mortgages, where in any such case the same would cause or reasonably be expected to result in a Property Material Adverse Effect. Borrower shall not install or permit to be installed on any Property any underground storage tank. Borrower shall not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Property, regardless of the depth thereof or the method of mining or extraction thereof.

(b) Borrower shall remediate the Deferred Maintenance Conditions and Environmental Conditions within the time periods following the Closing Date as specified in Schedule D-1 and Schedule D-2 hereto (or if no time periods are specified in such schedules, within twelve (12) months following the Closing Date), subject to Force Majeure, and upon request from Lender after the expiration of such period shall deliver to Lender an Officer’s Certificate confirming that such remediation has been completed and that all associated expenses have been paid; provided, that if Borrower is unable to remediate any Deferred Maintenance Condition or Environmental Condition within the time period set forth on Schedule D notwithstanding its use of commercially reasonable efforts to do so, then, so long as (i) no Event of Default is then continuing, (ii) Borrower diligently and expeditiously proceeds to complete such remediation and (iii) the failure to complete remediation of such Deferred Maintenance Condition or Environmental Condition does not (A) involve matters imminent to protection of human health and safety, (B) does not endanger any tenant, patron or other occupant of the Property or the general public and (C) does not materially and adversely affect the value of the Property or result in a default by Borrower under any Lease or Material Agreement, such time period shall be extended to such further date as may be requested by Borrower and approved by Lender in its reasonable discretion. In connection with any Major Redevelopment Project for which the Approved Redevelopment Plan and Budget includes a Deferred Maintenance Condition or an Environmental Condition or makes remediation or related work unnecessary and the Major Redevelopment Project is approved prior to the time period set forth on Schedule D-1 or Schedule D-2, as applicable, for completion of the remediation of such Deferred Maintenance Condition or Environmental Condition, the time period set forth on Schedule D-1 or Schedule D-2, as applicable, for such work shall be extended to coincide with the timing of the applicable Major Redevelopment Project. Additionally, the time period set forth on Schedule D-1 or Schedule D-2, as applicable, to remediate any Deferred Maintenance Condition or Environmental Condition may be extended with Lender’s prior written consent, which shall not be unreasonably denied, conditioned or withheld, to the extent such Deferred Maintenance Condition or Environmental Condition is to be included in a Redevelopment Project (other than a Major Redevelopment Project) and such Redevelopment Project is commenced prior to the time scheduled for completion on Schedule D-1 or Schedule D-2, as applicable, for the remediation of the applicable Deferred Maintenance Condition or Environmental Condition. In addition, to the extent any Deferred Maintenance Condition or Environmental Condition is required to be remediated by SHLD Master Tenant pursuant to the terms of the SHLD Master Lease, Borrower shall be excused from the applicable obligations under this Section 5.2(b) so long as Borrower diligently monitors and enforces any breach by SHLD Master Tenant of its obligations under the SHLD Master Lease with respect to the applicable Deferred Maintenance Condition or Environmental Conditions; provided that if SHLD Master Tenant shall fail to remediate any such Deferred Maintenance Condition or Environmental Conditions within the time periods set forth in Schedule D-1 or Schedule D-2, as applicable (as modified pursuant to the terms of this Section 5.2(b)), so long as (i) no Event of Default is then continuing, (ii) Borrower diligently and expeditiously proceeds to complete such remediation and (iii) the failure to complete remediation of such Deferred Maintenance Condition or Environmental Condition within the time periods set forth in Schedule D (as modified pursuant to the terms of this Section 5.2(b)) does not (A) involve matters imminent to protection of human health and safety, (B) does not endanger any tenant, patron or other occupant of the Property or the general public and (C) does not materially and adversely affect the value of the Property or result in a default by Borrower under any Lease or Material Agreement, SHLD Master Tenant shall have additional time to complete such remediation as may be requested by Borrower and/or SHLD Master Tenant and approved by Lender in its reasonable discretion.

Section 5.3 Compliance with Legal Requirements. Borrower shall comply with, and Borrower shall cause the Properties to comply with and be operated, maintained, repaired and improved in compliance with, all Legal Requirements, Insurance Requirements and all material contractual obligations by which Borrower is legally bound.

Section 5.4 Impositions and Other Claims. Each of Borrower and JV Pledgor shall pay and discharge all taxes, assessments and governmental charges levied upon it, its income and its assets as and when such taxes, assessments and charges are due and payable, as well as, with respect to Borrower, all lawful claims for labor, materials and supplies or otherwise, subject to any rights to contest contained in the definition of Permitted Encumbrances or in this Agreement. Each of Borrower and JV Pledgor shall file all federal, state and local tax returns and other reports that it is required by law to file. If any law or regulation applicable to Lender, any Note, any of the Collateral or any Mortgage is enacted that deducts from the value of property for the purpose of taxation any Lien thereon, or imposes upon Lender the payment of the whole or any portion of the taxes or assessments or charges or Liens required by this Agreement to be paid by Borrower, or changes in any way the laws or regulations relating to the taxation of mortgages or security agreements or debts secured by mortgages or security agreements or the interest of the mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to affect any Mortgage, the Indebtedness or Lender, then Borrower, upon demand by Lender, shall pay such taxes, assessments, charges or Liens, or reimburse Lender for any amounts paid by Lender. Following any such demand, Borrower shall have the right, upon 30 days advance written notice to Lender, to repay the Indebtedness in full (but not in part) without the payment of any prepayment premium or prepayment fee. In addition, if in the opinion of Lender’s counsel it might be unlawful to require Borrower to make such payment or the making of such payment might result in the imposition of interest beyond the maximum amount permitted by applicable law, Lender may elect to declare all of the Indebtedness to be due and payable 90 days from the giving of written notice by Lender to Borrower. Borrower and JV Pledgor shall not be required to pay any taxes, assessments, governmental charges, or satisfy any Liens on the Collateral which Borrower or JV Pledgor, as applicable, in good faith disputes and which Borrower or JV Pledgor, as applicable, at its own expense, is currently and diligently contesting, so long as (i) no Event of Default is then continuing, (ii) Borrower or JV Pledgor, as applicable, diligently prosecutes such dispute or contest in accordance with all applicable Legal Requirements to a prompt determination in a manner not prejudicial to Lender and promptly pays all amounts ultimately determined to be owing, (iii) any applicable Lien is not in imminent danger of foreclosure and (iv) Borrower causes any applicable Lien (a) to be released or discharged of record or fully insured over by the title insurance company issuing the Title Insurance Policies within 30 days of its creation, or (b) Borrower deposits with Lender, by the expiration of such 30-day period, an amount equal to 120 % of the dollar amount of such Lien or a bond in the aforementioned amount from such surety, and upon such terms and conditions, as is reasonably satisfactory to Lender, as security for the payment or release of such Lien.

Section 5.5 Inspection. Borrower shall permit agents, representatives and employees of Lender and the Servicer to enter and inspect any of the Properties or any portion thereof, and/or inspect, examine, audit (including audit of the calculation of any tests required under this Agreement) and each of Borrower and JV Pledgor shall permit agents, representatives and employees of Lender and the Servicer to copy the books and records of Borrower and JV Pledgor (including all recorded data of any kind or nature, regardless of the medium of recording), at such reasonable times during normal business hours as may be requested by Lender upon reasonable advance notice. If an Event of Default is continuing, the cost of such inspections, examinations, copying or audits shall be borne by Borrower, including the cost of all follow up or additional investigations, audits or inquiries deemed reasonably necessary by Lender. The cost of such inspections, examinations, audits and copying, if not paid for by Borrower within ten (10) Business Days following demand, may be added to the Indebtedness and shall bear interest after such 10th Business Day until paid at the Default Rate.

Section 5.6 Cooperate in Legal Proceedings. Borrower and JV Pledgor shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority that may in any way affect the rights of Lender hereunder or under any of the Loan Documents and, in connection therewith, Lender may, at its election, participate or designate a representative to participate in any such proceedings.

Section 5.7 Leases.

(a) Borrower shall furnish Lender with copies of all executed Leases. All new Leases and renewals or amendments which Borrower is obligated to enter into, all renewals or amendments of Leases must (i) be entered into on an arm’s-length basis with Tenants that are not Affiliates of Borrower and whose identity and creditworthiness is appropriate for tenancy in property of comparable quality, (ii) provide for rental rates and other economic terms that, taken as a whole, are at least equivalent to then-existing market rates, based on the applicable market, and otherwise contain terms and conditions that are commercially reasonable, (iii) have an initial term of not more than 10 years, (iv) not reasonably be expected to result in a Property Material Adverse Effect and (v) be subject and subordinate to the Mortgage and contain provisions for the agreement by the Tenant thereunder to attorn to Lender and any purchaser at a foreclosure sale, such attornment to be self-executing and effective upon acquisition of title to the applicable Property by any purchaser at a foreclosure sale. Lender, at the request of Borrower (and at Borrower’s sole cost and expense), shall enter into a subordination, attornment and non-disturbance agreement in the form of Exhibit G (with such modifications thereto as may be reasonably acceptable to Lender) or on such other form reasonably satisfactory to Lender, with respect to any Lease entered into after the Closing Date that expressly requires the delivery of a subordination, attornment and non-disturbance agreement.

(b) Any Lease that does not conform to the standards set forth in Section 5.7(a) shall be subject to the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned. In addition, all new Major Leases, and all terminations, renewals (other than as to which Borrower is obligated pursuant to the applicable

Lease) and amendments of Major Leases, and any surrender of rights under any Major Lease, shall be subject to the prior written consent of Lender (not to be unreasonably withheld); provided that, in connection with the transfer of a Property to a New Borrower or in connection with the release of a Property in accordance with this Agreement, administrative and technical modifications to the SHLD Master Lease and modifications to any Major Lease to modify the landlord thereunder will not require the consent of Lender.

(c) Borrower shall (i) observe and punctually perform all obligations imposed upon the lessor under the Leases, including satisfaction of all Unfunded Obligations, in each case where the failure to do so would reasonably be expected to have a Property Material Adverse Effect; (ii) enforce all terms, covenants and conditions contained in the Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof, in each case where the failure to do so would reasonably be expected to have a Property Material Adverse Effect, except that Borrower may terminate any Lease following a material default thereunder by the respective Tenant; (iii) not collect any of the rents thereunder more than one month in advance; (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignment of rents and leases under the Mortgage; (v) not cancel or terminate any guarantee (including, without limitation, the SHLD Master Lease Guaranty) of any of the Major Leases without the prior written consent of Lender (not to be unreasonably withheld); and (vi) not permit any subletting of any space covered by a Lease or an assignment of the Tenant’s rights under a Lease, except in strict accordance with the terms of such Lease. Borrower shall deliver to each new Tenant a Tenant Notice upon execution of such Tenant’s Lease, and promptly thereafter deliver to Lender a copy thereof and evidence of such Tenant’s receipt thereof.

(d) Security deposits of Tenants under all Leases shall be held in compliance with Legal Requirements and any provisions in Leases relating thereto. Borrower shall maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants. Subject to Legal Requirement, any bond or other instrument held by Borrower in lieu of cash security shall name Lender as payee or mortgagee thereunder or be fully assignable to Lender. Borrower hereby pledges to Lender each such bond or other instrument as security for the Indebtedness. Upon the occurrence and during the continuance of an Event of Default, Borrower shall, upon Lender’s request, deposit with Lender in an Eligible Account pledged to Lender all security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower), and any such bonds, that Borrower had not returned to the applicable Tenants or applied in accordance with the terms of the applicable Lease; (and failure to do so shall constitute a misappropriation of funds pursuant to Section 9.19(b)); provided that Lender shall hold, or cause Servicer to hold, any such security deposited in an Eligible Account pledged to Lender in accordance with the applicable Leases and the applicable Legal Requirements.

(e) Borrower shall promptly deliver to Lender a copy of each written notice from a Tenant under any Major Lease claiming that Borrower is in default in the performance or observance of any of the material terms, covenants or conditions thereof to be performed or observed by Borrower. Borrower shall use commercially reasonable efforts to provide in each Major Lease executed after the Closing Date to which Borrower is a party that any Tenant delivering any such notice shall send a copy of such notice directly to Lender.

(f) To the extent reasonably practicable, all agreements entered into by or on behalf of Borrower that require the payment of Leasing Commissions or other similar compensation to any party shall (i) provide that the obligation will not be enforceable against Lender and (ii) be subordinate to the lien of the Mortgage.

(g) Borrower is expressly permitted to exercise any and all recapture rights under the SHLD Master Lease (including 50% recaptures and 100% lease terminations, so long as Borrower complies with this Section 5.7(g)); provided, however, that such exercise of recapture rights will not be permitted (i) unless the Debt Yield (after giving effect to such recapture or lease termination) as of the end of the most recently ended Test Period is at least 12% (the “Recapture Threshold”), or (ii) without consent of Lender, at any time prior to delivery of the Business Plans, if recapture would require payments to SHLD Master Tenant and/or investments in recaptured properties in an aggregate amount in excess of $37,500,000 (it being agreed that, prior to delivery of the Business Plans, Borrower shall nevertheless consult with Lender on any recapture not requiring Lender’s consent), or (iii) without the prior written consent of Lender in its sole discretion, if such recapture is not in substantial compliance with the applicable Recapture Plan previously approved by Lender to the extent required by Section 5.23 or, with respect to any Designated Property, the related Approved Designated Property Redevelopment Plan (as amended consistent with Section 5.22(h)) or (iv) without the prior written consent of Lender in its sole discretion if an Event of Default is then continuing. If the Debt Yield is below the Recapture Threshold as of the end of the most recently ended Test Period, exercise of any recapture rights by Borrower shall be conditioned on execution and delivery of a Qualified Replacement Lease or the consent of Lender. If the Debt Yield is below the Recapture Threshold and Lender shall not consent to any proposed recapture, the Borrower will be permitted to obtain a release of the applicable Property upon satisfaction of the conditions set forth in Section 2.2(a), except that the Release Price with respect to such Property shall be equal to 200% of the applicable Allocated Loan Amount plus any otherwise applicable Spread Maintenance Premium (and any such release shall be deemed a release of a Property in accordance with Section 2.2 for all purposes of this Agreement). Unless otherwise approved as part of a Redevelopment Project, Lease termination fees payable by Borrower to the SHLD Master Tenant under the SHLD Master Lease in connection with the exercise of Borrower’s recapture rights shall only be paid from (y) Excess Cash Flow released to Borrower in accordance with Section 3.2(b) and/or Termination Fees received by Borrower from Tenant and deposited in the TI/LC Reserve Account in accordance with Section 3.5(d) or (z) equity contributions from Guarantor.

(h) Whenever Lender’s approval or consent is required pursuant to the provisions of this Section, Lender’s consent and approval shall be deemed given if:

(i) the first correspondence from Borrower to Lender requesting such approval or consent contains a bold-faced, conspicuous legend at the top of the first page thereof stating “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT TO A [NEW LEASE] [LEASE MODIFICATION]. FAILURE TO RESPOND TO THIS REQUEST WITHIN 5 BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such 5 Business Day period, and

(ii) if Lender fails to respond to such request for approval or consent in writing within such 5 Business Day period (and in the case of withholding of consent, stating the grounds therefor), a second notice requesting approval is delivered to Lender from Borrower containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT TO A [NEW LEASE] [LEASE MODIFICATION]. FAILURE TO RESPOND TO THIS REQUEST IN WRITING WITHIN 5 BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED,” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such 5 Business Day period, and

(iii) Lender fails to respond to such request (and in the case of withholding of consent, stating the grounds therefor) prior to the expiration of such second period.

Section 5.8 Plan Assets, etc.. Borrower and JV Pledgor, as applicable, will do or cause to be done, all things necessary to cause the representations set forth in Section 4.9 to remain true and correct at all times.

Section 5.9 Further Assurances. Borrower and JV Pledgor shall, at Borrower’s sole cost and expense, from time to time as reasonably requested by Lender, execute, acknowledge, record, register, file and/or deliver to Lender such other instruments, agreements, certificates and documents (including amended or replacement mortgages), and each of Borrower and JV Pledgor hereby authorizes and consents to the filing by Lender of any Uniform Commercial Code financing statements, and hereby authorizes Lender to use the collateral description “all personal property” or “all assets” in any such financing statements, in each case as Lender may reasonably request to evidence, confirm, perfect and maintain the Liens securing or intended to secure the obligations of Borrower and the rights of Lender under the Loan Documents and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably request from time to time. Upon foreclosure, the appointment of a receiver or any other relevant action, Borrower and JV Pledgor shall, at its sole cost and expense, cooperate fully and completely to effect the assignment or transfer of any license, permit, agreement or any other right necessary or useful to the operation of the Collateral or the JV Collateral, as applicable. Upon receipt of a reasonably satisfactory affidavit of Lender as to the loss, theft, destruction or mutilation of any Note (which affidavit shall include an indemnification of Borrower that is reasonably satisfactory to Borrower), Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and in the form thereof. Each of Borrower and JV Pledgor hereby authorizes and appoints Lender as its attorney-in-fact to, during the continuance of an Event of Default, execute, acknowledge, record, register and/or file such instruments, agreements, certificates and documents, and to do and execute such acts, conveyances and assurances, should Borrower or JV Pledgor fail to do so itself in violation of this Agreement or the other Loan Documents following written request from Lender, in each case without the signature of Borrower or JV Pledgor, as applicable. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Each of Borrower and JV Pledgor hereby ratifies all actions that such attorney shall lawfully take or cause to be taken in accordance with this Section.

Section 5.10 Management of Collateral.

(a) Each Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement; provided that prior to the Multi-Tenant Occupancy Date with respect to any Property, no Approved Property Manager shall be required with respect to such Property. Borrower may from time to time appoint one or more Approved Property Managers to manage one or more of the Properties pursuant to an Approved Management Agreement; provided that (i) no Event of Default is then continuing, (ii) Lender receives at least 30 days prior written notice of same, (iii) such manager shall execute and deliver to Lender for Lender’s benefit a Subordination of Property Management Agreement containing customary terms and in form and substance reasonably satisfactory to Lender, and (iv) if such Approved Property Manager is an Affiliate of Borrower, Borrower shall deliver to Lender a new nonconsolidation opinion reasonably acceptable to Lender with respect to such Approved Property Manager and new management agreement. The per annum base fees of any Approved Property Manager shall not, at any time, exceed the Maximum Management Fee without the prior approval of Lender in its reasonable discretion.

(b) Borrower shall cause each Approved Management Agreement to require that the applicable Approved Property Manager (including any successor Approved Property Manager) maintain at all times worker’s compensation insurance as required by Governmental Authorities.

(c) Borrower shall notify Lender in writing of any material default of Borrower or the Approved Property Manager under the Approved Management Agreement, after the expiration of any applicable cure periods, of which Borrower has actual knowledge. Lender shall have the right, after reasonable notice to Borrower and in accordance with the Subordination of Management Agreement, to cure defaults of Borrower under the Approved Management Agreement. Any reasonable out-of-pocket expenses actually incurred by Lender to cure any such default shall constitute a part of the Indebtedness and shall be due from Borrower within ten (10) Business Days after demand by Lender.

(d) In the event that (i) an Event of Default shall be continuing, (ii) any foreclosure, conveyance in lieu of foreclosure or other similar transaction following an Event of Default shall have occurred, (iii) a material default by the Approved Property Manager under the Approved Management Agreement (after the expiration of any applicable notice and/or cure periods) shall be continuing, (iv) the Approved Property Manager files or is the subject of a petition in bankruptcy or similar insolvency proceeding, (v) a trustee or receiver is appointed for the Approved Property Manager’s assets or the Approved Property Manager makes an assignment for the benefit of creditors, (vi) the Approved Property Manager is adjudicated insolvent or (vii) the Approved Property Manager engages in fraud, misappropriation of funds, intentional misrepresentation or willful misconduct in the course of managing any of the Properties, then, in any such case, Lender may, in its sole discretion, terminate or require Borrower to terminate the Approved Management Agreement and engage an Approved Property Manager selected by Borrower and reasonably satisfactory to Lender (or, during the continuance of an Event of Default, selected by Lender with notice to Borrower) to serve as replacement Approved Property Manager pursuant to an Approved Management Agreement.

Section 5.11 Notice of Material Event. Upon Borrower becoming aware of same, Borrower shall give Lender prompt notice (containing reasonable detail) of (i) any material change in the financial or physical condition of any of the Properties, as reasonably determined by Borrower, including the termination or cancellation of any Major Lease (or the closure of a SHLD store) and the termination or cancellation of terrorism or other insurance required by this Agreement, (ii) any notice from the Approved Property Manager, to the extent such notice relates to a matter that could reasonably be expected to result in a Property Material Adverse Effect, (iii) any litigation or governmental proceedings pending or threatened in writing against Borrower, Guarantor or any Property that is reasonably expected to result in a Property Material Adverse Effect, (iv) the insolvency or bankruptcy filing of any Required SPE, Guarantor or a Subsidiary of any of the foregoing, (v) any Mezzanine Loan Event of Default, (vi) any material change in the scope of, or termination of, any services provided by SHMC under the SHLD TSA or the Subordination of Property Management Agreement and (vii) any other circumstance or event that could reasonably be expected to result in a Material Adverse Effect or Property Material Adverse Effect.

Section 5.12 Annual Financial Statements; Format for Statements.

(a) As soon as available, and in any event within 90 days after the close of each Fiscal Year, Borrower shall furnish to Lender annual financial statements of Borrower, including a balance sheet and operating statement of Borrower as of the end of such year, together with related statements of operations and equityholders’ capital and cash flow for such Fiscal Year, audited by a “Big Four” accounting firm (or other independent accounting firm reasonably satisfactory to Lender) whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP applied on a consistent basis and shall not be qualified as to the scope of the audit or as to the status of Borrower as a going concern. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year (to the extent prior year financial statements for the applicable period exist). Together with Borrower’s audited annual financial statements, Borrower shall furnish to Lender a comparison of Borrower’s applicable audited financial results against the corresponding figures in the Approved Annual Budget for such Fiscal Year. Notwithstanding the foregoing, prior to the Diversification Date, in lieu of the audited financial statements described above, as soon as available, and in any event within 90 days after the close of each Fiscal Year, Borrower shall furnish to Lender unaudited annual financial statements of Borrower, including a balance sheet and operating statement of Borrower as of the end of such year, together with related statements of operations and equityholders’ capital and cash flow for such Fiscal Year, which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete in all material respects and were prepared in accordance with GAAP applied on a consistent basis. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year (to the extent prior year financial statements for the applicable period exist). Together with Borrower’s unaudited annual financial statements, Borrower shall furnish to Lender comparison of Borrower’s applicable audited financial results against the corresponding figures in the Approved Annual Budget for such Fiscal Year. Such annual financial statements shall be accompanied by the reports set forth in Sections 5.13(i) and (iii) for the Fiscal Year then ended.

(b) All financial and other reports required to be delivered hereunder, including pursuant to Section 5.12 through 5.14, shall be delivered in an Excel spreadsheet file in electronic format to the extent reasonably available, or, in the case of predominantly text documents, in Adobe pdf format to the extent reasonably available. All such reports may be delivered via an intralinks site at Borrower’s sole cost and expense.

Section 5.13 Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter (and, subject to the limitation below, including year-end), Borrower shall furnish to Lender, quarterly and year-to-date unaudited financial statements, prepared for such fiscal quarter with respect to Borrower, including a balance sheet and operating statement of Borrower as of the end of such Fiscal Quarter, together with related statements of operations, equityholders’ capital and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in comparative form the corresponding figures for the same period(s) for the preceding Fiscal Year (to the extent prior year financial statements for the applicable period exist), which statements shall be accompanied by an Officer’s Certificate certifying that the same are true, correct and complete in all material respects and were prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments. Each such quarterly report shall be accompanied by the following:

(i) a statement in reasonable detail that calculates each of Debt Yield, In-Place NOI, Third Party In-Place NOI and the SHLD EBITDAR Rent Ratio for the Test Period ending in such Fiscal Quarter;

(ii) (a) a comparison of Borrower’s quarterly unaudited financial results against the corresponding figures in the Approved Annual Budget for such period and year-to-date, (b) a comparison of Property-by-Property quarterly operating results against the corresponding figures in the Approved Annual Budget for such Fiscal Quarter and year-to-date and (c) a statement of Borrower’s unaudited operating results (on a Property-by-Property basis) for the trailing twelve-month period ending in such Fiscal Quarter;

(iii) SHLD EBITDAR (on a portfolio and store-by-store basis);

(iv) a report on the status of implementation of the Corporate Business Plan; and

(v) such other information as Lender shall reasonably request.

Notwithstanding the foregoing, the year-end delivery pursuant to this Section 5.13 shall be limited to a good faith, preliminary draft income statement, draft calculation of In-Place NOI, Third Party In-Place NOI, Debt Yield and, to the extent the SHLD Master Tenant has delivered the necessary supporting information to Borrower, the SHLD EBITDAR Rent Ratio.

Section 5.14 Monthly Financial Statements; Other Reporting.

(a) Borrower shall furnish within 30 days after the end of each calendar month (other than the final calendar month of any Fiscal Year or Fiscal Quarter), monthly and year-to-date unaudited operating statements (on a Property-by-Property basis) as of the end of such month, setting forth in comparative form the corresponding figures for the same period(s) in the preceding Fiscal Year (to the extent prior year financial statements for the applicable period exist). Each monthly report shall also include the following (whether or not operating statements are required to be delivered in accordance with this Section 5.14):

(i) then current rent roll, aged payables and aged receivables reports (on a Property-by-Property basis);

(ii) Tenant sales reports (on a Property-by-Property basis, including SHLD Master Tenant store-level sales, and as to other Leases, to the extent reasonably available);

(iii) occupancy and leasing pipeline reports (on a Property-by-Property basis);

(iv) details regarding any termination and/or recapture rights exercised under the SHLD Master Lease in the prior calendar month or expected to be exercised in the subsequent 90-day period (on a Property-by-Property basis);

(v) a report of Capital Expenditures, Tenant Improvements and Leasing Commissions incurred on a cash basis in the such calendar month, year-to-date and for the trailing twelve-month period (on a Property-by-Property basis);]

(vi) a statement of Borrower’s operating results (on a Property-by-Property basis) for the trailing twelve-month period ending in such calendar month; and

(vii) such other information as Lender shall reasonably request.

(b) Borrower shall promptly, and in any event within five Business Days following delivery or receipt thereof, provide Lender copies of: (i) any reports provided to Borrower pursuant to Section 21.24 of the SHLD Master Lease; (ii) all notices of exercise of any termination or recapture rights under the SHLD Master Lease; (iii) notices with respect to any change to the base rent and/or monthly installment expenses payable under the SHLD Master Lease; (iv) notices with respect to proposed modifications to the SHLD Master Lease; (v) notices with respect to any default or dispute under the SHLD Master Lease; and (vi) copies of all other reports, notices or other information relating to the SHLD Master Lease not provided pursuant to the preceding clauses (i) through (v) as Lender shall reasonably request.

Section 5.15 Insurance.

(a) Borrower shall obtain and maintain with respect to the Properties, for the mutual benefit of Borrower and Lender at all times, the following policies of insurance:

(i) insurance against loss or damage by standard perils included within the classification “All Risks” or “Special Form” Causes of Loss, including coverage for damage caused by windstorm (including named storm) and hail. Such insurance shall

(A) be in an amount equal to the full insurable value on a replacement cost basis of each Property and, if applicable, all related furniture, furnishings, equipment and fixtures (without deduction for physical depreciation); (B) have deductibles acceptable to Lender (but in any event not in excess of $250,000, except in the case of windstorm, flood and earthquake coverage, which shall have deductibles not in excess of 5% of the total insurable value of the applicable Property); (C) be paid annually in advance; (D) be written on a “Replacement Cost” basis, waiving depreciation, (E) be written on a no coinsurance form or contain an “Agreed Amount” endorsement, waiving all coinsurance provisions; (F) include ordinance or law coverage on a replacement cost basis, with no co-insurance provisions, containing Coverage A: “Loss Due to Operation of Law” (with a limit equal to replacement cost), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages each with limits of no less than 10% of replacement cost or such lesser amounts as Lender may require in its sole discretion; (G) permit that the improvements and other property covered by such insurance be rebuilt at another location in the event that such improvements and other property cannot be rebuilt at the location on which they are situated as of the date hereof. If such insurance excludes mold, then Borrower shall implement a mold prevention program satisfactory to Lender;

(ii) if any portion of the Improvements at any Property is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, flood insurance in an amount equal to the maximum limit of coverage available under the National Flood Insurance Program, with a deductible not in excess of $50,000, plus such additional excess limits as shall be requested by Lender;

(iii) commercial general liability insurance, including broad form coverage of property damage, contractual liability for insured contracts and personal injury (including bodily injury and death), to be on the so-called “occurrence” form containing minimum limits per occurrence of not less than $1,000,000 with not less than a $2,000,000 general aggregate for any policy year (with a per location aggregate if any Property is insured under a blanket policy), with a deductible not in excess of $250,000. In addition, at least $100,000,000 excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all related court costs and attorneys’ fees and disbursements;

(iv) rental loss and/or business interruption insurance covering actual loss sustained during restoration from all risks required to be covered by the insurance provided for herein, including clauses (i), (ii), (v), (vii), (viii) and (ix) of this Section, and covering the entire period of restoration beginning from the date of any Casualty and containing an extended period of indemnity endorsement covering the 12-month period commencing on the date on which the applicable Property has been restored, as reasonably determined by the applicable insurer (even if the policy will expire prior to the end of such period). The amount of such insurance shall be increased from time to time as and when the gross revenues from the Properties increase;

(v) insurance for steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in any of the improvements (without exclusion for explosions) and insurance against loss of occupancy or use arising from any breakdown, in such amounts as are generally available and are generally required by institutional lenders for properties comparable to the Properties, in each case, with a deductible not in excess of $250,000;

(vi) worker’s compensation insurance with respect to all employees of Borrower as and to the extent required by any Governmental Authority or Legal Requirement and employer’s liability coverage of at least $1,000,000 (if applicable);

(vii) during any period of repair or restoration, and only if the property and liability coverage forms do not otherwise apply, commercial general liability and umbrella liability insurance covering claims related to the repairs or restoration at the Properties that are not covered by or under the terms or provisions of the insurance provided for in Section 5.15(a)(iii) (and the insurance provided for in Section 5.15(a)(i) shall, in addition to the requirements set forth in such Section, (1) be written in a so-called builder’s risk completed value form or equivalent coverage, including coverage for 100% of the total costs of construction on a non-reporting basis and against all risks insured against pursuant to clauses (i), (ii), (iv), (v), (viii) and (ix) of Section 5.15(a) and (2) include permission to occupy the applicable Property);

(viii) earthquake insurance for any Property located in seismic zone 3 or 4 (A) with minimum coverage equivalent to 1.0x SEL (scenario expected loss) multiplied by the full replacement cost of the building plus business income, (B) having a deductible not in excess of 5% of the total insurable value of the applicable Property, and (C) if any Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender;

(ix) so long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Properties (plus twelve months of business interruption coverage). If TRIPRA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand-alone basis (without giving effect to the cost of terrorism components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount. In either such case, such insurance shall not have a deductible in excess of $250,000;

(x) auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000 (if applicable); and

(xi) such other insurance as may from time to time be requested by Lender.

(b) All policies of insurance (the “Policies”) required pursuant to this Section shall be issued by one or more insurers having a rating of at least (1) “A” by S&P and “A2” by Moody’s, if Moody’s is rating the Certificates, or by a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that all such insurers shall have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s, if Moody’s is rating the Certificates) and (2) “A X” or better by A.M. Best. Notwithstanding anything to the contrary contained herein, (x) Borrower shall be permitted to maintain the Policies required hereunder with Ironshore Specialty Insurance Company in its current participation amount and position within the syndicate (“Ironshore”), provided Borrower obtains reinsurance with a “cut-through” endorsement, acceptable to Lender and the Rating Agencies, with respect to Ironshore, from an insurance company which meets the claims-paying ability ratings above and (y) Borrower may maintain the insurance coverage described in and required by Section 5.15(a) with the insurers under the Policies that are not rated with Moody’s as of the Closing Date, provided that such insurers maintain no less than the claims paying ability rating applicable thereto with AM Best and the Rating Agencies in effect on the Closing Date.

(c) All Policies required pursuant to this Section:

(i) shall contain deductibles that, in addition to complying with any other requirements expressly set forth in Section 5.15(a), are approved by Lender (such approval not to be unreasonably withheld, delayed or conditioned, but subject to the requirements of each Rating Agency) and are no larger than is customary for similar policies covering similar properties in the geographic markets in which the Properties are located;

(ii) shall be maintained throughout the term of the Loan without cost to Lender and shall name Borrower as the named insured;

(iii) with respect to casualty and rental or business interruption insurance policies, shall contain a standard noncontributory mortgagee clause naming Lender and its successors and assigns as their interests may appear as first mortgagee and loss payee;

(iv) with respect to liability policies, except for workers compensation, employers liability and auto liability, shall name Lender and its successors and assigns as their interests may appear as additional insureds and, if available using commercially reasonable efforts, shall contain an endorsement or other provision providing that Lender shall receive at least 30 days’ prior written notice of cancellation thereof (or, in the case of cancellation due to non-payment of premium, 10 days’ prior written notice);

(v) with respect to casualty and rental or business interruption insurance policies, shall either be written on a no coinsurance form or contain an endorsement providing that neither Borrower nor Lender nor any other party shall be a co-insurer under such Policies;

(vi) with respect to casualty and rental or business interruption insurance policies, and shall contain an endorsement or other provision providing that Lender shall receive at least 30 days’ prior written notice of cancellation thereof (or, in the case of cancellation due to non-payment of premium, 10 days’ prior written notice);

(vii) with respect to casualty and rental or business interruption insurance policies, shall contain an endorsement providing that no act or negligence of Borrower or any foreclosure or other proceeding or notice of sale relating to the Properties shall affect the validity or enforceability of the insurance insofar as a mortgagee is concerned;

(viii) shall not contain provisions that would make Lender liable for any insurance premiums thereon or subject to any assessments thereunder;

(ix) shall contain a waiver of subrogation against Lender, as applicable;

(x) may be in the form of a blanket policy; provided that Borrower shall provide evidence satisfactory to Lender that the insurance premiums for the Properties are separately allocated to the Properties, and such blanket policy shall provide the same protection as would a separate Policy as determined by Lender, subject to review and approval by Lender based on the schedule of locations and values, portfolio PML reports for the catastrophic perils of earthquake and windstorm/named storm, and such other information as requested by Lender or the Rating Agencies; provided, further, that in no event shall Borrower have less coverage than exists as of the Closing Date unless there is a corresponding proportionate reduction in the values of the locations covered under the policy. Borrower shall notify Lender of any material changes to the blanket policy and associated limits under the policy as of Closing Date or an aggregation of the insured values covered under the blanket policy, including the reduction of earthquake, flood or wind/named storm limits or the addition of locations that are subject to the perils of earthquake, flood or wind/named storm, and such changes shall be subject Lender’s approval; and

(xi) shall otherwise be reasonably satisfactory in form and substance to Lender and shall contain such other provisions as Lender deems reasonably necessary or desirable to protect its interests.

(d) Borrower shall pay the premiums for all Policies as the same become due and payable. Complete copies of such Policies shall be delivered to Lender promptly upon request. Not later than 20 days prior to the expiration date of each Policy, Borrower shall deliver to Lender evidence, reasonably satisfactory to Lender, of its renewal. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within 30 days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

(e) Borrower shall not procure any other insurance coverage that would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies. If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder, Lender shall have the right to take such action as Lender deems necessary to protect its interest in the Properties, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder). All premiums, costs and expenses (including attorneys’ fees and expenses) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, and shall bear interest at the Default Rate.

(f) In the event of foreclosure of one or more of the Mortgages or other transfer of title to one or more of the Properties in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the Policies then in force with respect to such Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title.

Section 5.16 Casualty and Condemnation.

(a) Borrower shall give prompt notice to Lender of any Material Casualty Event or a Material Condemnation Event or of the actual or threatened commencement of proceedings that would result in a Material Condemnation Event.

(b) Lender may participate in any proceedings for any taking by any public or quasi-public authority accomplished through a Material Condemnation Event or any transfer made in lieu of or in anticipation of a Material Condemnation Event, to the extent permitted by law. Upon Lender’s request, Borrower shall deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its sole cost and expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Borrower shall not consent or agree to a Material Condemnation Event or action in lieu thereof without the prior written consent of Lender in each instance, not to be unreasonably withheld.

(c) Lender may (x) jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any claims; except that if no Event of Default or Cash Flow Sweep Period is continuing, Borrower may settle and adjust claims aggregating not in excess of the Threshold Amount if such settlement or adjustment is carried out in a competent and timely manner, but, subject in all cases to Section 5.16(h), Lender shall be entitled to collect and receive (as set forth below) any and all Loss Proceeds. The reasonable expenses incurred by Lender in the adjustment and collection of Loss Proceeds shall become part of the Indebtedness and shall be reimbursed by Borrower to Lender upon demand therefor.

(d) All Loss Proceeds from any Casualty or Condemnation that does not constitute a Material Casualty Event or a Material Condemnation Event, as applicable, may be paid directly to the Borrower. All Loss Proceeds from any Material Casualty Event or Material Condemnation Event shall, subject in all cases to Section 5.16(h), be immediately deposited into the Loss Proceeds Account (monthly rental loss/business interruption proceeds to be initially deposited into the Loss Proceeds Account and subsequently deposited into the Cash Management Account in installments as and when the lost rental income covered by such proceeds would have been payable). Following the occurrence of a Casualty, Borrower, regardless of whether Loss Proceeds are sufficient, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the applicable Property to be of at least equal value and of substantially the same character as prior to the Casualty, all in accordance with the terms hereof applicable to Alterations. If, at any Property, any Material Casualty Event or Material Condemnation Event or Casualty occurs as to which, in the reasonable judgment of Lender:

(i) in the case of a Casualty, the cost of restoration would not exceed 35% of the applicable Allocated Loan Amount and the Casualty does not render untenantable, or result in the cancellation of Leases covering, more than 35% of the gross rentable area of such Property, or result in cancellation of Leases covering more than 35% of the base contractual rental revenue of such Property;

(ii) in the case of a Condemnation, the Condemnation does not render untenantable, or result in the cancellation of Leases covering, more than 25% of the gross rentable area of such Property;

(iii) restoration of such Property is reasonably expected to be completed prior to the expiration of rental interruption insurance and at least six months prior to the Maturity Date (taking into account any extension option that has been exercised by Borrower);

(iv) after such restoration, the fair market value of such Property is reasonably expected to equal at least the fair market value of such Property immediately prior to such Condemnation or Casualty (assuming the affected portion of such Property is relet); and

(v) all necessary approvals and consents from Governmental Authorities will be obtained to allow the rebuilding and re-occupancy of such Property in compliance with applicable Legal Requirements;

or if Lender otherwise elects to allow Borrower to restore such Property, then, provided no Event of Default is continuing, the Loss Proceeds after receipt thereof by Lender and reimbursement of any reasonable expenses incurred by Lender in connection therewith shall be applied to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below (and Borrower shall commence, as promptly and diligently as practicable, to prosecute such restoring, repairing, replacing or rebuilding of such Property in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of such Property immediately prior to the Condemnation or Casualty). Provided that no Event of Default shall have occurred and be then continuing, Lender shall disburse such Loss Proceeds to Borrower upon Lender’s being furnished with (i) evidence reasonably satisfactory to it of the estimated cost of completion of the restoration, (ii) if the cost of completion of the restoration plus payment of debt service on the Loan and funding of required reserves under this Agreement during the period of restoration exceeds the amount then contained in the Loss Proceeds Account, funds in an amount equal to such excess, which funds shall be remitted into the Loss Proceeds Account as additional Collateral for the Loan, and (iii) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey and such other evidences of cost, payment and performance as Lender may reasonably request; and Lender may, in any event, require that all plans and specifications for restoration reasonably estimated by Lender to exceed the Threshold Amount be submitted to and approved by Lender prior to commencement of work (which approval shall not be unreasonably withheld, delayed or conditioned). If Lender reasonably estimates that the cost to restore will exceed the Threshold Amount, Lender may retain a local construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant (which fees and expenses shall constitute Indebtedness). Retention as to progress payments to contractors shall be in accordance with the customary practices in the area that includes the applicable Property, as reasonably determined by Borrower. Funds other than Loss Proceeds shall be disbursed prior to disbursement of such Loss Proceeds, and at all times the undisbursed balance of such proceeds remaining in the Loss Proceeds Account, together with any additional funds irrevocably and unconditionally deposited therein or irrevocably and unconditionally committed for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration free and clear of all Liens or claims for Lien.

(e) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Loss Proceeds lawfully or equitably payable to Lender in connection with any Property. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an Appraisal on behalf of Lender) out of such Loss Proceeds or, if insufficient for such purpose, by Borrower.

(f) If Borrower is not entitled to apply Loss Proceeds toward the restoration of a Property pursuant to Section 5.16(d) and Lender elects, subject in all cases to Section 5.16(h), not to permit such Loss Proceeds to be so applied, such Loss Proceeds shall be applied on the first Payment Date following such election to the prepayment of the Principal Indebtedness and shall be accompanied by interest through the end of the applicable Interest Accrual Period (calculated as if the amount prepaid were outstanding for the entire Interest Accrual Period).

(g) Notwithstanding the foregoing provisions of this Section, if the Loan is included in a REMIC and immediately following a release of any portion of the applicable Property from the Lien of the Loan Documents in connection with a Casualty or Condemnation the Loan would fail to satisfy a Lender 80% Determination (taking into account the planned restoration of such Property), then Borrower shall prepay the Principal Indebtedness in accordance with Section 5.16(f) in an amount equal to either (i) so much of the Loss Proceeds as are necessary to cause the Lender 80% Determination to be satisfied, or if the aggregate Loss

Proceeds are insufficient for such purpose, then 100% of such Loss Proceeds, or (ii) a lesser amount, provided that Borrower delivers to Lender an opinion of counsel, in form and substance reasonably satisfactory to Lender and delivered by counsel reasonably satisfactory to Lender, opining that such release of Property from the Lien does not cause any portion of the Loan to cease to be a “qualified mortgage” within the meaning of section 860G(a)(3) of the Code.

(h) Notwithstanding anything in this Section 5.16 to the contrary, in the event of any conflict or inconsistency between the terms of this Section 5.16 and the terms of any Lease, Ground Lease or Property Agreement, the terms of such agreement shall govern unless otherwise agreed in writing between Lender and the applicable counterparty(ies) to such agreement.

Section 5.17 Annual Budget. At least 30 days prior to the commencement of each Fiscal Year during the term of the Loan, Borrower shall deliver to Lender an Annual Budget for the Properties for the ensuing Fiscal Year for informational purposes only so long as no Cash Flow Sweep Period or Event of Default is continuing. During the continuance of any Cash Flow Sweep Period or Event of Default, each Annual Budget will require the prior written consent of Lender, not to be unreasonably withheld so long as no Event of Default is then continuing. Within 30 days after the commencement of any Cash Flow Sweep Period or Event of Default, to the extent the Annual Budget then in effect was not otherwise approved by Lender, Borrower shall deliver to Lender an update to the Capital Expenditure portion of the then existing Annual Budget for the remainder of the applicable Fiscal Year, which update will require the prior written consent of Lender, not to be unreasonably withheld so long as no Event of Default is then continuing. Promptly following preparation thereof, Borrower shall deliver to Lender subsequent revisions to any Approved Annual Budget, which shall be for informational purposes except that (i) if no Event of Default or Cash Flow Sweep Period is then continuing, Lender’s prior written consent shall be required with respect to any such revisions that result in variances (other than Permitted Variances) from the Approved Annual Budget most recently delivered to Lender that, individually or in the aggregate, exceed 10% of the total amount of such budget or (ii) if an Event of Default or Cash Flow Sweep Period is then continuing, Lender’s prior written consent shall be required in connection with any such revisions that result in variances (other than Permitted Variances). Borrower shall not amend any Approved Annual Budget more than once in any 60-day period. To the extent Lender’s approval is required with respect to any Annual Budget (or amendment thereto) in accordance with this Section 5.17, for so long as Lender shall have not yet approved such Annual Budget (or amendment thereto), the Approved Annual Budget in effect prior to any such request for approval shall remain in effect.

Section 5.18 Venture Capital Operating Companies; Nonbinding Consultation. Solely to the extent that Lender or any direct or indirect holder of an interest in the Loan must qualify as a “venture capital operating company” (as defined in Department of Labor Regulation 29 C.F.R. § 2510.3-101), Lender shall have the right to consult with and advise Borrower regarding significant business activities and business and financial developments of Borrower, provided that any such advice or consultation or the result thereof shall be completely nonbinding on Borrower.

Section 5.19 Compliance with Encumbrances and Material Agreements.

(i) Borrower shall comply with all terms, conditions and covenants of each Material Agreement and each material Permitted Encumbrance, including any reciprocal easement agreement, ground lease, declaration of covenants, conditions and restrictions, and any condominium arrangements, in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.

(ii) Borrower and JV Pledgor, as applicable, shall promptly deliver to Lender a true and complete copy of each and every notice of default received by Borrower or JV Pledgor, as applicable, with respect to any obligation of Borrower or JV Pledgor, as applicable, under the provisions of any Material Agreement, JV Document and/or Permitted Encumbrance.

(iii) Borrower shall deliver to Lender copies of any written notices of default or event of default relating to any Material Agreement, JV Document and/or Permitted Encumbrance served by Borrower.

(iv) Without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, Borrower shall not grant or withhold any material consent, approval or waiver under any Material Agreement or Permitted Encumbrance unless no Event of Default is continuing and the same would not be reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect.

(v) Borrower shall deliver to each other party to any Permitted Encumbrance and any Material Agreement notice of the identity of Lender and each assignee of Lender of which Borrower is aware if such notice is required in order to protect Lender’s interest thereunder. JV Pledgor shall deliver to each other party to the JV Documents, as applicable, notice of the identity of Lender and each assignee of Lender of which JV Pledgor is aware if such notice is required in order to protect Lender’s interest thereunder.

(vi) Borrower shall enforce, short of termination thereof and without being required to commence or maintain any litigation, the performance and observance of each and every material term, covenant and provision of each Material Agreement and Permitted Encumbrance to be performed or observed, if any, in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect or a Property Material Adverse Effect.

Section 5.20 Prohibited Persons. No Required SPE nor any of its direct or indirect equityholders (excluding (i) any holders of Equity Interests that are traded on a nationally recognized public stock exchange and (ii) any indirect holders of Equity Interests in Seritage OP) shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Embargoed Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Embargoed Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal Trade Embargo. Borrower and JV Pledgor, as applicable, shall cause the representation set forth in Section 4.39 to remain true and correct at all times.

Section 5.21 Business Plans. Borrower shall deliver business plans to Lender in a form satisfying the requirements set forth on Schedule H hereto on the following schedule:

(i) on or before January 7, 2016, business plans for each individual Property (the “Property Business Plans”) as well as the plans of Seritage REIT with respect to senior management and development of infrastructure (including a timeline with major milestones) necessary to operate Seritage REIT without reliance on the SHLD TSA (the “Corporate Business Plan” and collectively with the Property Business Plans, the “Business Plans”);

(ii) annually thereafter, within 30 days prior to the commencement of each calendar year, updates to the Business Plans; and

(iii) from time to time, updates to any Business Plan promptly following any material change to such plan.

Section 5.22 Redevelopment Plans.

(a) In connection with the redevelopment, re-tenanting or re-positioning of any Property (a “Redevelopment Project”), Borrower shall deliver to Lender a redevelopment plan and budget (a “Redevelopment Plan and Budget”), including details with respect to Redevelopment Costs of such Redevelopment Project, expected timeline with respect to such Redevelopment Project and Borrower’s source of funds (including any expected draws from the Future Advance Amount) and, promptly after preparation thereof, any subsequent revisions to any Redevelopment Plan and Budget, which delivery shall be for informational purposes so long as no Event of Default is continuing or the applicable Redevelopment Plan and Budget is not otherwise subject to approval by Lender in accordance with this Section 5.22. Each Redevelopment Plan and Budget with respect to a Redevelopment Project shall be subject to review and approval by Lender, in its reasonable discretion if either (i) the aggregate amount of the budget for such Redevelopment Project exceeds $7,500,000 (or, during a Cash Flow Sweep Period, $5,000,000) or (ii) as to any calendar year, such Redevelopment Project would cause the aggregate budgeted amount of Redevelopment Projects for such year to exceed $25,000,000 and the aggregate amount of the budget for such Redevelopment Project exceeds $5,000,000 (each of (i) and (ii), a “Major Redevelopment Project”). In addition, during the continuance of any Event of Default or a Cash Flow Sweep Period each Redevelopment Plan and Budget with respect to a Redevelopment Project not then commenced will require the prior written consent of Lender. Submission and/or approval of a Redevelopment Plan and Budget by Borrower shall not obligate Borrower to commence the applicable Redevelopment Project. Promptly following preparation thereof, Borrower shall deliver to Lender subsequent revisions to any Approved Redevelopment Plan and Budget, which shall be subject to Lender’s prior written consent (y) if no Event of Default or Cash Flow Sweep Period is then continuing, with respect to any such revisions that result in variances (other than Permitted Variances) from the Approved Redevelopment Plan and Budget most recently delivered to Lender that, individually or in the aggregate, exceed 10% of the total amount of such budget or (z) if an Event of Default or Cash Flow Sweep Period is then continuing, Lender’s prior written consent shall be required in connection with any such revisions that result in variances (other than Permitted Variances). Each Redevelopment Plan and Budget may include payment of a construction management fee payable to the Approved

Property Manager equal to up to six percent (6%) of the hard and soft costs of the Redevelopment Project actually incurred by Borrower (payable as and when the cost of the work on which such fee is based is due and payable) or, if applicable, up to two percent (2%) of the hard and soft costs incurred by tenants in connection with the redevelopment of the Properties.

(b) Not less than 30 days prior to the commencement of any redevelopment that involves more than 15,000 square feet of ground-up or substantially equivalent new build construction, and not less than 15 days prior to the commencement of any other Redevelopment Project, Borrower shall have delivered the following (as applicable), it being agreed that Future Advance Lender shall not be obligated to make any advances of the Future Advance Amount nor shall Lender be obligated to release funds from the Redevelopment Project Reserve Account until all of the conditions below (as applicable) shall have been satisfied:

(i) [Reserved].

(ii) Borrower shall have demonstrated to Lender’s reasonable satisfaction that Borrower has access to funds in an amount not less than the Approved Redevelopment Costs (or, in the case of any Redevelopment Project to be funded in whole or in part with the proceeds of Future Advances, 105% of the Approved Redevelopment Costs) set forth in the applicable Approved Redevelopment Plan and Budget, whether from debt and/or equity.

(iii) Lender shall have received copies of the plans and specifications for the Redevelopment Project.

(iv) Borrower shall have delivered to Lender an Officer’s Certificate certifying that Borrower has made all necessary filings and obtained all necessary approvals to commence the Redevelopment Project, including all applicable building permits, and containing copies of material approvals and Permits.

(v) Lender shall have received a copy of the construction contract for such Redevelopment Project.

(vi) Borrower shall have delivered to Lender and, if applicable, its construction consultant a copy of any architect contract and any other material service provider agreements entered into by Borrower or any Affiliate thereof in connection with such Redevelopment Project.

(vii) (a) Borrower shall have delivered to Lender an Officer’s Certificate certifying its compliance in all material respects with all requirements of, and that it has obtained all approvals, if any, required under, any Ground Leases, Leases (including the SHLD Master Lease) and/or Material Agreements applicable to the Redevelopment Project, and that the Redevelopment Project does not violate any of the provisions of any of the foregoing (except to the extent such provisions have been waived or otherwise amended, in accordance with terms of this Agreement, in such a manner that Borrower is no longer in violation thereof) and, and (b) with respect to each Major Redevelopment Project, Lender shall have approved, in its reasonable discretion, all material modifications to existing zoning, entitlements and other in-place approvals relating to the use and operations of the Property and all parking and ingress/egress specifications (“Major Redevelopment Land Use Matters”).

(c) Each request for a draw of the Future Advance Amount or a release of funds from the Redevelopment Project Reserve Account shall be subject to satisfaction of the following conditions:

(i) Borrower shall deliver to Lender invoices evidencing that the costs for which such advance is requested are due and payable, and Borrower shall deliver to Lender an Officer’s Certificate confirming that (i) all such costs to be funded by the requested advance or release have been previously paid by Borrower or will be paid from the proceeds of the requested advance or release, (ii) all conditions precedent to such advance required by the Loan Documents have been satisfied and (iii) Borrower has applied all prior amounts advanced or released to it in accordance with this Section 5.22(c) in respect of the applicable Redevelopment Project to the costs set forth in its prior Funding Requests.

(ii) no mechanics or materialmen’s lien or encumbrance shall have been filed and remain in effect against the applicable Property (unless bonded or insured over by the title insurance company issuing the related Title Insurance Policy for such Property as required under applicable law or otherwise in a manner reasonably satisfactory to Lender);

(iii) if Lender shall have determined based on the most recent Officer’s Certificate delivered to Lender in accordance with Section 5.22(d) that Borrower’s available funds to cover Approved Redevelopment Costs that are required to be funded by Borrower in accordance with the related Approved Redevelopment Plan and Budget are less than 75% of such required Borrower funds, Borrower shall deposit in the Redevelopment Project Reserve Account the amount of such shortfall;

(iv) if Lender shall have determined that based on the most recent Redevelopment Reconciliation Report that the actual Approved Redevelopment Costs incurred by Borrower exceed the amounts provided in the Approved Redevelopment Plan and Budget, Borrower shall have deposited an amount equal to such shortfall in the Redevelopment Project Reserve Account or Borrower shall, with Lender’s consent (in its sole discretion), have designated such amount against the undrawn balance of the Future Advance Amount in accordance with Section 3.11(a);

(v) to the extent the Approved Redevelopment Pro Rata Share with respect to a Redevelopment Project is less than 100%, Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that an amount equal to the Borrower’s pro rata share (if any) of the amount of the costs which are subject to the related Funding Request has been funded through Excess Cash Flow or through cash equity contributions to Borrower (it being agreed that Lender shall not be obligated to fund more than the applicable Approved Redevelopment Pro Rata Share of the amount of the costs which are the subject of the related Funding Request);

(vi) in connection with any funding of the Future Advance Amount, the representations in this Agreement and in the other Loan Documents shall be true and correct in all material respects on the applicable Funding Date with the same effect as if made on such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and except with respect to matters that have theretofore been disclosed in writing to Lender in the form of an updated Exception Report (provided, that, in no event shall such update reflect facts the existence of which would constitute an Event of Default hereunder or would result in a Material Adverse Effect or a Property Material Adverse Effect), as evidenced by an Officer’s Certificate; and

(vii) Borrower shall be in compliance with Section 5.22(g).

(d) With respect to each Major Redevelopment Project that has been commenced until final completion thereof, Borrower shall deliver to Lender, on a monthly basis, a reconciliation report of the actual Redevelopment Costs incurred and/or paid in the prior calendar month against such costs included in the Approved Redevelopment Plan and Budget (each such report, an “Redevelopment Reconciliation Report”), which report shall be accompanied by an Officer’s Certificate certifying that such report is true, complete and correct in all material respects. In addition, with respect to all Redevelopment Projects, Borrower shall deliver to Lender, on a monthly basis, an Officer’s Certificate certifying the availability of adequate funds to complete such Redevelopment Projects or, as the case may be, the Borrower’s plan to obtain such funds.

(e) Once commenced by Borrower, Borrower shall use commercially reasonable efforts to promptly and diligently perform to completion in a workmanlike fashion and in accordance with applicable Legal Requirements all work in connection with any Redevelopment Project substantially within the timelines set forth in the Approved Redevelopment Plan and Budget (subject to Force Majeure). For any Major Redevelopment Project, Lender may retain a construction consultant to review the Redevelopment Plan and Budget, to review any submissions made to Lender pursuant to Section 5.22(b) and/or Section 5.22(c) and to perform site inspections. Borrower shall, within ten (10) Business Days’ demand by Lender, reimburse Lender for the reasonable fees and expenses of such consultant for the applicable Major Redevelopment Project.

(f) Promptly upon completion of all work contemplated under an Approved Redevelopment Plan and Budget, Borrower shall deliver to Lender a certificate of substantial completion issued by an architect reasonably satisfactory to Lender with respect to the applicable Redevelopment Project. Borrower shall promptly deliver evidence to Lender of the issuance of a temporary certificate of occupancy or the equivalent thereof, if required by law, and an Officer’s Certificate certifying compliance in all material respects of the applicable Redevelopment Project with all Legal Requirements. In addition, to the extent contemplated under the applicable Redevelopment Plan and Budget, a reciprocal easement agreement in form and substance reasonably satisfactory to Lender, including cost-sharing arrangements, shall have been recorded in the applicable real property records.

(g) Within 10 days following the earlier to occur of (i) the disbursement by the Future Advance Lender of $5,000,000 of the Future Advance Amount since the “last date of coverage” provided in the applicable Title Insurance Policy (the “Redevelopment Date of Coverage”) and (ii) the end of any Fiscal Quarter during which the Future Advance Lender has funded any portion of the Future Advance Amount, Borrower shall furnish to Lender (A) reasonable evidence establishing that Borrower has applied all amounts received by it in accordance with Section 5.22(c) since the prior Redevelopment Date of Coverage to the costs set forth in the applicable Funding Requests, (B) partial or complete releases or waivers of mechanics’ and materialmen’s liens from all Persons furnishing work or materials with respect to Approved Redevelopment Costs funded since the prior Redevelopment Date of Coverage (to the extent Borrower is able to obtain such releases and waivers with the use of commercially reasonable efforts) and (C) a Required Title Update as to the Title Insurance Policy for each Property subject to a Redevelopment Project which was funded since the prior Redevelopment Date of Coverage, which update shall show that there have been no mechanics’ or materialmen’s liens filed by any Persons performing work, other than liens that have been bonded over or insured over in compliance with this Agreement ((A), (B) and (C), collectively, the “Redevelopment Bring-Down Package”). To the extent applicable pursuant to Section 5.22(j), the Redevelopment Bring-Down Package shall include the documents referenced in Section 5.22(j). As used in this Agreement, the term “Required Title Update” shall mean, as to any Title Insurance Policy, (1) as to a Property in any jurisdiction in which an ALTA form 33-06 endorsement, or its equivalent, is available, (A) an ALTA form 33-06 (or equivalent) endorsement to such Title Insurance Policy, which endorsement shall reflect the aggregate amount disbursed by Lender as recognized by the applicable title insurer and shall not take exception for any mechanics’ or materialmen’s liens on the applicable Property, and shall amend the “Date of Coverage” of the applicable Title Insurance Policy to the date of the most recent search prior to such disbursement and (B) an informational title report from the applicable title insurer which issued such Title Insurance Policy, which report shall not disclose any mechanics’ or materialmen’s liens and, except for other Permitted Encumbrances, not disclosing any other Liens on the applicable Property, (2) as to any Property not covered by clause (1) above or clause (3) below, (A) an endorsement to such Title Insurance Policy recognizing such disbursement and insuring against any mechanics’ or materialmen’s liens and (B) an informational title report from the applicable title insurer which issued such Title Insurance Policy, which report shall not disclose any mechanics’ or materialmen’s liens and, except for other Permitted Encumbrances, not disclosing any other Liens on the applicable Property; (3) that with respect to any Property in Delaware, Borrower shall provide an informational title report from the applicable title insurer which issued the applicable Title Insurance Policy, which report shall not disclose any mechanics’ or materialmen’s liens or, except for other Permitted Encumbrances, any other Liens on the applicable Property); and (4) with respect to each applicable Property where the Title Insurance Pool Amount is less than the aggregate Allocated Loan Amounts of the Properties in such Title Insurance Pool (after giving effect to all Future Advances made with respect to Properties in such Title Insurance Pool), an increase in the amount of title insurance on such Property sufficient to cause the applicable Title Insurance Pool Amount to equal or exceed the aggregate Allocated Loan Amounts of the Properties in such Title Insurance Pool (after giving effect to all Future Advances made with respect to the Properties in such Title Insurance Pool).

(h) As of the Closing Date, the Lender has approved the redevelopment plans attached hereto as Schedule M for each Designated Property (the “Approved Designated

Property Redevelopment Plans”). Any Redevelopment Project with respect to a Designated Property that is funded in its entirety from sources other than proceeds of Future Advances and other than amounts on deposit in the Redevelopment Project Reserve Account (a “Designated Redevelopment Project”) shall be deemed for all purposes of this Agreement to be a Major Redevelopment Project except as provided in this Section 5.22(h). Provided that the Designated Redevelopment Project proposed in a Redevelopment Plan and Budget submitted by Borrower to Lender (and any subsequent revisions thereof) in accordance with Section 5.22(a) is substantially consistent with the proposed uses and overall density described in the applicable Approved Designated Property Redevelopment Plan (i) the Redevelopment Plan and Budget with respect to such Designated Redevelopment Project (and subsequent revisions thereof) will be subject to review by Lender in accordance with Section 5.22(a), but will not be subject to approval by Lender and (ii) Lender’s approval will not be required in connection with any Major Redevelopment Land Use Matters related to such Designated Redevelopment Project.

(i) Borrower shall use commercially reasonable efforts to cause each construction agreement, architect contract or other material agreement to include a consent to assignment to Lender (including an agreement to attorn to Lender during the continuance of an Event of Default) from the applicable service provider. In addition, Borrower shall include commercially reasonable retainage provisions in each such contract.

(j) If the applicable Property in respect of which Future Advances have been disbursed is located in a jurisdiction that imposes a mortgage recording, intangibles or similar tax (any such tax, “MRT”) and the advance of such portion of the Future Advance Amount would require payment of additional MRT and/or an amendment to the applicable Mortgage for the purpose of securing such portion of the Future Advance Amount (any such amendment, an “MRT Amendment”), then, the Redevelopment Bring-Down Package delivered pursuant to Section 5.22(g) shall, to the extent applicable, include the following, which shall be furnished by Borrower at Borrower’s sole cost and expense: (a) evidence reasonably satisfactory to Lender of the payment of such additional MRT; (b) an MRT Amendment executed and delivered by the applicable Borrower, which MRT Amendment shall solely increase the amount secured by the applicable Mortgage, by no less than the applicable Future Advances and which shall otherwise be in form and substance reasonably satisfactory to Lender and acceptable for recording in the applicable jurisdiction, and (c) in connection with any MRT Amendment, an ALTA 11 or ALTA 11.2 Mortgage Modification Endorsement or jurisdictional equivalent to the applicable Title Insurance Policy that insures the MRT Amendment and, with respect to any Property where the Title Insurance Pool Amount is less than the aggregate Allocated Loan Amounts of the Properties in such Title Insurance Pool (after giving effect to all Future Advances made with respect to Properties in such Title Insurance Pool), an increase in the amount of title insurance on such Property sufficient to cause the applicable Title Insurance Pool Amount to equal or exceed the aggregate Allocated Loan Amounts of the Properties in such Title Insurance Pool (after giving effect to all Future Advances made with respect to the Properties in such Title Insurance Pool) (an “Acceptable Mortgage Modification Endorsement”); provided, however, that for any Property in the State of New York, (i) instead of an MRT Amendment to the existing Mortgage, the Redevelopment Bring-Down Package shall include an additional mortgage executed by the applicable Borrower, in substantially the form of the existing applicable Mortgage, in the amount of at least such portion of the Future Advance Amount and otherwise in form and substance reasonably satisfactory to Lender and which additional mortgage shall state that such additional mortgage is pari passu with the existing applicable Mortgage(s), which additional mortgage shall secure such portion of the Future Advance Amount, and (ii) if Borrower executes and delivers such additional mortgage, instead of an Acceptable Mortgage Modification Endorsement, the Redevelopment Bring-Down Package shall include a new Title Insurance Policy in form and substance reasonably satisfactory to Lender with respect to such additional mortgage in the amount equal to at least such portion of the Future Advance Amount. Lender acknowledges that the form of MRT Amendment attached hereto as Exhibit F is satisfactory to Lender, and Lender shall not unreasonably withhold or delay approval of forms proposed by Borrower of MRT Amendments or, for New York State Properties, forms of additional mortgages. Each of Borrower and Lender acknowledges that, as of the Closing Date, this Section 5.22(j) applies to the jurisdictions listed on Schedule S attached hereto.

Section 5.23 Recapture Plans. Lender agrees that the Recapture Plans attached to the SHLD Master Lease and attached hereto as Schedule N have been approved by Lender. Borrower shall promptly provide to Lender copies of any subsequent amendments, replacements or additions to any Recapture Plan (including all Recapture Plans with respect to Properties as to which no Recapture Plan is attached to the SHLD Master Lease), together with a narrative description highlighting changes from the prior Recapture Plan delivered to Lender; provided that Borrower shall not, without the prior written consent of Lender (not to be unreasonably withheld), modify, amend, supplement or replace any Recapture Plan (i) with respect to a Redevelopment Project that is not a Major Redevelopment Project if the effect of such modification, amendment or supplement would be to: (1) leave the portion of the applicable Property to be recaptured by Borrower without adequate ingress or egress; (2) deprive the portion of the applicable Property to be recaptured by Borrower of vertical transport, unless provision for such shall be made in the applicable Redevelopment Plan and Budget; (3) alter the allocations of horizontal and vertical space between SHLD Master Tenant and Borrower by more than 10.0%; (4) cause the Tenant under the Land’s End Lease to terminate the Land’s End Lease with respect to such Property; (ii) with respect to any Major Redevelopment Project; or (iii) which is funded from disbursements from the Unfunded Obligations Account.

Section 5.24 Joint Ventures.

(a) JV Pledgor shall cause any JV Profits distributed in respect of its JV Interests to be remitted directly to either (i) the TI/LC Reserve Account or (ii) at the sole election of Borrower from time to time on or prior to the date of each such remittance of such JV Profits, the Redevelopment Project Reserve Account.

(b) JV Pledgor shall deliver, or cause to be delivered, all quarterly and annual financial reports received by JV Pledgor pursuant to the applicable JV Documents and such other information in respect of JV Pledgor and its assets and each Applicable JV as Lender may reasonably request.

(c) JV Pledgor shall not permit any JV Documents or any Debt incurred by any Applicable JV or any subsidiary of any Applicable JV to prohibit, restrict or otherwise impair (i) the ability of JV Pledgor to grant a first priority security interest in the applicable JV Collateral to Lender pursuant to the JV Pledge and Security Agreement or (ii) other than the satisfaction of one or more conditions that are substantially the same as those contained in the JV

Documents as of the Closing Date, the ability of Lender to exercise its rights and remedies under the JV Pledge and Security Agreement, including, without limitation, the foreclosure sale, or assignment-in-lieu of foreclosure, of the JV Interests and the other JV Collateral to Lender or any other Person; provided, however, that customary restrictions in any such Debt (including, without limitation, restriction based on Embargoed Person; “Know your customer”, absence of adverse ligation or foreclosures, absence of bankruptcy or similar filings, and other customary restrictions as to a Person holding 50% of the direct or indirect Equity Interests in the Applicable JV) shall not be affected by the restriction in this Section 5.24.

ARTICLE 6

NEGATIVE COVENANTS

Section 6.1 Liens on the Collateral. No Required SPE shall permit or suffer the existence of any Lien on any of its assets, other than Permitted Encumbrances.

Section 6.2 Ownership. Borrower shall not own any assets other than the Properties and incidental personal property necessary for the ownership and operation of the Properties. JV Pledgor shall not own any assets other than the applicable JV Interest and incidental personal property necessary for the ownership and operation of the applicable JV Interest.

Section 6.3 Transfer. Borrower shall not convey a fee interest or ground leasehold interest in any of the Properties other than a Permitted Transfer, and Borrower shall not hereafter file a declaration of condominium with respect to any Property without Lender’s consent in its sole discretion. To the extent any Permitted Encumbrances are reasonably approved by Lender, Lender agrees that, when reasonably required in connection with such Permitted Encumbrances, Lender shall, at Borrower’s request and at Borrower’s sole cost and expense subordinate the Liens of the Loan Documents to such Permitted Encumbrances. JV Pledgor shall not make any direct or indirect transfer of the JV Interests except for any Transfer in compliance with Section 2.4(d).

Section 6.4 Debt. Neither Borrower nor JV Pledgor shall have any Debt, other than Permitted Debt.

Section 6.5 Dissolution; Merger or Consolidation. No Required SPE shall dissolve, terminate, liquidate, merge with or consolidate into another Person.

Section 6.6 Change in Business. Neither Borrower nor JV Pledgor shall make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than (i) in the case of Borrower, the continuance of owning, holding, developing, selling, transferring, leasing, managing and operating the Properties and (ii) in the case of a JV Pledgor, owning, holding, selling, transferring and managing the applicable JV Interests.

Section 6.7 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or Debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business without Lender’s consent, which shall not be unreasonably withheld.

Section 6.8 Affiliate Transactions. Neither Borrower nor JV Pledgor shall enter into, or be a party to, any transaction with any Affiliate of Borrower, except as expressly permitted under this Agreement or otherwise on arm’s-length terms and approved by Lender in its reasonable discretion.

Section 6.9 Misapplication of Funds. Borrower shall not (a) distribute any Revenue or Loss Proceeds in violation of the provisions of this Agreement (and shall promptly cause the reversal of any such distributions made in error of which Borrower becomes aware), (b) fail to remit amounts to the Clearing Account as required by Section 3.1, (c) make any distributions to equityholders during the continuance of a Cash Flow Sweep Period or Event of Default unless expressly permitted hereunder, or (d) misappropriate any security deposit or portion thereof. JV Pledgor shall not fail to remit JV Profits (as determined by JV Pledgor in good faith), to the TI/LC Reserve Account or the Redevelopment Project Reserve Accounting, as applicable, as required by Section 5.24(a).

Section 6.10 Jurisdiction of Formation; Name. Neither Borrower nor JV Pledgor shall change its jurisdiction of formation, its jurisdiction of fiscal residence or name without receiving Lender’s prior written consent and promptly providing Lender such information and replacement Uniform Commercial Code financing statements and legal opinions as Lender may reasonably request in connection therewith.

Section 6.11 Modifications and Waivers. Unless otherwise consented to in writing by Lender in Lender’s reasonable discretion (provided that if any of the following matters would be reasonably likely to have a Material Adverse Effect or a Property Material Adverse Effect, Lender’s consent in its sole discretion shall be required):

(i) Borrower shall not terminate, renew, surrender, or materially modify, amend or waive any rights or remedies under, any Lease (including, without limitation, the SHLD Master Lease, it being expressly understood that any change or update to any schedule to the SHLD Master Lease shall constitute a modification to the Master Lease), or enter into any Lease, in each case except in compliance with Section 5.7;

(ii) No Required SPE shall terminate, amend or modify its organizational documents (including any operating agreement, limited partnership agreement, by-laws, certificate of formation, certificate of limited partnership or certificate of incorporation);

(iii) Borrower shall not terminate or surrender, or materially amend, modify or waive any rights or remedies under, any Approved Management Agreement;

(iv) Borrower shall not (x) enter into any Material Agreement, or amend, modify, surrender or waive any material rights or remedies under any Material Agreement, (y) terminate any Material Agreement (z) where such default would reasonably be expected to cause a Material Adverse Effect or a Property Material Adverse Effect, default in its obligations under the SHLD Master Lease or any Material Agreement; or

(v) JV Pledgor shall not amend or modify, and JV Pledgor shall not terminate, the GGP JV Agreement, the Simon JV Agreement, the Macerich JV Agreement or the Permitted JV Agreement.

Section 6.12 ERISA.

(a) Neither Borrower nor JV Pledgor shall maintain or contribute to, or agree to maintain or contribute to, or permit any ERISA Affiliate to maintain or contribute to or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b) Neither Borrower nor JV Pledgor shall engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement, the Mortgage or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.

Section 6.13 Alterations and Expansions. During the continuance of any Cash Flow Sweep Period or Event of Default, Borrower shall not incur or contract to incur any capital improvements requiring Capital Expenditures that are not consistent with the Approved Annual Budget or an Approved Redevelopment Plan and Budget. Borrower shall not perform, undertake, contract to perform or consent to any Material Alteration without the prior written consent of Lender, which consent (in the absence of a continuing Event of Default) shall not be unreasonably withheld, delayed or conditioned, but may be conditioned on the deposit by Borrower into the Capital Expenditure Reserve Account of an amount equal to the remaining budgeted Capital Expenditures in respect of any such Material Alteration in excess of $7,500,000 from time to time. If Lender’s consent is requested hereunder with respect to a Material Alteration, Lender may retain a construction consultant to review such request and, if such request is granted, Lender may retain a construction consultant to inspect the work from time to time. Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant.

Section 6.14 Advances and Investments. Borrower shall not lend money or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except for Permitted Investments.

Section 6.15 Single-Purpose Entity. No Required SPE shall cease to be a Single-Purpose Entity; provided, however, that from and after a JV Pledgor Release Event as to any Seritage JV Member, such Seritage JV Member shall cease to be a Required SPE. No Required SPE shall remove or replace any Independent Manager without Cause and without providing at least five Business Days’ advance written notice thereof to Lender and the Rating Agencies.

Section 6.16 Zoning and Uses. Borrower shall not do any of the following without the prior written consent of Lender, in the case of clause (iii) below not to be unreasonably withheld, conditioned or delayed:

(i) initiate or consent to any limiting change in the permitted uses of any of the Properties (or to the extent applicable, zoning reclassification of any of the Properties) or any portion thereof, seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any of the Properties, or use or permit the use of any of the Properties in a manner that would result in the use of such Property becoming a nonconforming use under applicable land-use restrictions or zoning ordinances or that would violate the terms of any Lease (including, without limitation, the SHLD Master Lease), Material Agreement, Ground Lease or Legal Requirement (and if under applicable zoning ordinances the use of all or any portion of any of the Properties is a nonconforming use, Borrower shall not cause or permit such nonconforming use to be discontinued or abandoned);

(ii) impose or consent to the imposition of any restrictive covenants, easements or encumbrances upon any of the Properties in any manner that is reasonably likely to have a Property Material Adverse Effect;

(iii) execute or file any subdivision plat affecting any of the Properties, or institute, or permit the institution of, proceedings to alter any tax lot comprising any of the Properties; or

(iv) permit or consent to the use of any of the Properties by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

Section 6.17 Waste. Borrower shall not commit any Waste on any of the Properties, nor knowingly take any actions that could reasonably be expected to invalidate any insurance carried on any of the Properties (and Borrower shall promptly correct any such actions of which Borrower becomes aware).

Section 6.18 Ground Lease.

(i) Borrower shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the term of any Ground Lease, and shall give immediate written notice to Lender and shall execute, acknowledge, deliver and record any document requested by Lender to evidence the lien of the related Mortgage on such extended or renewed lease term. If Borrower shall fail to exercise any such option or right to renew or extend, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact as provided herein in Lender’s own name or in the name of and on behalf of a nominee of Lender, as Lender may determine in the exercise of its sole and absolute discretion.

(ii) Borrower shall not waive, excuse, condone or in any way release or discharge any Ground Lessor under any Ground Lease of or from such Ground Lessor’s obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender.

(iii) Borrower shall not, without Lender’s prior written consent, surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend any Ground Lease, other than an expiration of the Ground Lease pursuant to its terms. Consent to one amendment, change, agreement or modification by Lender shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in any Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in such Ground Lease, unless consent to such merger is granted by Lender.

ARTICLE 7

DEFAULTS

Section 7.1 Event of Default. The occurrence of any one or more of the following events shall be, and shall constitute the commencement of, an “Event of Default” hereunder (any Event of Default that has occurred shall continue unless and until waived by Lender in writing in its sole discretion):

(a) Payment.

(i) Borrower shall default in the payment when due of any principal or interest owing hereunder or under the Notes (including any mandatory prepayment required hereunder) provided that no default shall exist under this clause (i) if and to the extent that on the applicable Payment Date the amount in the Cash Management Account is sufficient to make all of the remittances and deposits required under Section 3.2(c); or

(ii) Borrower shall default, and such default shall continue for at least five Business Days after written notice to Borrower that such amounts are owing, in the payment when due of fees, expenses or other amounts owing hereunder, under the Notes or under any of the other Loan Documents (other than principal and interest owing hereunder or under the Notes); provided, however, that no default shall exist under this clause (ii) if and to the extent that the amount in the applicable Collateral Account is sufficient to make such payment and Borrower is entitled to the application of such amounts to such payments pursuant to the Loan Documents.

(b) Representations. Any representation made by Borrower or Guarantor in any of the Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect (or, with respect to any representation that itself contains a materiality qualifier, in any respect) as of the date such representation was made or deemed made; provided that as to any such breach of any representation or warranty which was unintentionally made to Lender if such representation or warranty can either be made true and correct in all material respects or may otherwise be cured, Borrower shall have a period of 5 Business Days in the event such cure can be effectuated by the payment of money, or otherwise 30 days, after Borrower receives written notice thereof, to undertake and complete any required action to make such representation or warranty either true and correct in all material respects or otherwise to cure the same.

(c) Other Agreements. A default by Borrower, Guarantor or any of their respective Subsidiaries shall occur under any Material Agreement, Ground Lease, or Approved Management Agreement, in each case, beyond the expiration of any applicable cure period, and in each case if such default would reasonably be expected to result in a Material Adverse Effect or a Property Material Adverse Effect.

(d) Bankruptcy, etc.

(i) Any Required SPE or Guarantor shall commence a voluntary case concerning itself under the Bankruptcy Code;

(ii) any Required SPE or Guarantor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to such Required SPE or Guarantor, or shall dissolve or otherwise cease to exist;

(iii) there is commenced against any Required SPE or Guarantor an involuntary case under the Bankruptcy Code, or any such other proceeding, which remains undischarged, unstayed and undismissed for a period of 90 days after commencement;

(iv) any Required SPE or Guarantor is adjudicated insolvent or bankrupt;

(v) any Required SPE or Guarantor suffers appointment of any custodian or the like (other than a custodian or the like appointed by or at the direction of Lender) for it or for any substantial portion of its property and such appointment continues unchanged or unstayed for a period of 90 days after commencement of such appointment;

(vi) any Required SPE or Guarantor makes a general assignment for the benefit of creditors; or

(vii) any Required SPE or Guarantor takes any action with the intent of effecting any of the foregoing.

(e) Prohibited Change of Control. A Prohibited Change of Control shall occur.

(f) Equity Pledge; Preferred Equity. (i) Any direct or indirect equity interest in or right to distributions from any Restricted Party shall be subject to a Lien in favor of any Person, or (ii) Borrower, JV Pledgor, Seritage REIT, Seritage OP or any other holder of a direct or indirect interest in either of Borrower or JV Pledgor that is a Subsidiary of Seritage REIT or Seritage OP shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); except that the following shall be permitted:

(i) any pledge of direct or indirect equity interests in and rights to distributions from Seritage REIT and Seritage OP (other than equity interests in and rights to distributions from Seritage OP held by Seritage REIT);

(ii) the pledge of equity interests in Borrower securing the Mezzanine Loan or the refinancing thereof; and

(iii) the issuance of Permitted Preferred Equity by Seritage REIT and Seritage OP.

Any act, action or state of affairs that would result in an Event of Default pursuant to this subsection shall be referred to in this Agreement as a “Prohibited Pledge”.

(g) Insurance. Borrower shall fail to maintain in full force and effect all Policies required hereunder; provided, however, that no default shall exist under this clause (g) if and to the extent that (i) sufficient amounts are then reserved in the Basic Carrying Costs Escrow Account and designated for the payment of insurance premiums, (ii) Borrower is entitled to the application of same to such payment pursuant to the Loan Documents and has requested such payment from Lender and (iii) Lender fails to release such payment from the Basic Carrying Costs Escrow Account.

(h) ERISA; Negative Covenants. A default shall occur in the due performance or observance by Borrower or JV Pledgor of any term, covenant or agreement contained in Section 5.8 or in Article VI.

(i) Legal Requirements. Borrower shall fail to cure properly any violations of Legal Requirements affecting all or any portion of any Property within 30 days after Borrower first receives written notice of any such violations, and such violations result in a Property Material Adverse Effect; provided, however, if any such violation is reasonably susceptible of cure, but not within such 30 day period, then Borrower shall be permitted up to an additional 30 days to cure such violation provided that Borrower commences a cure within such initial 30 day period and thereafter diligently and continuously pursues such cure.

(j) Business Plans. Borrower shall have failed to deliver the Business Plans in accordance with Section 5.21 to Lender on or before January 7, 2017.

(k) Other Covenants. A default shall occur in the due performance or observance by Borrower or JV Pledgor of any term, covenant or agreement (other than those referred to in any other subsection of this Section) contained in this Agreement or in any of the other Loan Documents, except that in the case of a default that can be cured by the payment of money, such default shall not constitute an Event of Default unless and until it shall remain uncured for 10 Business Days after Borrower or JV Pledgor, as the case may be, receives written notice thereof; and in the case of a default that cannot be cured by the payment of money but is susceptible of being cured within 30 days, such default shall not constitute an Event of Default unless and until it remains uncured for 30 days after Borrower or JV Pledgor, as the case may be, receives written notice thereof, provided that promptly following its receipt of such written notice, Borrower or JV Pledgor, as the case may be, delivers written notice to Lender of its intention and ability to effect such cure within such 30 day period; and if such non-monetary default is not cured within such 30 day period despite diligent efforts of Borrower or JV Pledgor, as the case may be, but is susceptible of being cured within 120 days of receipt of Lender’s original notice, then Borrower or JV Pledgor, as the case may be, shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of 120 days from receipt of Lender’s original notice; provided that Borrower or JV Pledgor, as the case may be, is diligently pursuing such cure.

(l) Any Loan Document shall fail to be in full force and effect or to convey the material Liens, rights, powers and privileges purported to be created thereby and Borrower shall fail to promptly comply with Section 5.9 to remedy such failure.

(m) Borrower shall fail to provide to Lender the financial statements and other information specified in Sections 5.12, 5.13 or 5.14 within the respective time periods specified therein, or Guarantor fails to provide the financial statements and other information specified in the Guaranty within the respective time period specified therein, and such failure is not cured within ten (10) Business Days of notice thereof by Lender.

(n) Borrower shall Transfer any Property in violation of Section 6.3.

(o) Any event shall occur that is expressly identified as an “Event of Default” under any provision contained herein or in any other Loan Document.

Section 7.2 Remedies.

(a) During the continuance of an Event of Default, Lender may by written notice to Borrower and JV Pledgor, in addition to any other rights or remedies available pursuant to this Agreement, the Notes, the Mortgage and the other Loan Documents, at law or in equity, declare by written notice to Borrower and JV Pledgor all or any portion of the Indebtedness to be immediately due and payable, whereupon all or such portion of the Indebtedness shall so become due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral and the JV Collateral (including all rights or remedies available at law or in equity); provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 7.1(d) shall occur, then (except as specified in Section 7.2(f)) the Indebtedness shall immediately become due and payable without the giving of any notice or other action by Lender. Any actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in this Agreement or in the other Loan Documents.

(b) If Lender forecloses on any Collateral or any of the JV Collateral, Lender shall apply all net proceeds of such foreclosure to repay the Indebtedness, the Indebtedness shall be reduced to the extent of such net proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the remaining Collateral and the remaining JV Collateral. At the election of Lender, the Notes shall be deemed to have been accelerated only to the extent of the net proceeds actually received by Lender with respect to the Properties and applied in reduction of the Indebtedness.

(c) During the continuance of any Event of Default (including an Event of Default resulting from a failure to satisfy the insurance requirements specified herein), Lender may, but without any obligation to do so and without notice to or demand on Borrower or JV Pledgor and without releasing Borrower or JV Pledgor from any obligation hereunder, take any action to cure such Event of Default. Lender may enter upon any or all of the Properties upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the Collateral or the JV Collateral or to foreclose the Mortgage or collect the Indebtedness. The costs and expenses incurred by Lender in exercising rights under this Section (including reasonable attorneys’ fees), with interest at the Default Rate for the period after notice from Lender that such costs or expenses were incurred to the date of payment to Lender, shall constitute a portion of the Indebtedness, shall be secured by the Mortgage and other Loan Documents and shall be due and payable to Lender upon demand therefor.

(d) Interest shall accrue on any judgment obtained by Lender in connection with its enforcement of the Loan at a rate of interest equal to the Default Rate.

(e) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder; provided that the terms of such separate notes, mortgages, and other security documents are identical to the original Notes and Loan Documents and do not increase Borrower’s liability under the Notes and the other Loan Documents in any manner. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of five days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(f) Notwithstanding the availability of legal remedies, Lender will be entitled to obtain specific performance, mandatory or prohibitory injunctive relief, or other equitable relief requiring Borrower or JV Pledgor to cure or refrain from repeating any Default.

(g) Notwithstanding anything herein to the contrary, if an event specified in Section 7.1(d) occurs solely in respect of Guarantor and not any Required SPE, then such event shall not constitute an Event of Default or result in an acceleration of the Loan unless, in each case, Lender so determines in its sole discretion by written notice to Borrower; and unless and until Lender sends such notice, a Cash Flow Sweep Period shall be deemed to have commenced for all purposes hereunder, which Cash Flow Sweep Period shall continue until the Loan is repaid in full.

Section 7.3 Application of Payments after an Event of Default. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default, all amounts received by Lender in respect of the Loan shall be applied at Lender’s sole discretion either toward the components of the Indebtedness (e.g., Lender’s expenses in enforcing the Loan, interest, principal and other amounts payable hereunder) and the Notes or Note Components in such sequence as Lender shall elect in its sole discretion, or toward the payment of Property expenses.

ARTICLE 8

CONDITIONS PRECEDENT

Section 8.1 Conditions Precedent to Loan Closing. This Agreement shall become effective on the date that all of the following conditions (except for items to be delivered in connection with the Approved Separation Transaction Closing in accordance with Section 2.4(e)) shall have been satisfied (or waived in accordance with Section 9.3),:

(a) Loan Documents. Lender shall have received a duly executed copy of each Loan Document. Each Loan Document that is to be recorded in the public records shall be in form suitable for recording.

(b) Collateral Accounts. Each of the Collateral Accounts shall have been established and funded to the extent required under Article III.

(c) Opinions. Lender shall have received, in each case in form and substance satisfactory to Lender, (i) New York and Delaware legal opinions, (ii) a legal opinion with respect to the laws of each state in which the Properties are located, (iii) a bankruptcy nonconsolidation opinion with respect to each Person owning at least a 49% direct or indirect equity interest in any Required SPE, and any Affiliated property manager, (iv) a Delaware legal opinion regarding matters related to Single Member LLC’s, (v) a solvency opinion with respect to SHLD, (vi) a satisfactory true sale opinion with respect to the Approved Separation Transaction, (vii) a copy of a satisfactory fairness opinion delivered to SHLD’s board of directors with respect to the Approved Separation Transaction and (viii) a satisfactory true lease opinion with respect to the SHLD Master Lease.

(d) Mezzanine Loan. The conditions precedent to the closing of the Mezzanine Loan shall be satisfied and the Mezzanine Loan shall close simultaneously with the Loan.

(e) Organizational Documents. Lender shall have received all documents reasonably requested by Lender relating to the existence of Borrower and JV Pledgor, the validity of the Loan Documents and other matters relating thereto, in form and substance satisfactory to Lender, including:

(i) Authorizing Resolutions. To the extent the required authorizations are not contained directly in the organizational documents of any Required SPE and Guarantor, certified copies of the resolutions authorizing the execution and delivery of the Loan Documents by Guarantor, Borrower and JV Pledgor.

(ii) Organizational Documents. Certified copies of the organizational documents of Guarantor and each Required SPE (including any certificate of formation, certificate of limited partnership, certificate of incorporation, operating agreement, limited partnership agreement or by-laws), in each case together with all amendments thereto.

(iii) Certificates of Good Standing or Existence. Certificates of good standing or existence for Guarantor and each Required SPE issued as of a recent date by its state of organization and, with respect to the Borrower, by the state in which the Properties are located.

(f) Lease; Material Agreements. Lender shall have received true, correct and complete copies of the SHLD PSA and all “Ancillary Agreements” (as defined in the SHLD PSA), including without limitation, the SHLD Master Lease and the SHLD Master Lease Guaranty, all Leases, Ground Leases, JV Documents and all Material Agreements.

(g) Lien Search Reports. Lender shall have received satisfactory reports of Uniform Commercial Code, tax lien, bankruptcy and judgment searches conducted by a search firm acceptable to Lender with respect to the Properties, Guarantor, each Required SPE any such Required SPE’s immediate predecessor, if any, such searches to be conducted in such locations as Lender shall have requested.

(h) No Default or Event of Default. (i) No Default or Event of Default shall have occurred and be continuing on such date either before or after the execution and delivery of this Agreement and (ii) no default or event of default shall have occurred and be continuing on such date under any Lease, including without limitation the SHLD Master Lease.

(i) No Injunction. No Legal Requirement shall exist, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(j) Representations. The representations in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on such date.

(k) Estoppel Letters. Borrower shall have received and delivered to Lender estoppel certificates (i) from Tenants under Third Party Leases that generate at least 75% of the

Net Operating Income from Third Party Leases as of the Closing Date and from the Tenant under the Land’s End Master Lease, (ii) from each counterparty to a Property Agreement listed on Schedule L-1 hereto and from at least 50% the counterparties to a Property Agreement listed on Schedule L-2 hereto and (iii) from each ground lessor under each Ground Lease, in each case, in such form and substance as shall be satisfactory to Lender, and each of which shall specify, unless otherwise agreed by Lender, that Lender and its successors and assigns may rely thereon; provided that Borrower may deliver to Lender a Seller Estoppel with respect to any estoppels required under clause (i) or clause (ii) of this Section 8.1(k) in order to meet the applicable threshold.

(l) No Material Adverse Effect. No event or series of events shall have occurred since May 27, 2015 that could reasonably be expected to result in a Material Adverse Effect.

(m) Transaction Costs. Borrower shall have paid all transaction costs (or provided for the direct payment of such transaction costs by Lender from the proceeds of the Loan), to the extent invoiced not fewer than three days prior to the Closing Date.

(n) Insurance. Lender shall have received certificates of insurance on ACORD Form 25 for liability insurance and ACORD Form 28 for casualty insurance demonstrating insurance coverage in respect of the Properties of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender and its successors and assigns are named as additional insured on each liability policy, and that each casualty policy and rental interruption policy contains a loss payee and mortgagee endorsement in favor of Lender, its successors and assigns.

(o) Title. Lender shall have received a marked, signed commitment to issue, or a signed pro-forma version of, a Title Insurance Policy in respect of each Property, listing only such exceptions as are reasonably satisfactory to Lender. If the Title Policy is to be issued by, or if disbursement of the proceeds of the Loan are to be made through, an agent of the actual insurer under the Title Policy (as opposed to the insurer itself), the actual insurer shall have issued to Lender for Lender’s benefit a so-called “Insured Closing Letter.”

(p) Zoning. Lender shall have received evidence reasonably satisfactory to Lender that each Property is in compliance with all applicable zoning requirements (including a zoning report, a zoning endorsement if obtainable and a letter from the applicable municipality if obtainable).

(q) Permits; Certificate of Occupancy. Lender shall have received a copy of all Permits necessary for the use and operation of each Property and the certificate(s) of occupancy, if required, for each Property, all of which shall be in form and substance reasonably satisfactory to Lender.

(r) Engineering Report. Lender shall have received a current Engineering Report with respect to each Property, which report shall be in form and substance reasonably satisfactory to Lender.

(s) Environmental Report. Lender shall have received an Environmental Report (not more than six months old) with respect to each Property that discloses no material environmental contingencies with respect to any Property.

(t) Survey. Lender shall have received a Survey with respect to each Property in form and substance reasonably satisfactory to Lender.

(u) Appraisal. Lender shall have obtained an Appraisal of each Property satisfactory to Lender.

(v) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(w) Annual Budget. Lender shall have received the Annual Budget for the current calendar year.

(x) Know Your Customer Rules. At least 10 days prior to the Closing Date, the Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(y) Approved Separation Transaction. The Approved Separation Transaction shall be consummated simultaneously with the closing of the Loan on the terms set forth in the SHLD PSA and the Form S-11 of Seritage REIT filed with the Securities and Exchange Commission as of May 27, 2015.

(z) Underwritten NOI. Pro forma net operating income on the Closing Date shall be at least $162,265,584, consistent with Lender’s underwritten net operating income of the Properties based upon historical and pro forma operating expenses.

(aa) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other proceedings, all other documents (including all documents referred to in this Agreement and not appearing as exhibits to this Agreement) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Successors. Except as otherwise provided in this Agreement, whenever in this Agreement any of the parties to this Agreement is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower or JV Pledgor, shall inure to the benefit of Lender and its successors and assigns.

Section 9.2 GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (OTHER THAN ANY ACTION IN RESPECT OF THE CREATION, PERFECTION OR ENFORCEMENT OF A LIEN OR SECURITY INTEREST CREATED PURSUANT TO ANY LOAN DOCUMENTS NOT GOVERNED BY THE LAWS OF THE STATE OF NEW YORK) MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK. BORROWER AND LENDER HEREBY (i) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND (iii) IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MAIL, PERSONAL SERVICE OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, AT THE ADDRESS SPECIFIED IN SECTION 9.4 (AND AGREES THAT SUCH SERVICE AT SUCH ADDRESS IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ITSELF IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT).

Section 9.3 Modification, Waiver in Writing, Approval of Lender. Neither this Agreement nor any other Loan Document may be amended, changed, waived, discharged or terminated, unless such amendment, change, waiver, discharge or termination is in writing signed by Lender and Borrower. No consent or approval of Lender shall be granted hereunder unless such consent or approval is in writing signed by Lender. Any provision in this Agreement or the other Loan Documents that requires the reasonable consent or approval of Lender shall be deemed to require that such reasonable consent or approval shall not be unreasonably withheld, conditioned or delayed.

Section 9.4 Notices.

(a) All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing by expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery, addressed as follows (or as a pdf attachment to an e-mail address to the respective addressees specified below, immediately followed by delivery in one of the other methods provided). Any party hereto may change its address and other contact information for purposes hereof at any time by sending a written notice to the other parties to this Agreement in the manner provided for in this Section). A notice shall be deemed to have been given when delivered or upon refusal to accept delivery (or in the case of any email delivered after 5:00 pm Eastern time or on a day that is not a Business Day, the Business Day next following such date of delivery, provided that there is immediately following delivery as aforesaid).

If to Lender:

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Joseph E. Geoghan

         Joseph.Geoghan@jpmorgan.com

and	H/2 SO III Funding I LLC

c/o H/2 Capital Partners LLC

680 Washington Boulevard, Seventh Floor

Stamford, Connecticut 06901

Attention: Daniel Ottensoser

DOttensoser@h2cp.com

with	copies to:

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Nancy Alto

nancy.s.alto@jpmorgan.com

and	Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

William.McInerney@cwt.com

and	Strategic Asset Services LLC

375 Park Avenue, 20th Floor

New York, New York 10152

Attention: David Katz

dkatz@h2sas.com

and	H/2 Capital Partners LLC

680 Washington Boulevard, Seventh Floor

Stamford, Connecticut 06901

Attention: William Stefko, Esq.

wstefko@h2sas.com

and	H/2 Capital Partners LLC

680 Washington Boulevard, Seventh Floor

Stamford, Connecticut 06901

Attention: Maury Apple

mapple@h2cp.com

and	Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Kimberly B. Blacklow, Esq.

kblacklow@cgsh.com

If to Borrower or JV Pledgor:

c/o Seritage Growth Properties, L.P.

54 W. 40th Street, Suite 10N

New York, NY 10018

Attention: Matthew Fernand

Executive Vice President & General Counsel

mfernand@seritage.com

and

Mary Rottler

Executive Vice President, Operations and Leasing

mrottler@seritage.com

with copies to:

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, IL 60606

Attention: Heather Adkerson

 HAdkerson@mayerbrown.com

and:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: Josh Feltman

 jafeltman@wlrk.com

(b) Borrower and JV Pledgor hereby appoint Seritage SRC Finance LLC (the “Borrower Representative”) to serve as agent on behalf of all Borrowers and all JV Pledgors to receive any notices required to be delivered to any or all Borrowers and all JV Pledgors hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Borrowers and all JV Pledgors hereunder and under each of the other Loan Documents. Any notice delivered to the Borrower Representative shall be deemed to have been delivered to all Borrowers and all JV Pledgors, and any notice received from the Borrower Representative shall be deemed to have been received from all Borrowers and all JV Pledgors. The Borrower and the JV Pledgors shall be entitled from time to time to appoint a replacement Borrower Representative by written notice delivered to Lender and signed by both the new Borrower Representative and the Borrower Representative being so replaced.

Section 9.5 TRIAL BY JURY. LENDER, BORROWER AND JV PLEDGOR, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER, BORROWER AND JV PLEDGOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER, BORROWER AND JV PLEDGOR ARE EACH HEREBY INDIVIDUALLY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 9.6 Headings. The Article and Section headings in this Agreement are included in this Agreement for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.7 Assignment.

(a) Neither Borrower nor JV Pledgor may sell, assign or otherwise transfer any rights, obligations or other of its interest in or under the Loan Documents.

(b) Lender and each assignee of all or a portion of the Loan shall have the right from time to time in its discretion and without the consent of Borrower to sell, assign, syndicate, Securitize, encumber, hypothecate or otherwise transfer one or more of the Notes or any interest therein (in each case, an “Assignment”) and/or sell a participation interest in one or more of the Notes (a “Participation”); provided that, so long as no Event of Default is then continuing, Borrower’s consent in its sole discretion will be required in connection with (i) any such Assignment (other than transfers of securities backed by the Loan) or Participation to any Person listed on Schedule J-1 hereto and (ii) any Assignment or Participation in the unfunded portion of any A-2 Note other than to (1) another Lender that holds an A-2 Note or (2) a Qualified Institutional Lender. Lender will consult on a non-binding basis with Borrower with respect to any assignment of an unfunded commitment to a Qualified Institutional Lender. Borrower shall and shall cause Guarantor to reasonably cooperate with Lender, at Lender’s request, in order to effectuate any such Assignment or Participation, and Borrower shall promptly provide such information, legal opinions and documents relating to each Required SPE, Guarantor, the Properties, the Approved Property Manager and any Tenants as Lender may

reasonably request in connection with such Assignment; provided, Borrower and Guarantor shall not be required to incur out-of-pocket costs pursuant to this sentence in respect of cooperation provided pursuant to the Cooperation Agreement, other than in respect of their own legal costs. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Lender as a “Lender” hereunder and under the other Loan Documents, (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement, and (iii) one Lender shall serve as agent for all Lenders and shall be the sole Lender to whom notices, requests and other communications shall be addressed and the sole party authorized to grant or withhold consents hereunder on behalf of the Lenders (subject, in each case, to appointment of a Servicer, pursuant to Section 9.22, to receive such notices, requests and other communications and/or to grant or withhold consents, as the case may be). Lender or, upon the appointment of a Servicer, such Servicer, shall maintain, or cause to be maintained, as non-fiduciary agent for Borrower, a register on which it shall enter the name or names of the registered owner or owners from time to time of the Notes. Upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate Notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. Each potential or actual assignee, participant or investor in a Securitization, and each Rating Agency, shall be entitled to receive all information received by Lender under this Agreement, except that, without Borrower’s consent in its sole discretion, no assignee or participant that is a Person listed on Schedule J-2 hereto, and no agent, attorney, advisor or representative of any such Person, shall be entitled to receive any Proprietary Information; provided that the foregoing shall not apply in connection with any Securitization of the Loan. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Lender of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Lender (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Lender had prior to such assignment with respect to matters occurring prior to the date of such assignment. Each Lender that sells a Participation shall, or upon appointment of a Servicer, such Servicer shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c) If, pursuant to this Section, any interest in this Agreement or any Note is transferred to any transferee, such transferee shall, promptly upon receipt of written request from Borrower, furnish to Borrower an IRS Form W-9, or an appropriate IRS Form W-8, as applicable, or any successor form thereof having substantially the same effect.

Section 9.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.9 Preferences; Waiver of Marshalling of Assets. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to the Loan Documents. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder and under the Loan Documents. If any payment to Lender is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then the obligations hereunder or portion thereof intended to be satisfied by such payment shall be revived and continue in full force and effect, as if such payment had not been made. Borrower hereby waives any legal right otherwise available to Borrower that would require the sale of any Collateral or JV Collateral either separate or apart from the other, or require Lender to exhaust its remedies against any Collateral or the JV Collateral before proceeding against the other. Without limiting the foregoing, to the fullest extent permitted by law, Borrower hereby waives and shall not assert any rights in respect of a marshalling of Collateral or JV Collateral, a sale in the inverse order of alienation, any homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral or the JV Collateral or any portion thereof in any sequence and any combination as determined by Lender in its sole discretion.

Section 9.10 Remedies of Borrower. If a claim is made that Lender or its agents have unreasonably delayed acting or acted unreasonably in any case where by law or under this Agreement or the other Loan Documents any of such Persons has an obligation to act promptly or reasonably, Borrower agrees that no such Person shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking specific performance, injunctive relief and/or declaratory judgment; provided, however, that the forgoing shall not prevent Borrower from obtaining a monetary judgment against Lender if it is determined by a court of competent jurisdiction that Lender acted with gross negligence, bad faith or willful misconduct. Notwithstanding anything herein to the contrary, Borrower shall not assert, and hereby waives, any claim against Lender and/or its Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable Legal Requirement) arising out of, as a result of, or in any way related to, the Loan Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.11 Offsets, Counterclaims and Defenses. All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any offsets, counterclaims or defenses. Borrower waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender arising out of or in any way connected with the Notes, this Agreement, the other Loan Documents or the Indebtedness. Any assignee of Lender’s interest in the Loan shall take the same free and clear of all offsets, counterclaims or defenses against the assigning Lender.

Section 9.12 No Joint Venture. Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender, nor to grant Lender any interest in any Property other than that of mortgagee or lender.

Section 9.13 Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall prevail. The parties acknowledge that they were each represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.14 Brokers and Financial Advisors. Borrower represents that neither it nor Guarantor has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated in this Agreement. The provisions of this Section shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Agreement.

Section 9.16 Estoppel Certificates.

(a) Borrower shall execute, acknowledge and deliver to Lender, within five days after receipt of Lender’s written request therefor at any time from time to time, a statement in writing setting forth (A) the Principal Indebtedness, (B) the date on which installments of interest and/or principal were last paid, (C) any offsets or defenses to the payment of the Indebtedness, (D) that the Notes, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (E) that neither Borrower nor, to Borrower’s knowledge,

Lender, is in default under the Loan Documents (or specifying any such default), (F) that all Leases are in full force and effect and have not been modified (except in accordance with the Loan Documents), (G) whether or not any of the Tenants under the Leases or any of the counterparties under the Property Agreements are in material default under the Leases or Property Agreements, as applicable (setting forth the specific nature of any such material defaults) and (H) such other matters as Lender may reasonably request. Any prospective purchaser of any interest in a Loan shall be permitted to rely on such certificate.

(b) Upon Lender’s written request, Borrower shall use commercially reasonable efforts to obtain from each Tenant and Property Agreement counterparty and thereafter promptly deliver to Lender duly executed estoppel certificates from any one or more Tenants or Property Agreement counterparties specified by Lender, attesting to such facts regarding the Leases or Property Agreements as Lender may reasonably require or in the form and/or substance required to be provided by such Tenant or counterparty pursuant to its Lease or Property Agreement, as applicable, including attestations that each Lease or Property Agreement, as applicable, covered thereby is in full force and effect with no material defaults thereunder on the part of any party, that rent has not been paid more than one month in advance, except as security, and that the Tenant or Property Agreement counterparty, as applicable, claims no defense or offset against the full and timely performance of its obligations under the Lease or Property Agreement. Borrower shall not be required to deliver such certificates more frequently than one time in any 12-month period, other than the 12-month period during which a Securitization occurs or is attempted.

Section 9.17 General Indemnity; Payment of Expenses.

(a) Borrower, at its sole cost and expense, shall protect, indemnify, reimburse, defend and hold harmless Lender and its officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, Affiliates, successors, participants and assigns of any and all of the foregoing (collectively, the “Indemnified Parties”) for, from and against any and all Damages of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any of the Indemnified Parties, in any way relating to or arising out of Lender’s interest in the Loan; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder to the extent that such Damages have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b) If for any reason (including violation of law or public policy) the undertakings to defend, indemnify, pay and hold harmless set forth in this Section are unenforceable in whole or in part or are otherwise unavailable to an Indemnified Party or insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by the Indemnified Party as a result of any Damages the maximum amount Borrower is permitted to pay under Legal Requirements. The obligations of Borrower under this Section will be in addition to any liability that Borrower may otherwise have hereunder and under the other Loan Documents.

(c) To the extent any Indemnified Party has notice of a claim for which it intends to seek indemnification hereunder, such Indemnified Party shall give prompt written notice thereof to Borrower, provided that failure by Lender to so notify Borrower will not relieve Borrower of its obligations under this Section, except to the extent that Borrower suffers actual prejudice as a result of such failure. In connection with any claim for which indemnification is sought hereunder, Borrower shall have the right to defend the applicable Indemnified Party (if requested by the applicable Indemnified Party, in the name of such Indemnified Party) from such claim by attorneys and other professionals reasonably approved by the applicable Indemnified Party. Upon assumption by Borrower of any defense pursuant to the immediately preceding sentence, Borrower shall have the right to control such defense, provided that the Applicable Indemnified Party shall have the right to reasonably participate in such defense and Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior consent of the applicable Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the applicable Indemnified Party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the applicable Indemnified Party. The applicable Indemnified Party shall have the right to retain its own counsel if (i) Borrower shall have failed to employ counsel reasonably satisfactory to the applicable Indemnified Party in a timely manner, or (ii) the applicable Indemnified Party shall have been advised by counsel that there are actual or potential material conflicts of interest between Borrower and the applicable Indemnified Party, including situations in which there are one or more legal defenses available to the applicable Indemnified Party that are different from or additional to those available to Borrower. So long as Borrower is conducting the defense of any action defended by Borrower in accordance with the foregoing in a prudent and commercially reasonable manner, Lender and the applicable Indemnified Party shall not compromise or settle such action defended without Borrower’s consent, which shall not be unreasonably withheld or delayed. Upon demand, Borrower shall pay or, in the sole discretion of the applicable Indemnified Party, reimburse the applicable Indemnified Party for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals retained by the Applicable Indemnified Party in accordance with this Section in connection with defending any claim subject to indemnification hereunder.

(d) Any amounts payable to Lender by reason of the application of this Section shall be secured by the Mortgage and shall become immediately due and payable and shall bear interest at the Default Rate from the date Damages are sustained by the Indemnified Parties until paid.

(e) The provisions of and undertakings and indemnification set forth in this Section shall survive the satisfaction and payment in full of the Indebtedness and termination of this Agreement.

(f) Borrower shall reimburse Lender upon receipt of written notice from Lender for (i) all out-of-pocket costs and expenses incurred by Lender (or any of its Affiliates) in connection with the origination of the Loan, including legal fees and disbursements, accounting fees, and the costs of the Appraisals, the Engineering Reports, the Title Insurance Policies, the Surveys, the Environmental Reports and any other third-party diligence materials; (ii) all out-of-pocket costs and expenses incurred by Lender (or any of its Affiliates) in connection with (A) monitoring Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements, (B) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters relating hereto (including Leases, Material Agreements, JV Documents, Ground Leases and Permitted Encumbrances), (C) filing, registration and recording fees and expenses and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents (including the filing, registration or recording of any instrument of further assurance) and all federal, state, county and municipal, taxes (including, if applicable, intangible taxes), search fees, title insurance premiums, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Loan Documents, any mortgage supplemental thereto, any security instrument with respect to the Collateral or the JV Collateral or any instrument of further assurance, (D) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Guarantor, this Agreement, the other Loan Documents or any Collateral or any JV Collateral (including, for avoidance of doubt, reasonable, periodic monitoring of any litigation related to the Approved Separation Transaction) and (E) the satisfaction of any Rating Condition in respect of any matter required or requested by Borrower hereunder, and (iii) all actual out-of-pocket costs and expenses (including attorney’s fees and, if the Loan has been Securitized, special servicing fees) incurred by Lender (or any of its Affiliates) in connection with the enforcement of any obligations of Borrower, or a Default by Borrower, under the Loan Documents, including any actual or attempted foreclosure, deed-in-lieu of foreclosure, refinancing, restructuring, settlement or workout and any insolvency or bankruptcy proceedings (including any applicable transfer taxes). Without limiting the foregoing, Borrower shall pay all costs, expenses and fees of Lender and its Servicer, operating advisor and securitization trustee resulting from Defaults or reasonably imminent Defaults or requests by Borrower (including enforcement expenses and any liquidation fees, workout fees, special servicing fees, operating advisor consulting fees or any other similar fees and interest payable on advances made by the Servicer or the securitization trustee with respect to delinquent debt service payments or expenses of curing Borrower’s defaults under the Loan Documents, and any expenses paid by Servicer or a trustee in respect of the protection and preservation of any Property, such as payment of taxes and insurance premiums) and the costs of all property inspections and/or appraisals (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain due to a request by Borrower or the occurrence of a Default.

Section 9.18 No Third-Party Beneficiaries. This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower and Indemnified Parties any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof, and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 9.19 Recourse.

(a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, but subject to the qualifications set forth in this Section 9.19, Lender shall not enforce Borrower’s obligation to pay the Indebtedness by any action or proceeding wherein a deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any of its Affiliates, or any Exculpated Person, except for foreclosure actions or any other appropriate actions or proceedings in order to fully exercise Lender’s remedies in respect of, and to realize upon, the Collateral and the JV Collateral, and except for any actions to enforce any obligations expressly assumed or guaranteed by any guarantor, indemnitor or similar party (whether or not such party is an Exculpated Person) under the Loan Documents.

(b) Borrower shall indemnify Lender and hold Lender harmless from and against any and all Damages to Lender (including the legal and other expenses of enforcing the obligations of Borrower under this Section and Guarantor under the Guaranty) resulting from or arising out of any of the following (the “Indemnified Liabilities”), which Indemnified Liabilities shall be guaranteed by Guarantor pursuant to the Guaranty:

(i) any wrongful Waste or wrongful removal at any of the Properties of any Personal Property or other Collateral committed or permitted by Borrower, Guarantor or any of their respective Affiliates;

(ii) any fraud or material misrepresentation committed by Borrower, JV Pledgor, SHLD, Guarantor or any of their respective Affiliates;

(iii) any willful misconduct by Borrower, JV Pledgor, Guarantor or any of their respective Affiliates that results in any adverse effect on the Collateral or the JV Collateral, the ability of Borrower to pay the Loan or the ability of Lender to enforce its rights and remedies under the Loan Documents (including any criminal acts and wrongful contest to the validity of the Loan documents or bad faith acts to interfere, hinder delay or obstruct the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents during the continuance of an Event of Default; and Borrower’s and/or JV Pledgor’s bad faith refusal to comply with Section 5.9 hereof) other than, in each case, defenses raised in good faith;

(iv) the misappropriation or misapplication by Borrower, JV Pledgor, Guarantor or any of their respective Affiliates of any Loss Proceeds, Revenues, security deposits and/or other amounts in violation of the Loan Documents;

(v) any voluntary incurrence of Debt if and to the extent the continued existence of such Debt is prohibited hereunder;

(vi) any breach by Borrower or Guarantor of any representation or covenant regarding environmental matters contained in this Agreement or in the Environmental Indemnity;

(vii) the failure to apply available funds from cash flow at the Properties (after such cash flow has been disbursed from the Cash Management Account in accordance with Section 3.2) to pay or maintain the Policies or to pay the amount of any deductible required thereunder following a Casualty or other insurance claim, excluding any such failure resulting from Lender’s failure to disburse funds from reserves maintained for such purpose under the Loan Documents if required to be disbursed in accordance with this Agreement;

(viii) the failure to apply available funds from cash flow at the Properties (after such cash flow has been disbursed from the Cash Management Account in accordance with Section 3.2) to pay Taxes, excluding any such failure resulting from Lender’s failure to disburse funds from reserves maintained for such purpose under the Loan Documents if required to be disbursed in accordance with this Agreement;

(ix) the failure to apply available funds from cash flow at the Properties (after such cash flow has been disbursed from the Cash Management Account) in accordance with Section 3.2) to pay charges (including charges for labor and materials) that results in a Lien on any Property, unless contested by Borrower in good faith and otherwise in accordance with the terms of this Agreement and the other Loan Documents;

(x) any material breach of Section 4.17 and/or 6.15, excluding any breach resulting solely from a failure of the Properties to generate sufficient cash flow or a failure of Guarantor to contribute additional capital;

(xi) any fees or commissions paid by Borrower to any Affiliate in violation of the terms of the Loan Documents; and

(xii) any termination or modification of the SHLD Master Lease, the SHLD Master Lease Guaranty, the SHLD PSA, the SHLD TSA, any Approved Management Agreement, any JV Documents or any Ground Lease in violation of the Loan Documents.

(c) In addition to the foregoing, the Loan shall be fully recourse to Borrower and Guarantor, jointly and severally, if (i) Borrower Transfers any of the Properties, the JV Collateral or other Collateral or there is a Prohibited Change of Control, in each case, in violation of the Loan Documents and without Lender’s prior written consent in its sole discretion, (ii) Borrower creates a voluntary Lien on any of the Properties, the JV Collateral or other Collateral to secure additional financing or Borrower’s equityholders create a Prohibited Pledge, in each case in violation of the Loan Documents and without Lender’s prior written consent in its sole discretion; (iii) any petition for bankruptcy, insolvency, dissolution or liquidation under the Bankruptcy Code or any similar federal or state law is filed by, consented to, or acquiesced in by, any Required SPE, (iv) any Required SPE or any of their respective Affiliates (including Guarantor) shall have colluded with other creditors to cause an involuntary filing under the Bankruptcy Code or similar federal or state law with respect to any Required SPE, or (v) any Required SPE fails to be, and to at all times have been, a Single-Purpose Entity, which failure results in a substantive consolidation of Borrower with any Affiliate in a bankruptcy or similar proceeding (or the filing of a motion for substantive consolidation in bankruptcy citing any such breach), except, in each case with respect to any action taken by any Person (other than by

Borrower, Guarantor or any Affiliate thereof) after the foreclosure or assignment-in-lieu of foreclosure by Mezzanine Lender on the Equity Interests in Borrower in connection with the exercise of remedies by Mezzanine Lender. All of Borrower’s liabilities under this Section 9.19 shall be guaranteed by Guarantor pursuant to the Guaranty.

(d) The foregoing limitations on personal liability shall in no way impair or constitute a waiver of the validity of the Notes, the Indebtedness secured by the Collateral or the JV Collateral, or the Liens on the Collateral or the JV Collateral, or the right of Lender, as mortgagee or secured party, to foreclose and/or enforce its rights with respect to the Collateral or the JV Collateral after an Event of Default. Nothing in this Agreement shall be deemed to be a waiver of any right which Lender may have under the Bankruptcy Code to file a claim for the full amount of the debt owing to Lender by Borrower or to require that all Collateral or the JV Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents. Lender may seek a judgment on the Notes (and, if necessary, name Borrower in such suit) as part of judicial proceedings to foreclose on any Collateral or the JV Collateral or as a prerequisite to any such foreclosure or to confirm any foreclosure or sale pursuant to power of sale thereunder, and in the event any suit is brought on the Notes, or with respect to any Indebtedness or any judgment rendered in such judicial proceedings, such judgment shall constitute a Lien on and may be enforced on and against the Collateral or the JV Collateral and the rents, profits, issues, products and proceeds thereof. Nothing in this Agreement shall impair the right of Lender to accelerate the maturity of the Notes upon the occurrence of an Event of Default, nor shall anything in this Agreement impair or be construed to impair the right of Lender to seek personal judgments, and to enforce all rights and remedies under applicable law, jointly and severally against any indemnitors and guarantors to the extent allowed by any applicable Loan Documents. The provisions set forth in this Section are not intended as a release or discharge of the obligations due under the Notes or under any Loan Documents, but are intended as a limitation, to the extent provided in this Section, on Lender’s right to sue for a deficiency or seek a personal judgment.

Section 9.20 Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, during the continuance of an Event of Default, Lender may from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), set-off and appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender (including branches, agencies or Affiliates of Lender wherever located) to or for the credit or the account of Borrower against the obligations and liabilities of Borrower to Lender hereunder, under the Notes, the other Loan Documents or otherwise, irrespective of whether Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of Lender subsequent thereto.

Section 9.21 Exculpation of Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or any other party to select, review, inspect, examine, supervise, pass judgment upon or inform Borrower or any third party of (a) the existence, quality, adequacy or suitability of appraisals of the Properties or other Collateral or the JV Collateral, (b) any environmental report, or (c) any other matters or items, including engineering, soils and seismic reports that are contemplated in the Loan Documents. Any such selection, review, inspection, examination and the like, and any other due diligence conducted by Lender, is solely for the purpose of protecting Lender’s rights under the Loan Documents, and shall not render Lender liable to Borrower or any third party for the existence, sufficiency, accuracy, completeness or legality thereof.

Section 9.22 Servicer.

(a) Lender may delegate any and all rights and obligations of Lender hereunder and under the other Loan Documents to the Servicer upon notice by Lender to Borrower, whereupon any notice or consent from the Servicer to Borrower, and any action by Servicer on Lender’s behalf, shall have the same force and effect as if Servicer were Lender. As of the Closing Date, Lender has appointed Strategic Asset Services LLC (“SAS”) as Servicer. Servicer will be the primary point of contact with Borrower responsible for processing all Borrower requests and implementing all other servicing decisions (including, without limitation and to the extent applicable, approval of advances of the Future Advance Amount, approval of any Redevelopment Plan and Budget and approval of any Major Lease) with respect to the Loan.

(b) On each Payment Date, Borrower shall pay Servicer a primary servicing fee at a rate of 0.03% per annum, computed on the basis of the same principal amount, on the same interest accrual basis, and for the same interest accrual period respecting which any related interest payment on the Loan is (or would have been) computed (the “Primary Servicing Fee”). The Primary Servicing Fee shall be paid in accordance with Section 3.2(b).

Section 9.23 No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the Transaction, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its Affiliates and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Guarantor, Borrower or any other Person or any of their respective Affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, (ii) the Transaction is an arm’s-length commercial transactions between the Lending Parties, on the one hand, and Borrower, on the other, (iii) each Lending Party is acting solely as principal and not as the agent or fiduciary of Borrower, Guarantor or their respective Affiliates, stockholders, employees or creditors or any other Person and (iv) nothing in this Agreement, the other Loan Documents, the Transaction or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Guarantor, Borrower, any of their respective Affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Guarantor, Borrower or any of their respective Affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Guarantor nor any of their respective Affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, Guarantor of their respective Affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including Affiliates, stockholders, employees or creditors of Borrower and Guarantor) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties include full service financial services firms and/or asset management firms engaged, either directly or through Affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of Affiliates of Borrower, including Guarantor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the Transaction, (ii) be customers or competitors of Borrower, Guarantor and/or their respective Affiliates, or (iii) have other relationships with Borrower, Guarantor and/or their respective Affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Affiliates of Borrower, including Guarantor, or such other Persons. The Transaction may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the Transaction or other Persons that may be the subject of the Transaction, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Guarantor or any of their respective Affiliates or to use such information on behalf of Borrower, Guarantor or any of their respective Affiliates

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents, the Transaction and the process leading thereto.

Section 9.24 Borrower Information.

(a) Borrower shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Subject to Section 9.24(b), Lender shall have the right to disclose any and all information provided to Lender by Borrower or Guarantor regarding Borrower, Guarantor, the Loan and the Properties (i) to Affiliates of Lender

and to Lender’s agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such confidential information and instructed to keep such confidential information confidential), (ii) to any actual or potential assignee, transferee or participant in connection with the contemplated Assignment or Securitization of all or any portion of the Loan or any participations therein, and to any investors or prospective investors in the Certificates, and their respective advisors and agents, including the operating advisor, or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, or to any Person that is a party to a repurchase agreement with respect to the Loan; provided that any potential assignee, transferee, participant or investor shall be informed of the confidential nature thereof and that, by accepting any such confidential information, it shall be deemed to be bound to keep such information confidential subject to the exceptions set forth in this Section 9.24(a) (it being agreed that, in connection with a Securitization of all or any portion of the Loan, Lender will have satisfied such obligation if it includes the applicable legend set forth on Schedule Q, or Lender otherwise has in place or enters into a confidentiality agreement on customary terms with such potential assignee, transferee, participant or investor that, with respect to any such information provided to such potential assignee, transferee, participant or investor, does not expire earlier than one year from the date such information is provided (Lender agreeing to use good faith efforts (but having no obligation) to obtain a two-year sunset in any new confidentiality agreements entered into in connection with the Securitization of all or any part of the Loan), (iii) to any Rating Agency in connection with a Securitization or as otherwise required in connection with a disposition of the Loan, (iv) to any Person necessary or desirable in connection with the exercise of any remedies hereunder or under any other Loan Document following an Event of Default, (v) to any governmental agency, including the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the FDIC, the Securities and Exchange Commission and any other regulatory authority that may exercise authority over Lender or any investor in the Certificates (including the Servicer, the Securitization trustee and their respective agents and employees) or any representative thereof, and to the National Association of Insurance Commissioners, in each case if requested by such governmental agency or otherwise required to comply with the applicable rules and regulations of such governmental agency or if required pursuant to legal or judicial process, and (vi) in any Disclosure Document (as defined in the Cooperation Agreement). In addition, Lender may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to Lender in connection with the administration and management of this Agreement and the other Loan Documents. Each party hereto (and each of their respective Affiliates, employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. For the purpose of this Section, “tax structure” means any facts relevant to the federal income tax treatment of the Transaction but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Except as expressly set forth above, Lender shall hold all information regarding Borrower disclosed by Borrower in connection with this Agreement, whether prior to or following the date of this Agreement, confidential, except such information that (i) is or becomes publicly available other than as a result of disclosure by Lender or (ii) is or becomes available to the Lender from a source other than the Borrower, provided that such source is not known by Lender to be subject to a confidentiality obligation to the Borrower or (iii) is independently developed by the Lender without reference to the information received from Borrower.

(b) Notwithstanding the provisions of Section 9.24(a), without Borrower’s consent in its sole discretion, no Person listed on Schedule J-2 hereto, and no agent, attorney, advisor or representative of any such Person, shall be entitled to receive, and no Lender shall disclose to any such Person, any Proprietary Information; provided that the foregoing shall not apply in connection with any Securitization of the Loan.

Section 9.25 PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, JV Pledgor and Guarantor, which information includes the name and address of Borrower, JV Pledgor and Guarantor and other information that will allow Lender to identify Borrower, JV Pledgor or Guarantor in accordance with the PATRIOT Act.

Section 9.26 Prior Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING ANY TERM SHEETS, CONFIDENTIALITY AGREEMENTS AND COMMITMENT LETTERS, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT THAT ANY ORIGINATION FEE SPECIFIED IN ANY TERM SHEET, COMMITMENT LETTER OR FEE LETTER SHALL BE AN OBLIGATION OF BORROWER AND SHALL BE PAID AT CLOSING, AND ANY INDEMNIFICATIONS, FLEX PROVISION, EXIT FEES AND THE LIKE PROVIDED FOR THEREIN SHALL SURVIVE THE CLOSING).

Section 9.27 Publicity. If the Loan is made, Lender may, with the prior written approval of Borrower not to be unreasonably withheld, issue press releases, advertisements and other promotional materials describing in general terms or in detail Lender’s participation in such transaction, and may utilize photographs of the Properties in such promotional materials. Borrower shall not make any references to Lender in any press release, advertisement or promotional material issued by Borrower or Guarantor, unless Lender shall have approved of the same in writing prior to the issuance of such press release, advertisement or promotional material.

Section 9.28 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, under any other Loan Document or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable hereunder or under any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.29 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.30 New Borrowers

(a) At the Borrower’s election, Borrower may cause one or more Properties to be Transferred to one or more New Borrowers upon not less than 30 days’ prior written notice to Lender, to effectuate a one-time restructuring of the ownership of some or all of the Properties; provided that the Transfer of any Property to a New Borrower pursuant to this clause (ii) shall be subject to satisfaction of the following conditions:

(i) no Event of Default shall be continuing and such Transfer shall not result in a default under any applicable Lease (including the SHLD Master Lease) or any Material Agreement;

(ii) such New Borrower shall execute and deliver to Lender a joinder to this Agreement (by amendment, restatement, supplement or otherwise) whereby New Borrower assumes all the obligation and liabilities of Borrower hereunder and under the other Loan Documents in form and substance acceptable to Lender;

(iii) each of Seritage REIT and Seritage OP shall have duly executed and delivered to Lender a reaffirmation of the Guaranty;

(iv) New Borrower shall have delivered to Lender such Uniform Commercial Code financing statements as may be reasonably requested by Lender;

(v) such New Borrower shall have delivered to Lender legal opinions of counsel reasonably acceptable to Lender that are equivalent to the opinions delivered to Lender on the Closing Date, including new nonconsolidation opinions that are reasonably satisfactory to Lender and (following a Securitization of the Loan) satisfactory to each of the Rating Agencies; and Borrower and the New Borrower shall have delivered such other documents, certificates and legal opinions, including relating to REMIC or grantor trust matters, as applicable, as Lender shall reasonably request;

(vi) such New Borrower shall have delivered to Lender all documents reasonably requested by it relating to the existence of such New Borrower and the due authorization of the New Borrower to assume the Loan and to execute and deliver the documents described in this Section 9.30, each in form and substance reasonably satisfactory to Lender, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of the New Borrower, together with all amendments thereto, and certificates of good standing or existence for the New Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(vii) Borrower shall have delivered to Lender new Title Insurance Policies, or updates to existing Title Insurance Policies, in either case, in form and substance satisfactory to Lender with respect to such New Borrower and the related Transfer of the applicable Property(ies);

(viii) Borrower, New Borrower and Guarantor shall have executed and/or delivered such additional Loan Documents, amendments to Loan Documents, amendments to the SHLD Master Lease and any other Lease or Material Agreement, organizational documents, certificates, evidence of authority, lien searches and other documentation as Lender shall reasonably request and in form and substance reasonably acceptable to the Lender (and following a Securitization of the Loan, acceptable to the Rating Agencies); and

(ix) Borrower shall have reimbursed Lender for its reasonable out-of-pocket costs and expenses incurred in connection with such Transfer (including any costs required for review of such Transfer by the Rating Agencies).

Section 9.31 Joint and Several Liability; Waivers.

(a) The representations, covenants, warranties and obligations of Borrower hereunder are joint and several. In the event of (a) any payment by any one or more of the Borrowers of any amount in excess of its respective Proportional Amount, or (b) the foreclosure of, or the delivery of deeds in lieu of foreclosure relating to, any of the Collateral or JV Collateral owned by one or more of the Borrowers or one or more JV Pledgors (each, an “Obligor” and collectively, the “Obligors”), each Obligor (the “Overpaying Obligor”) that has paid more than its Proportional Amount or whose Collateral or assets have been utilized to satisfy obligations under the Loan or otherwise for the benefit of one or more other Obligors shall be entitled, after payment in full of the Notes and the satisfaction of all the other obligations of the Obligors to the Lender under the Loan Documents, to contribution from each of the benefited Obligors (i.e., the Obligors, other than the Overpaying Obligor, who have paid less than their respective Proportional Amount or whose Collateral or JV Collateral or assets have not been so utilized to satisfy obligations under the Loan) for the amounts so paid, advanced or benefited, up to such benefited Obligor’s then current Proportional Amount. Such right to contribution shall be subordinate in all respects to the Loan. As used herein, the “Proportional Amount” with respect to any Obligor shall equal the amount derived as follows: (a) the ratio of the value of the Collateral or JV Collateral, as applicable, in which such Obligor has an interest to the then aggregate value of all Collateral and JV Collateral; times (b) the aggregate amount of the Indebtedness under the Loan Documents.

(b) Without limiting any of the other waivers and provisions set forth in the Loan Documents, Borrower hereby irrevocably and unconditionally waives, to the extent permitted by law, all rights and defenses that Borrower may have because the Indebtedness is secured in whole or in part by real property, including any rights or defenses that Borrower may have or be entitled to assert based on or arising out of any one or more of California Code of

Civil Procedure Sections 580a, 580b, 580d or 726 or California Civil Code Section 2848. This means, among other things that:

(i) Borrower hereby agrees that during the continuation of an Event of Default, Lender may elect to foreclose either judicially or non-judicially against any real or personal property collateral or security it holds for all or any part of the Indebtedness or the other Obligations, or accept an assignment of any such collateral or security in-lieu of foreclosure, or compromise or adjust any part of such obligations, or make any other accommodation with Borrower, or exercise any other remedy against Borrower or any collateral or security. No such action by Lender will release or limit the liability of Borrower to Lender, who shall remain liable under the Loan Documents after any such action, even if the effect of any such action is to deprive Borrower of the right to collect reimbursement from any other Person (including any other Borrower) for any sums paid to Lender or of its rights of subrogation, contribution or indemnity against any other Person (including any other Borrower).

(ii) Without limiting the foregoing, Borrower hereby waives, to the extent permitted by law, all rights and defenses arising out of an election of remedies by Lender, even though such an election of remedies, such as nonjudicial foreclosure with respect to security for any of the Indebtedness or the other Obligations, has impaired or destroyed any right or ability that Borrower may have to seek reimbursement, contribution, or indemnification for any amounts paid by Borrower under the Loan Documents, by the operation of Section 580d of the California Code of Civil Procedure. Borrower further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of Borrower’s rights, if any, may entitle Borrower to assert a defense to the Loan Documents based on California Code of Civil Procedure Section 580d as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40, 71 Cal. Rptr. 64 (1968), on the grounds, among others, that Lender should be estopped from pursuing Borrower because Lender’s election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of Borrower. By execution of the Loan Documents, Borrower hereby intentionally, freely, irrevocably, and unconditionally waives and relinquishes, to the extent permitted by law, any such defense and agrees that (i) Borrower will be liable under the Loan Documents even though Lender has foreclosed judicially or non-judicially against any real or personal property collateral or security for Borrower’s obligations, (ii) Borrower will not assert any such defense in any action or proceeding that Lender may begin to enforce the Loan Documents and (iii) Borrower shall in no event be deemed to have any right, title, interest or claim under any circumstance in or to any real or personal property held by Lender or any third party following any foreclosure or assignment-in-lieu thereof of any such collateral or security.

(iii) Borrower hereby intentionally, freely, irrevocably and unconditionally waives and relinquishes, to the extent permitted by law, all rights that may be available to Borrower under any provision of California law or under any California judicial decision, including Sections 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment that may be obtained against Borrower under the Loan Documents to not more than the amount by which all unpaid Indebtedness and other Obligations due from Borrower under the Loan Documents, exceeds the fair market value or fair value of any real or personal property securing such obligations and any other Indebtedness due from Borrower under the Loan Documents, including all rights to an appraisement of, judicial or other hearing on, or other determination of the value of such property. Borrower understands and agrees that, as a result of the waiver of the foregoing rights, privileges, benefits and defenses, and without limiting the effect of the foregoing waiver, (i) Lender may have the ability to pursue Borrower for a judgment on the Indebtedness and the other Obligations without having first foreclosed on the real or personal property collateral or security for all or any part of the Indebtedness or the other Obligations, (ii) Lender may have the ability to sue Borrower for a deficiency judgment on the Indebtedness or the other Obligations after a non-judicial foreclosure sale or, regardless of any election of remedies by Lender, if the Indebtedness or any other Obligations of Borrower to Lender under the Loan Documents is considered to have been provided by a vendor to a buyer and to evidence part of the purchase price for the real or personal property collateral or security and (iii) Lender may be entitled to recover from Borrower an amount that, when combined with the value of any real or personal property foreclosed upon by Lender (or the proceeds of the sale of which have been received by Lender) and any sums collected by Lender from Borrower or other Person, might exceed the amount of the Indebtedness and the other Obligations due from Borrower under the Loan Documents.

(c) The foregoing provisions of Section 9.30(b) shall apply only to the extent California law is deemed to apply notwithstanding the choice of law set forth herein. Notwithstanding the foregoing, nothing contained in Section 9.30(b) shall in any way be deemed to imply that California law or any other state’s law other than New York shall govern this Agreement or any of the other Loan Documents in any respect, except as may be expressly set forth therein, including with respect to the exercise of Lender’s remedies under the Loan Documents.

Lender, Borrower and JV Pledgor are executing this Agreement as of the date first above written.

LENDER:

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION

By:	/s/ Jennifer Lewin
Name:	Jennifer Lewin
Title:	Vice President

H/2 SO III FUNDING I LLC

By:	/s/ Daniel Ottensoser
Name:	Daniel Ottensoser
Title:	Authorized Signatory

By:	/s/ Ben Doramus
Name:	Ben Doramus
Title:	Authorized Signatory

BORROWER:

SERITAGE SRC FINANCE LLC

By:	/s/ Benjamin Schall
Name:	Benjamin Schall
Title:	President

SERITAGE KMT FINANCE LLC

By:	/s/ Benjamin Schall
Name:	Benjamin Schall
Title:	President

JV PLEDGOR:

SERITAGE GS HOLDINGS LLC

By:	/s/ Benjamin Schall
Name:	Benjamin Schall
Title:	President

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SERITAGE SPS HOLDINGS LLC

By:	/s/ Benjamin Schall
Name:	Benjamin Schall
Title:	President

SERITAGE MS HOLDINGS LLC

By:	/s/ Benjamin Schall
Name:	Benjamin Schall
Title:	President

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